UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Foster Wheeler AG

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FOSTER WHEELER AG

Lindenstrasse 10

6340 Baar

Switzerland

NOTICE OF AND INVITATION TO ATTEND THE ANNUAL GENERAL MEETING

OF SHAREHOLDERS TO BE HELD ON MAY 1, 2012

The Annual General Meeting of Shareholders of Foster Wheeler AG, which we refer to as the Annual General Meeting, will be held at our offices at Lindenstrasse 10, 6340 Baar, Switzerland, on May 1, 2012, at 1:00 p.m., Central European Time.

Agenda of the Annual General Meeting:

1.	Re-election of Four Directors for Three-Year Terms

The Board of Directors proposes that Umberto della Sala, J. Kent Masters, Roberto Quarta and Maureen B. Tart-Bezer be re-elected as Directors for a further three-year term of office expiring at our annual general meeting to be held in 2015.

2.	Re-election of Independent Auditor

The Board of Directors proposes that PricewaterhouseCoopers AG, Zurich, Switzerland be re-elected as our independent auditor (“Revisionsstelle”) for fiscal year 2012.

3.	Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors proposes that the appointment of PricewaterhouseCoopers LLP by the Audit Committee as our independent registered public accounting firm for fiscal year 2012 be ratified by our shareholders in an advisory, non-binding vote.

4.	Advisory Approval of Named Executive Officer Compensation

The Board of Directors proposes that the shareholders of the Company provide advisory (non-binding) approval of the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative discussion in the attached proxy statement.

5.	Approval of the 2011 Swiss Annual Report (including the Consolidated Financial Statements of Foster Wheeler AG for Fiscal Year 2011) and the Statutory Financial Statements of Foster Wheeler AG for Fiscal Year 2011

The Board of Directors proposes that the 2011 Swiss Annual Report (including the consolidated financial statements of Foster Wheeler AG for fiscal year 2011) and the statutory financial statements of Foster Wheeler AG for fiscal year 2011 be approved.

6.	Grant of Discharge from Liability to the Board of Directors and the Executive Officers for Activities During Fiscal Year 2011

The Board of Directors proposes that a discharge from liability be granted to the members of the Board of Directors and the executive officers for their activities during fiscal year 2011.

7.	Approval of Capital Reduction through Cancellation of Shares Repurchased under Our Share Repurchase Program and an Associated Amendment to Our Articles of Association to Reduce Our Share Capital in the Amount of CHF 51,721,260

The Board of Directors proposes a capital reduction in the amount of CHF 51,721,260 through cancellation of 17,240,420 shares, with a nominal amount of CHF 3 each, repurchased under our share repurchase program during fiscal year 2011, and to amend our Articles of Association accordingly.

8.	Approval of a $419,397,748 Increase to our Share Repurchase Program and Designation of the Repurchased Shares for Cancellation

The Board of Directors proposes that an increase of $419,397,748 million to our existing share repurchase program be approved, with the shares that are repurchased under this authorization to be subsequently cancelled, and the share capital to be reduced accordingly.

9.	Other Business

The Annual General Meeting will address any other matters that properly come before the Annual General Meeting.

On February 9, 2009, Foster Wheeler AG became the ultimate parent company of Foster Wheeler Ltd., a Bermuda company, which we refer to in the attached proxy statement as Foster Wheeler-Bermuda, and its subsidiaries as a result of a redomestication effected pursuant to a scheme of arrangement under Bermuda law. In the redomestication, all of the previously outstanding common shares of Foster Wheeler-Bermuda were cancelled and each holder of cancelled Foster Wheeler-Bermuda common shares received registered shares of Foster Wheeler AG (or cash in lieu of any fractional shares), which we refer to in the attached proxy statement as “shares.” Except as the context otherwise requires, we use the terms “we,” “us,” “our,” and “Foster Wheeler” in the attached proxy statement to refer to Foster Wheeler AG and its direct and indirect subsidiaries on a consolidated basis for the period beginning on February 9, 2009 and Foster Wheeler-Bermuda and its direct and indirect subsidiaries on a consolidated basis for the period prior to February 9, 2009.

The 2011 Swiss Annual Report (including our audited consolidated financial statements for the fiscal year ended December 31, 2011 and the auditor’s report thereon) and the audited statutory accounts of Foster Wheeler AG for the fiscal year ended December 31, 2011 and the auditor’s report thereon, as well as our Annual Report on Form 10-K, will be available for inspection by shareholders at our registered office at Lindenstrasse 10, 6340 Baar, Switzerland, beginning no later than April 10, 2012 and will be available at the Annual General Meeting and any postponements of the meeting. Shareholders may also request copies of these documents at no cost, by writing or telephoning our offices at Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000 Attn: Corporate Secretary, Telephone: (908) 730-4000, Facsimile: (908) 730-5300 or Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland, Telephone: +41 41 748 4320, Facsimile: +41 41 748 4321.

All holders of our shares that are registered in our share register with voting rights at the close of business on March 6, 2012 are entitled to vote at the Annual General Meeting and any postponements of the meeting. The attached proxy statement and the accompanying proxy card(s) are being sent to shareholders on or about March 28, 2012. Notice of the Annual General Meeting will also be published in the Swiss Official Journal of Commerce.

Please date, sign and return the enclosed proxy card(s) in the enclosed envelope as promptly as possible or, if you hold your shares through an intermediary such as a bank or broker, vote your shares by following the voting instructions you receive from your bank or broker so that your shares may be represented at the Annual General Meeting and voted in accordance with your wishes.

Important note to shareholders: please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Annual General Meeting.

2

Admission to the Annual General Meeting will be by admission ticket only. If you are a shareholder whose shares are registered in the share register as entitled to vote and plan to attend the meeting, please check the appropriate box on the proxy card. In all cases, retain the bottom portion of the proxy card as your admission ticket to the Annual General Meeting. If you are a shareholder whose shares are held through an intermediary, such as a bank or broker, please follow the instructions in the attached proxy statement to obtain an admission ticket.

By Order of the Board of Directors

MICHELLE K. DAVIES

Corporate Secretary

March 28, 2012

Your vote is important. Whether or not you expect to attend the Annual General Meeting, please promptly return your signed proxy card in the enclosed envelope. If you hold shares through an intermediary such as a bank or broker promptly direct the voting of your shares by telephone or internet or any other method described in the instructions you receive from your broker.

3

i

Page
Potential Post-Employment Payments Table	66
PROPOSAL 4—ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION	69
Requisite Vote	70
OTHER PROPOSALS	71
PROPOSAL 5—APPROVAL OF THE 2011 SWISS ANNUAL REPORT (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS OF FOSTER WHEELER AG FOR FISCAL YEAR 2011) AND THE STATUTORY FINANCIAL STATEMENTS OF FOSTER WHEELER AG FOR FISCAL YEAR 2011	71
Requisite Vote	71
PROPOSAL 6—GRANT OF DISCHARGE FROM LIABILITY TO THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS FOR ACTIVITIES DURING FISCAL YEAR 2011	72
Requisite Vote	72
PROPOSAL 7—APPROVAL OF CAPITAL REDUCTION THROUGH CANCELLATION OF SHARES REPURCHASED UNDER OUR SHARE REPURCHASE PROGRAM AND AN ASSOCIATED AMENDMENT TO OUR ARTICLES OF ASSOCIATION TO REDUCE OUR SHARE CAPITAL IN THE AMOUNT OF CHF 51,721,260	72
Requisite Vote	73
PROPOSAL 8—APPROVAL OF A $419,397,748 INCREASE TO OUR SHARE REPURCHASE PROGRAM AND DESIGNATION OF THE REPURCHASED SHARES FOR CANCELLATION	74
Requisite Vote	74
OTHER MATTERS	75
Ownership of Shares by Directors, Director Nominees and Executive Officers	75
Other Beneficial Owners	76
Section 16(a) Beneficial Ownership Reporting Compliance	77
Transactions with Related Persons, Promoters and Certain Control Persons	77
Deadline for Shareholder Proposals and Director Nominations for the 2013 Annual General Meeting	78
Other Matters	78

ii

2012 PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual General Meeting of Shareholders

•	Time and Date	1:00 p.m., Central European Time, May 1, 2012

•	Place	Offices of Foster Wheeler AG Lindenstrasse 10 6340 Baar, Switzerland

•	Record Date	March 6, 2012

•	Voting	Shareholders who are registered as shareholders with voting rights as of the Record Date are entitled to vote.

•	Quorum	Presence at the Annual General Meeting, in person or by proxy, of shareholders holding in excess of 50% of our shares registered with voting rights.

•	Requisite Vote on Proposals	The affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting, is needed to approve each proposal.

•	Entry	Admission to the Annual General Meeting will be by admission ticket only. The bottom portion of the enclosed proxy card is the admission ticket for shareholders of record entitled to vote. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request admission tickets as set forth on page 6 of this Proxy Statement.

Meeting Agenda and Voting Recommendations

Proposal	Board Vote Recommendation	Page Reference (for more detail)

Re-election of four directors for three year terms	FOR	10

Re-election of PricewaterhouseCoopers AG, Zurich, Switzerland as our independent auditor for fiscal 2012	FOR	30

Ratification (on an advisory, non-binding basis) of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012	FOR	31

Advisory (non-binding) approval of executive compensation	FOR	69

Approval of 2011 Swiss Annual Report (including Consolidated Financial Statements for Foster Wheeler AG for fiscal 2011) and the Statutory Financial Statements of Foster Wheeler AG for fiscal 2011	FOR	71

Grant of discharge from liability to Foster Wheeler AG’s Board of Directors and Executive Officers for activities during fiscal 2011	FOR	72

Approval of capital reduction through cancellation of shares repurchased and an associated amendment to our Articles of Association to reduce our share capital in the amount of CHF 51,721,260	FOR	72

Approval of a $419,397,748 increase to our share repurchase program and designation of the repurchased shares for cancellation	FOR	74

Our Directors and Director Nominees

Name	Age	Director Since	Principal Occupation	Current Nominee	Independence	Current Committee Memberships
						AC	CC	GNC

Steven J. Demetriou *	53	2008	Chairman and Chief Executive Officer of Aleris International, Inc.		X			X

Clayton C. Daley, Jr.	60	2009	Former Vice Chairman of The Procter & Gamble Company		X	C, F	X

Umberto della Sala	63	2011	Our President and Chief Operating Officer	X

Edward G. Galante	61	2008	Former Senior Vice President of Exxon Mobil Corporation		X	X	C

John M. Malcolm	61	2011	Independent energy consultant; Former Managing Director of Petroleum Development Oman LLC		X	X		X

J. Kent Masters	51	2011	Our Chief Executive Officer	X

Stephanie S. Newby (formerly Stephanie Hanbury-Brown)	55	2004	Managing Director of Golden Seeds LLC		X	F		C

Roberto Quarta	62	2011	Chairman Europe of Clayton, Dubilier & Rice LLC	X	X		X	X

Henri Philippe Reichstul	62	2011	Chief Executive Officer of G&R—Gestão Empresarial		X		X	X

Maureen B. Tart-Bezer	56	2008	Former Executive Vice President and Chief Financial Officer of Virgin Mobile USA	X	X	F	X

*	Non-Executive Chairperson of our Board of Directors
AC Audit	Committee C Committee Chairperson
CC Compensation	Committee F Audit Committee Financial Expert
GNC Governance	and Nominating Committee

Attendance

In 2011, each director attended at least 75% of the aggregate number of meetings of our Board of Directors and each committee on which he or she served.

Re-Elect Four Directors

We are asking our shareholders to re-elect Umberto della Sala, J. Kent Masters, Roberto Quarta and Maureen B. Tart-Bezer as directors of our company, each for a three year term expiring at our Annual General Meeting in 2015.

Our Auditors

We are asking our shareholders to elect PricewaterhouseCoopers AG, Zurich, Switzerland as our independent auditor and to ratify, on a non-binding, advisory basis, the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, both for fiscal year 2012.

Advisory Approval of Executive Compensation

We are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. Our Board of Directors believes that our compensation practices and policies are effective in achieving our goals of paying for financial and operating performance while aligning the interests of our executives with those of our shareholders.

In 2011, we increased the portion of our executive compensation that is performance-based. The Compensation Committee granted restricted share units with performance goals that rely on objective 3-year total shareholder return metrics, which increased the percentage of performance-based long-term equity incentive awards granted as annual awards to named executive officers to 60%.

Below is a summary of the 2011 compensation for each named executive officer as determined under SEC rules. The full Summary Compensation Table, which includes up to three years of compensation information, is on page 52.

Named Executive Officer	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	Change in Pension Value ($)	All Other Compensation ($)	Total ($)
J. Kent Masters	$220,096	$—	$7,818,985	$1,532,710	$87,300	$—	$249,541	$9,908,632
Umberto della Sala	$913,107	$—	$226,996	$255,797	$260,867	$—	$27,135	$1,683,902
Franco Baseotto	$550,000	$—	$868,738	$360,292	$123,800	$—	$721,766	$2,624,596
Michael S. Liebelson	$529,000	$—	$455,078	$188,711	$82,500	$—	$1,496,451	$2,751,740
W. Troy Roder	$510,408	$—	$465,418	$193,008	$81,500	$32,577	$564,793	$1,847,704
Beth B. Sexton	$388,360	$679,630	$330,945	$137,246	$75,700	$—	$552,840	$2,164,721

Approval of 2011 Swiss Annual Report (including the Consolidated Financial Statements of Foster Wheeler AG for Fiscal Year 2011) and the Statutory Financial Statements of Foster Wheeler AG for Fiscal Year 2011

Under Swiss law, the Swiss Annual Report (including the consolidated financial statements), the Swiss statutory financial statements and the disposition of the balance sheet profit, if any, must be submitted to shareholders for approval at each annual general meeting. We are asking our shareholders to approve our 2011 Swiss Annual Report (including the Consolidated Financial Statements of Foster Wheeler AG for Fiscal Year 2011) and the Statutory Financial Statements of Foster Wheeler AG for Fiscal Year 2011.

Grant of Discharge from Liability to the Board of Directors and the Executive Officers for Activities During Fiscal Year 2011

As is customary for Swiss corporations and in accordance with the Swiss Code of Obligations, we are asking our shareholders to grant a discharge from liability to the members of the Board of Directors and our executive officers for activities during fiscal year 2011.

Approval of Capital Reduction through Cancellation of Shares Repurchased under Our Share Repurchase Program and an Associated Amendment to Our Articles of Association to Reduce Our Share Capital in the Amount of CHF 51,721,260

We are asking our shareholders to approve a capital reduction of CHF 51,721,260 through the cancellation of 17,240,420 shares which we repurchased in 2011 under our share repurchase program, and to amend our Articles of Association accordingly.

Approval of a $419,397,748 Increase to our Share Repurchase Program and Designation of the Repurchased Shares for Cancellation

We are asking our shareholders to approve a $419,397,748 increase to our share repurchase program, with the shares that are repurchased under this authorization to be subsequently cancelled, and the share capital to be reduced accordingly. If this proposal is approved, the total remaining capacity under our share repurchase program will be $500,000,000.

2013 Annual General Meeting

•	Deadline for shareholder proposals to be included on the agenda	February 11, 2013
•	Deadline for shareholder proposals to be eligible for inclusion in our proxy statement under SEC Rule 14a-8	November 28, 2012

FOSTER WHEELER AG

Lindenstrasse 10

6340 Baar

Switzerland

PROXY STATEMENT

For the Annual General Meeting of Shareholders

to be held on May 1, 2012

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of Foster Wheeler AG or the independent proxy to be voted at the Annual General Meeting of Shareholders to be held on May 1, 2012, and any postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of and Invitation to Attend the Annual General Meeting of Shareholders. This proxy statement and the accompanying proxy card are being sent to shareholders on or about March 28, 2012. If you own registered shares, please date, sign and return all proxy cards to ensure that all of your shares are represented at the Annual General Meeting.

If your shares are registered in our share register in your name, you may vote by written proxy or in person (including through a legal representative authorized by a written power of attorney) at the Annual General Meeting.

Shares represented by valid proxies will be voted in accordance with the instructions provided by the proxies or, in the absence of specific instructions, in accordance with the recommendations of our Board of Directors. You may revoke your proxy by signing another proxy card with a later date and returning it to us prior to the Annual General Meeting or attending the meeting in person and casting a ballot.

A copy of our Annual Report on Form 10-K, including our audited consolidated financial statements for the fiscal year ended December 31, 2011 and the other information required under the rules and regulations of the Securities and Exchange Commission, which we refer to as the SEC, is enclosed with this proxy statement. Our Annual Report on Form 10-K also is available publicly on our web site at www.fwc.com. The 2011 Swiss Annual Report (including our audited consolidated financial statements for the fiscal year ended December 31, 2011 and the auditor’s report thereon) and the audited statutory accounts of Foster Wheeler AG for the fiscal year ended December 31, 2011 and the auditor’s report thereon, as well as our Annual Report on Form 10-K, will be available for inspection by shareholders beginning no later than April 10, 2012 at our registered office at Lindenstrasse 10, 6340 Baar, Switzerland. Shareholders may also request copies of these documents at no cost, by writing or telephoning our offices at the following addresses:

Foster Wheeler AG

c/o Foster Wheeler Inc.

53 Frontage Road

P.O. Box 9000

Hampton, New Jersey 08827-9000

Attn: Corporate Secretary

Telephone: (908) 730-4000

Facsimile: (908) 730-5300

or

Foster Wheeler AG

Lindenstrasse 10

6340 Baar, Switzerland

Telephone: +41 41 748 4320

Facsimile: +41 41 748 4321

Our Board of Directors has fixed the close of business on March 6, 2012 as the record date for determination of shareholders entitled to vote at the Annual General Meeting and any postponements thereof. There were 107,750,396 shares registered with voting rights outstanding as of March 6, 2012.

Admission to the Annual General Meeting will be by admission ticket only. For shareholders of record entitled to vote, the bottom portion of the enclosed proxy card is your admission ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request admission tickets by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000, and include proof of share ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming your beneficial ownership of such shares as of the record date of March 6, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of

Shareholders to Be Held on May 1, 2012. This proxy statement and our annual report to shareholders are available at www.fwc.com/2012AMmaterials.

THE ANNUAL GENERAL MEETING

Time, Date and Place

The Annual General Meeting will be held at 1:00 p.m. Central European Time on Tuesday, May 1, 2012, at our offices at Lindenstrasse 10, 6340 Baar, Switzerland.

Who Can Vote

Shareholders who are registered as shareholders with voting rights at the close of business on March 6, 2012, as shown in our share register, are entitled to vote, or to grant proxies to vote, at the Annual General Meeting. If you acquire shares after the record date you will not be entitled to vote these shares.

Under our Articles of Association, only shareholders who are shareholders registered with voting rights in our share register are entitled to vote. If you hold your shares in street name, your shares are registered in the name of CEDE & Co. with voting rights and you can direct your bank, broker or other shareholder of record how to vote your shares as described below. If you are a shareholder of record and received your shares in connection with our redomestication to Switzerland, your shares are registered in your name with voting rights. If you are a shareholder of record and acquired your shares after our redomestication to Switzerland on February 9, 2009, your shares are registered in your name with voting rights unless you have not delivered a completed application for registration as a shareholder with voting rights to our transfer agent, Computershare Shareowner Services LLC, or you received a notice from our transfer agent that the registration of your shares with voting rights has been denied.

Shareholders of Record and Beneficial Owners

If your shares are registered directly in our share register administered by Computershare Shareowner Services LLC in your name, you are considered to be the “shareholder of record” for those shares. The Notice of and Invitation to Attend the Annual General Meeting of Shareholders, proxy statement, Annual Report on Form 10-K and proxy card documents have been sent directly to you by us.

If your shares are held in street name in a stock brokerage account or by a bank or other shareholder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of and Invitation to Attend the Annual General Meeting of Shareholders, proxy statement, Annual Report on Form 10-K and proxy card documents have been forwarded to you by your bank, broker or other shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Quorum

Our Articles of Association require the presence of a quorum for the Annual General Meeting. The presence at the Annual General Meeting, in person or by proxy, of shareholders holding in excess of 50% of our shares registered with voting rights will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum at the Annual General Meeting.

Proxies

A proxy card is being sent to each of our shareholders of record entitled to vote who held shares as of the record date. Shareholders of record who are entitled to vote can grant a proxy to vote on the proposals presented by completing a proxy card and returning it by mail as explained in the next section entitled “How You Can Vote.”

If you hold shares in street name through an intermediary, such as a bank, broker, or other nominee, you will receive voting instructions from that firm. Your bank or broker may allow you to direct the voting of your shares by methods other than by mail, including by Internet or telephone. Please check the voting instruction form(s) provided to you by such person to see if they offer Internet or telephone voting.

Shareholders of record without voting rights have received this proxy statement but no proxy card. If you believe you are a shareholder of record with voting rights and have not received a proxy card, you may (provided you are registered in our share register) request a proxy card by contacting Computershare Shareowner Services LLC at 1-800-358-2314 (within the United States) or 1-201-680-6578 (outside the United States).

On your proxy card, you can appoint as your proxy either:

•	The representatives of management of Foster Wheeler as named on the proxy card (Steven J. Demetriou, Michelle K. Davies, John A. Doyle and Sara R. Bucholtz); or

•

Mr. Sandro Tobler, Reichlin & Hess, Rechtsanwälte, Hofstrasse 1a, 6300 Zug, Switzerland, acting as independent proxy as specified in article 689c of the Swiss Code of Obligations (with right of substitution to a third person in the case of compelling circumstances) as required under Swiss law.

If you have timely submitted your properly executed proxy card(s) and clearly indicated your votes, your shares will be voted as indicated. If you have timely submitted your properly executed proxy card(s) but have not clearly indicated your vote on any of the proposals, your shares will be voted in accordance with the recommendations of our Board of Directors.

The members of our management that have been appointed as proxy agents of our Board of Directors intend to vote for each proposal in this proxy statement as recommended by the Board of Directors, unless explicitly instructed otherwise by you on the proxy card. If any other matters are properly presented at the Annual General Meeting for consideration, the members of our management named in the proxy card will vote on these matters in accordance with the recommendations of our Board of Directors. Mr. Tobler, the independent proxy, will not be entitled to vote on any such matter without specific instruction. We are not aware of any matters that are expected to come before the Annual General Meeting other than those described in the Notice of and Invitation to Attend the Annual General Meeting of Shareholders and this proxy statement.

How You Can Vote

Each outstanding share registered in our share register as a share with voting rights is entitled to one vote at the Annual General Meeting. Shareholders can vote “for,” “against” or “abstain” on each proposal.

If your shares are registered in our share register in your name, you may vote by written proxy or in person (including through a legal representative authorized by a written power of attorney) at the Annual General Meeting.

Please mark your proxy card, date and sign it, and return it in the enclosed envelope. If you misplaced your business reply envelope, you should mail your proxy card to Computershare Shareowner Services LLC, Proxy Processing, P.O. Box 3550, South Hackensack, New Jersey 07606-9250. If you plan to attend the Annual General Meeting in person, please retain the bottom portion of the proxy card as your admission ticket. Please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Annual General Meeting.

If you hold shares through an intermediary such as a bank, broker or nominee, which we refer to collectively as a broker, the broker may generally vote the shares it holds in accordance with instructions received from you. Therefore, please follow the instructions provided by your broker when directing the voting of your shares. If you do not give instructions to your broker, your broker can vote the shares it holds with respect to “discretionary” or routine proposals if your broker is subject to Rule 452 of the Listed Company Manual of the New York Stock Exchange, which we refer to as NYSE Rule 452. However, under NYSE Rule 452, your broker cannot vote shares with respect to non-discretionary proposals for which a shareholder has not given instruction. A broker “non-vote” occurs when a broker holding shares for a shareholder does not vote on non-discretionary proposals because the broker has not received instructions on how to vote the shares from the shareholder. Proposals 2, 3 and 5 through 8 included in this proxy statement are considered “discretionary” proposals, and, therefore, may be voted upon by your broker even if you do not instruct your broker and your broker is subject to NYSE Rule 452. Proposal 1, relating to the election of directors, and Proposal 4, related to executive compensation, are non-discretionary proposals and, therefore, may not be voted upon by your broker if you do not instruct your broker and your broker is subject to NYSE Rule 452. Thus, if your broker does not receive instructions from you regarding Proposal 1 and Proposal 4, broker non-votes will occur and your shares will not be voted on these matters.

Revocation of Proxy

If you appoint a proxy, you may revoke that proxy at any time before it is voted at the Annual General Meeting. You may do this by signing another proxy card with a later date and returning it to Computershare Shareowner Services LLC prior to the meeting or attending the meeting in person and casting a ballot or by appointing a representative to cast a ballot at the meeting. If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee in revoking any previously granted proxy.

Solicitation of Proxies

We will bear the expense of preparing, printing and mailing this proxy statement and the accompanying material. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by our officers and regular employees who will receive no additional compensation for such activities. In addition, we have retained Morrow & Co., LLC to solicit proxies at a cost of $8,500, plus reimbursement for out-of-pocket expenses. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

ELECTION OF DIRECTORS

PROPOSAL 1—RE-ELECTION OF FOUR DIRECTORS FOR THREE-YEAR TERMS

In accordance with our Articles of Association, our Board of Directors is divided into three classes, with one class of directors to be selected for election each year for a three-year term. Pursuant to a recommendation by our Governance and Nominating Committee, our Board of Directors has unanimously nominated the following directors, whose terms expire at this Annual General Meeting, for re-election to our Board of Directors at this Annual General Meeting for a three-year term, which will expire at our annual general meeting to be held in 2015:

Director Nominee	Previously Elected by our Shareholders at:
Umberto della Sala	The extraordinary general meeting of shareholders held on February 24, 2011
J. Kent Masters	The extraordinary general meeting of shareholders held on November 1, 2011
Roberto Quarta	The extraordinary general meeting of shareholders held on August 2, 2011
Maureen B. Tart-Bezer	The annual general meeting of shareholders held on May 6, 2009

We also have the following six continuing directors:

Continuing Director	Previously Elected by our Shareholders at:	Term Expires at Annual General Meeting in:
Clayton D. Daley, Jr.	The annual general meeting of shareholders held on May 3, 2011	2014
Steven J. Demetriou	The annual general meeting of shareholders held on May 5, 2010	2013
Edward G. Galante	The annual general meeting of shareholders held on May 3, 2011	2014
John M. Malcolm	The extraordinary general meeting of shareholders held on August 2, 2011	2013
Stephanie S. Newby [1]	The annual general meeting of shareholders held on May 5, 2010	2013
Henri Philippe Reichstul	The extraordinary general meeting of shareholders held on November 1, 2011	2014

(1)	Formerly Stephanie Hanbury-Brown.

We announced our senior leadership succession plan in July 2011 pursuant to which Mr. Masters became our Chief Executive Officer, effective October 1, 2011. Mr. della Sala, a Director and our President and Chief Operating Officer and Chief Executive Officer of our Global Engineering and Construction Group, also served as Interim Chief Executive Officer from October 22, 2010 through September 30, 2011. Raymond J. Milchovich, who became our Non-Executive Chairperson of the Board of Directors on June 1, 2010 and who was re-elected for a three-year term at the annual general meeting of shareholders held on May 3, 2011, resigned from the Board of Directors on November 3, 2011. The Board of Directors elected Steven J. Demetriou as Non-Executive Chairperson of the Board of Directors, effective November 4, 2011.

If any eligible nominee becomes unable to accept nomination or election, proxies will be voted for the remaining nominees, and our Board of Directors will either select substitute nominees after identifying suitable candidates or determine not to select substitute nominees. The representatives of our management who have been appointed as proxy agents of our Board of Directors intend to vote for any substitute nominees selected by the Board of Directors. Our Articles of Association provide that our Board of Directors shall consist of not less than three and not more than twenty directors.

Each of the members of Foster Wheeler AG’s Board of Directors who was serving on January 15, 2009 was elected as a Director by Foster Wheeler-Bermuda as sole shareholder on January 15, 2009. As part of our redomestication to Switzerland, all members of the Board of Directors of Foster Wheeler-Bermuda were elected to the Board of Directors of Foster Wheeler AG for the same term to which each director had been elected on Foster Wheeler-Bermuda’s Board of Directors. Service as a member of our Board described below includes time served as a director of Foster Wheeler-Bermuda prior to the redomestication.

Following is the name, principal occupation, age, and certain other information for each director nominee and the other continuing directors, including the specific experience, qualifications, attributes and skills of each director and director nominee in relation to the criteria for director candidates described under “Corporate Governance—Director Nominations and Director Independence—Other Criteria; Nomination Method.”

Nominees for Re-Election at this Annual General Meeting

Umberto della Sala

Mr. della Sala has been employed by us for 38 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and in the United States. Mr. della Sala was named our Interim Chief Executive Officer on October 22, 2010 and continued to serve in that role until September 30, 2011. Mr. della Sala was named our President and Chief Operating Officer on January 30, 2007, a role he has continued to fill since that date. Prior to his appointment as our President and Chief Operating Officer, Mr. della Sala served and continues to serve as Chief Executive Officer of our Global Engineering and Construction Business Group (which we refer to as our Global E&C Group) since June 2005, and also served as the President and Chief Executive Officer of Foster Wheeler Continental Europe S.r.l. from 2001 until January 1, 2010. He has also held other senior positions with us, including Vice President of Foster Wheeler USA Corporation, from 1997 to 2000. Mr. della Sala, who is 63 years old, became a member of our Board of Directors in 2011.

Mr. della Sala has 38 years of experience in our industry and our businesses as a result of his many years of service to us and our subsidiaries in various capacities throughout his career, including as our Interim Chief Executive Officer from October 22, 2010 through September 30, 2011 and as our President and Chief Operating Officer since January 30, 2007.

J. Kent Masters

Mr. Masters became our Chief Executive Officer on October 1, 2011. Prior to joining our company, he served as a member of the Executive Board of Linde AG, a world-leading gases and engineering company, from 2006 to 2011. At Linde, Mr. Masters had responsibility for the Americas, Africa, the South Pacific, the global business unit Healthcare, and the business area Merchant and Packaged Gases. He was employed by BOC Group plc, a global industrial gas company that was publicly traded on the London Stock Exchange, from 1984 until the acquisition of BOC by Linde in 2006. Mr. Masters served in roles of increasing responsibility at BOC, including as Chief Executive, Industrial and Special Products, from 2005 to 2006, and as President, Process Gas Solutions-Americas, from 2002 to 2005. He also served on the board of directors of BOC from 2005 to 2006. Mr. Masters has been a director of Rockwood Holdings, Inc., a global manufacturer of chemicals and advanced materials whose shares are publicly traded on the NYSE, since 2007, and serves on its Audit and Compensation Committees. He also served as the non-executive Chairman of African Oxygen Limited, a public company traded on the Johannesburg Stock Exchange, from April 2005 to May 2011. Mr. Masters, who is 51 years old, became a member of our Board of Directors in 2011.

Mr. Masters has significant experience in the global industrial gas and chemicals industry as a result of more than 20 years of experience with several global industrial gas and chemical companies, including as member of the Executive Board of Linde and as Chief Executive, Industrial and Special Products, for BOC, during which he gained experience as a client of engineering and construction firms. He has significant international and regional experience, including regional expertise in the Americas, Africa and the South Pacific. In addition, he has extensive experience in corporate governance as a result of his service as a director for Rockwood Holdings, Linde, BOC and African Oxygen Limited.

Roberto Quarta

Mr. Quarta joined Clayton, Dubilier & Rice LLC, a private equity firm, as an operating partner in 2001 and was appointed Chairman Europe in 2009. Mr. Quarta served as Chief Executive Officer of BBA Group plc, a multinational aviation services and materials technology company, from 1993 to 2001, and then as Chairman from 2001 to 2007. Prior to that, he spent 17 years in a variety of senior management positions with BTR plc, a global diversified industrial conglomerate. Mr. Quarta currently serves as the Chairman of the Supervisory Board of Rexel SA, a leading global electrical distributor to the industrial, residential and commercial sectors. He serves on the Board of Directors of IMI plc, an international engineering group, and he became non-executive Chairman commencing November 1, 2011. Mr. Quarta served as a director of BAE Systems plc, a global defense, security and aerospace company, Azure Dynamics Corporation, a manufacturer of hybrid electric vehicles, controls and powertrain systems, Equant NV, a global LAN telecommunications provider, and PowerGen plc, a major UK energy provider. Mr. Quarta, who is 62 years old, became a member of our Board of Directors in 2011.

Mr. Quarta has extensive knowledge of corporate financial management and expertise in financial markets as a result of his experience with Clayton, Dubilier & Rice. He also has significant leadership experience relevant to a large, global business due to his years of service in senior management positions at BTR and his Chief Executive Officer and Chairman positions at BBA Group. Mr. Quarta also has extensive experience in corporate governance as a result of his service as a director for a number of companies, including as a member of the Audit Committee (BAE Systems, Azure, Equant and PowerGen) and Compensation Committee (IMI, Rexel, BAE Systems, Equant and PowerGen) for many of these companies.

Maureen B. Tart-Bezer

Ms. Tart-Bezer served as the Executive Vice President and Chief Financial Officer of Virgin Mobile USA, a wireless mobile virtual network operator, from January 2002 through June 2006. From January 2000 through December 2001, she was the Executive Vice President and General Manager of the American Express Company, U.S. Consumer Charge Group and from 1977 to January 2000 served in various senior financial positions with AT&T Corporation, including Senior Vice President and Corporate Controller as well as Senior Vice President and Chief Financial Officer for the Consumer Services Group. Ms. Tart-Bezer currently serves on the Board of Directors and is the Chairperson of the Audit Committee and a member of the Finance and Governance Committees of The Great Atlantic & Pacific Tea Company, Inc., a company whose shares are publicly traded on the NYSE. She also serves as a member of the Board of Directors of Sun Products Corp., a privately held company that manufactures consumer products, and is the Chairperson of their Audit Committee. Ms. Tart-Bezer also served as a director of Playtex Products, Inc., whose shares were publicly traded on the NYSE until the company was acquired in October 2007. Ms. Tart-Bezer, who is 56 years old, became a member of our Board of Directors in 2008.

Ms. Tart-Bezer has substantial corporate financial management, reporting and risk management expertise as a result of her service in a number of senior financial leadership roles, including as the former Executive Vice President and Chief Financial Officer of Virgin Mobile USA. In addition, Ms. Tart-Bezer has experience as a director of other publicly traded companies, such as The Great Atlantic & Pacific Tea Company and Playtex Products. Our Board of Directors has determined that Ms. Tart-Bezer is an “Audit Committee Financial Expert,” as defined by the SEC.

Requisite Vote

Election of each nominee for director requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions and broker non-votes will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the re-election of the four nominees.

Information on Continuing Directors

Clayton C. Daley, Jr.

Mr. Daley was the Vice Chairman of The Procter & Gamble Company, a consumer products company, from January 2009 until his retirement in September 2009. Mr. Daley was the Vice Chairman and Chief Financial Officer of The Procter & Gamble Company from July 2007 to January 2009 and its Chief Financial Officer from 1999 until July 2007. Mr. Daley currently serves on the Board of Directors and is Chairman of the Audit Committee and a member of the Compensation and Executive Development and Governance and Nominating Committees of Nucor Corporation, a manufacturer of steel and steel products, and is a director and Chairman of the Audit Committee and a member of the Compensation and Option Committee of Starwood Hotels & Resorts Worldwide, Inc., a hotel and leisure company, each of whose shares are publicly traded on the NYSE. Mr. Daley also serves as a senior advisor to TPG Capital, a private equity firm. Mr. Daley, who is 60 years old, became a member of our Board of Directors in 2009. His term will expire at our annual general meeting in 2014.

Mr. Daley has significant experience in corporate financial management and financial expertise relevant to large, global businesses as a result of his service as the Vice Chairman and Chief Financial Officer of Procter & Gamble. He also has significant experience in corporate governance as a director of two public companies, Nucor and Starwood Hotels & Resorts, and as an advisor to a private equity firm. Our Board of Directors has determined that Mr. Daley is an “Audit Committee Financial Expert,” as defined by the SEC.

Steven J. Demetriou

Mr. Demetriou became Non-Executive Chairperson of our Board of Directors effective November 4, 2011. Since December 2004 he has been the Chairman and Chief Executive Officer of Aleris International, Inc., a producer of aluminum rolled products whose shares were publicly traded on the NYSE from June 2004 to December 2006. In February 2009, Aleris International, Inc. filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in June 2010. From 2001 until June 2004, Mr. Demetriou served as President and Chief Executive Officer of Noveon, Inc., a specialty chemical company. Mr. Demetriou has also held various management and leadership positions with IMC Global Inc., Cytec Industries Inc. and Exxon Mobil Corporation. Mr. Demetriou is a director, Chairman of the Compensation Committee and a member of the Nominating and Governance Committee of OM Group, Inc., a diversified, global developer, producer and marketer of value-added, metal-based specialty chemicals and advanced materials and whose shares are publicly traded on the NYSE. He is a director and member of the Governance and Nominating Committee of Kraton Performance Polymers, Inc., a specialty chemicals company whose shares are publicly traded on the NYSE. Mr. Demetriou was previously a director and a member of the Compensation Committee of ElkCorp, a manufacturer of premium roofing and composite building products, whose shares were previously publicly traded on the NYSE. Mr. Demetriou, who is 53 years old, became a member of our Board of Directors in 2008. His term will expire at our annual general meeting in 2013.

Mr. Demetriou has significant experience in the chemicals industry as a result of his service as an executive officer or director of several global specialty chemical companies. In addition, Mr. Demetriou has experience in the global energy industry as a result of his leadership positions at Exxon Mobil. He has served as chief executive officer for multiple companies, including in his current role as Chief Executive Officer at Aleris International, where he also serves as Chairman. He has significant experience in corporate governance as a result of his senior leadership roles and his service as a director of OM Group, Kraton Performance Polymers and ElkCorp.

Edward G. Galante

Mr. Galante served as a Senior Vice President and member of the Management Committee of Exxon Mobil Corporation, the largest publicly traded petroleum and petrochemical enterprise in the world, from August 2001 until his retirement in 2006. From 1999 to August 2001, Mr. Galante was Executive Vice President of

ExxonMobil Chemical Company and, from 1997 to 1999, Mr. Galante was Chairman and Managing Director of Esso (Thailand) Public Company Limited. Since 1972, Mr. Galante served in various management positions of increasing responsibility with Exxon Mobil Corporation. Mr. Galante is also a director and a member of the Compensation and Management Development and Governance and Nominating Committees of Praxair, Inc., one of the world’s largest industrial gases companies, whose shares are publicly traded on the NYSE. He is also a director and member of the Governance and Nominating Committee of Clean Harbors, Inc., a provider of environmental, energy and industrial services, whose shares are publicly traded on the NYSE. Mr. Galante, who is 61 years old, became a member of our Board of Directors in 2008. His term will expire at our annual general meeting in 2014.

Mr. Galante has substantial experience in the oil, gas, refining and chemical sectors of the energy industry as a result of his 34-year career at Exxon Mobil, including as Senior Vice President. As a result of his experience at Exxon Mobil, Mr. Galante also has significant experience in the operations and management of a large, global business and as a client of engineering and construction firms. In addition, he has experience as a director of a public company as a result of his service as a member of the board of directors of Praxair and Clean Harbors.

John M. Malcolm

Dr. Malcolm has been an independent energy consultant since January 2011. Prior to that, Dr. Malcolm served for 25 years in various capacities with Royal Dutch Shell plc, a global group of energy and petrochemicals companies, including as the Managing Director of Petroleum Development Oman LLC, the largest oil and gas producer in Oman, from 2002 to 2010, and as General Manager/Managing Director of Al Furat Petroleum Company, the largest joint venture oil and gas producer in Syria, from 1999 to 2002. Dr. Malcolm also serves as a director of Partex Oil & Gas (Holdings) Corporation, an international oil and gas company. In addition, he serves on the Advisory Board of ASCO Group Limited, a privately owned UK based logistics company. Dr. Malcolm, who is 61 years old, became a member of our Board of Directors in 2011. His term will expire at our annual general meeting in 2013.

Dr. Malcolm brings significant experience in the global energy industry, especially the international upstream oil and gas sector, as a result of his over 25 years of experience with Royal Dutch Shell plc. In addition, Dr. Malcolm’s prior experience provides him with extensive knowledge of the chemical and refining sectors. By profession, he is a UK Chartered Engineer and has had extensive interface with the international engineering, procurement and construction industry.

Stephanie S. Newby

Ms. Newby, formerly known as Stephanie Hanbury-Brown, has been the Managing Director of Golden Seeds LLC, which provides investment capital to early stage, high growth companies, since its founding in 2004. Prior to that, she spent 20 years working in the financial services industry in Sydney, London and New York. The majority of her career was with J.P. Morgan, where she headed several global businesses including Global Head of Futures and Options, Head of International Private Banking, Chief Operating Officer of Global Equities and Head of eCommerce. Ms. Newby also served as a director and a member of the Audit and Compensation and Human Resources Committees of RiskMetrics Group, Inc., a provider of risk management and corporate governance products and services whose shares were traded on the NYSE until the sale of the company in June 2010. Ms. Newby, who is 55 years old, became a member of our Board of Directors in 2004. Her term will expire at our annual general meeting in 2013.

Ms. Newby has more than 20 years of experience in the financial services industry, in senior leadership positions at Golden Seeds and J.P. Morgan. She also has significant international and regional experience, having managed several global businesses at J.P. Morgan and having worked in Sydney and London. As a venture capitalist at Golden Seeds, Ms. Newby has significant experience in corporate financial management and financial expertise as a result of her oversight of Golden Seeds’ portfolio companies. Ms. Newby also has experience in risk management and corporate governance best practices as a result of her prior service as a director of RiskMetrics Group. Our Board of Directors has determined that Ms. Newby is an “Audit Committee Financial Expert,” as defined by the SEC.

Henri Philippe Reichstul

Mr. Reichstul is the founder and has been the Chief Executive Officer of G&R—Gestão Empresarial, a consulting firm, since 2003. He served as Chairman and Chief Executive Officer of Brenco (Companhia Brasileira de Energia Renovável), a Brazilian ethanol production company, from 2007 until 2010. He served as President of Globopar S.A., a leading Brazilian media company, from 2002 to 2003, and as Chief Executive Officer and President of Petrobrás (Petroleo Brasileiro S.A.), a Brazilian petroleum company, from 1999 to 2001. Mr. Reichstul served as Executive Vice President and a Partner of Banco Inter-American Express S.A., a private financial institution, from 1988 to 1999. He also has been a partner and director of Sayad, Reichstul & Luna, a consulting firm, since 1987. Mr. Reichstul served in various government positions in Brazil from 1983 to 1987, including President of IPEA (Instituto de Planejamento Economico e Social) and Secretary General of the Ministry of Planning, Secretary of SEST (Secretaria de Controle de Empresas Estatais), the state enterprise budget office in the Ministry of Planning, and Controller of State Enterprises for the State of São Paulo Finance Secretariat.

Mr. Reichstul is currently a member of the board of directors of Repsol YPF, S.A., a publicly traded international oil and gas company, serving on its Executive Committee (Comision Delegada), of Gafisa SA, one of Brazil’s largest homebuilders, serving on its Compensation Committee, and of PSA Peugeot Citroën, a publicly traded French automobile company, serving on its Strategy Committee. He also serves on the international advisory board of Crédit Agricole Group, a large French retail banking group, and on the strategic board of ABDIB (Associação Brasileira da Infra-Estrutura e Indústrias de Base), a non-profit trade association. Previously, Mr. Reichstul served on the boards of directors of Telebrás, the former Brazilian state-owned monopoly telephone system, Eletrobrás (Centrais Elétricas Brasileiras S.A.), a large Brazilian power utility company, Siderbrás, a Brazilian state-owned steel holding company, BNDES (National Bank for Economic and Social Development), Borlem S.A. (Empreendimentos Industriais), a motor vehicle parts manufacturer, CEF (Caixa Econômica Federal), a Brazilian state-owned financial institution, Lion S.A., an agricultural company, Petrobrás, TAM Airlines, a large Brazilian airline company, Vivo S.A., a telecommunications company, CBD-Pão de Açucar Group, a distribution company, and Ashmore Energy International (AEI), an energy company. Mr. Reichstul, who is 62 years old, became a member of our Board of Directors in 2011. His term will expire at our annual general meeting in 2014.

Mr. Reichstul brings to our Board of Directors significant knowledge and experience in energy related business, and in particular the oil and gas sectors, from his position as Chief Executive Officer at each of Petrobrás and Brenco and his directorships at Repsol, AEI, and Eletrobrás. He brings regional expertise in Latin America, an area of significant growth opportunity for us. In addition, he has extensive experience in international corporate governance as a result of his service as a director and on key board committees for a number of international companies, including as a member of the Executive Committee (Repsol), the Audit Committee (TAM, CBD and Vivo), the Compensation Committee (Gafisa, AEI and CBD) and the Strategic Committee (TAM and PSA-Peugeot) for many of these companies.

Other Directors Who Served in 2011

Eugene D. Atkinson was a member of our Board of Directors from 1995 until his resignation as a member of our Board of Directors effective October 30, 2011.

Raymond J. Milchovich was a member of our Board of Directors from 2001 until his resignation as a member of our Board of Directors effective November 3, 2011.

James D. Woods was a member of our Board of Directors from 2002 until his resignation as a member of our Board of Directors effective July 31, 2011.

CORPORATE GOVERNANCE

Committees of Our Board of Directors and Board of Director Meetings

During fiscal 2011, our Board of Directors held eight meetings. In 2011, each director attended at least 75% of the aggregate number of meetings of our Board of Directors and each committee on which he or she served.

Our Board of Directors has established standing committees to consider various matters and to make recommendations to the full Board of Directors for proposed courses of action by our Board of Directors. We have established the following committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each member of these committees is “independent” as that concept is defined in the NASDAQ listing standards. Committee charters have been established for each of these committees and are publicly available on our website at www.fwc.com/corpgov. The charters may also be obtained upon request by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000, Facsimile: (908) 730-5300 or Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland, Facsimile: +41 41 748 4321.

Based on the recommendation of our Governance and Nominating Committee, our Board of Directors designates the Non-Executive Chairperson of the Board of Directors and the members and chairpersons of each of the committees of our Board of Directors.

Audit Committee

The members of our Audit Committee are currently Mr. Daley, Chairperson, Mr. Galante, Dr. Malcolm, Ms. Newby and Ms. Tart-Bezer. Mr. Atkinson was a member of our Audit Committee until October 30, 2011. During fiscal 2011, this Committee held four meetings.

Our Audit Committee assists our Board of Directors in the oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independence and qualifications of our independent registered public accounting firm, (4) the effectiveness of our internal control over financial reporting and (5) the performance of our internal audit function and our independent registered public accounting firm.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and proposes to the Board of Directors “a publicly supervised auditor” (as the term is defined in Art. 727b of the Swiss Code of Obligations and in the Federal Law on the admission and supervision of audit firms) for election as our Swiss independent auditor by our shareholders. The functions of this Committee include:

•	Reviewing compliance with our policies;

•	Annually reviewing the status of any significant litigation;

•	Reviewing with our independent registered public accounting firm and management the results of the audit, our financial statements and our system of internal accounting control;

•	Pre-approving fees of the independent registered public accounting firm;

•

Reviewing with management and our independent registered public accounting firm our annual and quarterly financial statements and any material changes in accounting principles or practices used in preparing our financial statements prior to their inclusion in the filing of a report on Form 10-K or Form 10-Q with the SEC, including a review of the items required by Statement on Auditing Standards No. 61, as amended;

•	Receiving from the independent registered public accounting firm the written disclosures and letter regarding the independent registered public accounting firm’s communications with the Audit

Committee concerning independence required by the rules of the Public Company Accounting Oversight Board as in effect at that time and discussing with the independent registered public accounting firm such firm’s independence;

•

Reviewing with management and the Swiss independent auditors the annual financial statements required under Swiss law and the report of the Swiss independent auditors thereon, and the additional financial statement disclosures and commentary required by Swiss law; and

•	Annually reviewing and assessing the Audit Committee charter.

Our Audit Committee members meet separately with representatives of our independent registered public accounting firm at each Audit Committee meeting.

Compensation Committee

The members of our Compensation Committee are currently Mr. Galante, Chairperson, Mr. Daley, Mr. Quarta, Mr. Reichstul and Ms. Tart-Bezer. In 2011 and through February 22, 2012, the committee was comprised of Mr. Demetriou, Chairperson, Ms. Newby, Mr. Quarta and Ms. Tart-Bezer. In addition, Mr. Woods was a member of our Compensation Committee until July 31, 2011. During fiscal 2011, this Committee held six meetings.

The functions of this Committee include assisting our Board of Directors with their responsibilities relating to compensation of our directors, CEO and other senior executives including, but not limited to, approving salary rates and, as applicable, short-term incentive compensation, the award of stock options, restricted shares or other equity rights for executive officers, as further described in “Compensation Discussion and Analysis” below. In addition, the Compensation Committee acts as the administrator of our benefits and compensation plans, including our Omnibus Incentive Plan, and the Compensation Committee has the authority to terminate or materially amend the Foster Wheeler Inc. Salaried Employees Pension Plan or the Foster Wheeler Inc. 401(k) Plan.

Governance and Nominating Committee

The members of our Governance and Nominating Committee are currently Ms. Newby, Chairperson, Mr. Demetriou, Dr. Malcolm, Mr. Quarta and Mr. Reichstul. In 2011 and through February 22, 2012, the committee was comprised of Mr. Galante, Chairperson, Mr. Demetriou and Mr. Quarta. In addition, Mr. Woods was a member of our Governance and Nominating Committee until July 31, 2011 and Mr. Atkinson was a member of our Governance and Nominating Committee until October 30, 2011. During fiscal 2011, this Committee held four meetings.

The functions of this Committee include recommending to our Board of Directors the appropriate structure and function of our Board of Directors and its committees; recommending to our Board of Directors the nominees for election as directors and corporate officers; reviewing the performance of incumbent directors and corporate officers to determine whether to nominate them for re-election; overseeing the annual performance review of our Board of Directors and each of the committees; and considering other matters of corporate governance.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Our Corporate Governance Guidelines provide the Board of Directors with the flexibility to fill the chairman of the board and chief executive officer roles with either one or two individuals based on the best interests of our Company at any given point in time. Accordingly, the Board of Directors evaluates whether the roles should be combined or separated on a case-by-case basis. As described below, the roles of chairman and chief executive officer have been separated since June 1, 2010.

When Raymond J. Milchovich was appointed Chairman of the Board of Directors and Chief Executive Officer in October 2001, the roles of chairman of the board and chief executive officer were already combined. At that time, we faced many challenges and our Board of Directors believed it was in the best interests of the Company and its shareholders that Mr. Milchovich serve as both chairman of the board and chief executive officer of our Company. Under Mr. Milchovich’s leadership, we returned to profitability.

In connection with the senior leadership succession plan we announced in December 2009, Mr. Milchovich relinquished his duties as our Chief Executive Officer and Robert C. Flexon, formerly President and Chief Executive Officer of Foster Wheeler USA Corporation, was elected our Chief Executive Officer. Mr. Milchovich became Non-Executive Chairperson of the Board of Directors and agreed to serve as a consultant to us, effective June 1, 2010, until November 14, 2011. Subsequently, Mr. Flexon was separated from the Company and Mr. della Sala was appointed Interim Chief Executive Officer effective October 22, 2010.

Our Board of Directors, with the assistance of an executive search firm, conducted a search and evaluation process to find a permanent chief executive officer. On July 25, 2011, we announced our senior leadership succession plan pursuant to which Mr. Masters became our Chief Executive Officer, effective October 1, 2011. Umberto della Sala continued to serve as Interim Chief Executive Officer through September 30, 2011.

The Board of Directors determined that it was appropriate to maintain the separate roles of chairman of the board of directors and chief executive officer in order to provide for continued leadership in the role of chairman of the board, to support the interim chief executive officer and to assist in an effective and efficient transition to a permanent chief executive officer. Mr. Milchovich’s responsibilities were to lead the Board of Directors as Non-Executive Chairperson of the Board of Directors, support Mr. della Sala in his role as Interim Chief Executive Officer until September 30, 2011 and assist in a smooth transition to Mr. Masters as he assumed the role of Chief Executive Officer effective October 1, 2011.

Also as part of the leadership succession plan, Mr. Milchovich informed the Board of Directors that he would resign from the Board on November 3, 2011. At that time the Board of Directors determined that it was still appropriate to maintain the separate roles of chairman of the board of directors and chief executive officer and the Board elected Steven J. Demetriou as Non-Executive Chairperson of the Board, effective November 4, 2011.

Until his resignation from the Board effective October 30, 2011, Eugene D. Atkinson served as our Deputy Chairperson and Lead Director with primary responsibility to chair the Executive Sessions of the Board of Directors. Although Mr. Milchovich served as our Non-Executive Chairperson of the Board of Directors, Mr. Atkinson chaired the Executive Sessions as Deputy Chairperson, as the NASDAQ listing standards require that an independent director preside over the Executive Sessions and Mr. Milchovich was not considered to be an independent director due to his status as the former chief executive officer of the Company. Following Mr. Atkinson’s and Mr. Milchovich’s resignations from the Board and the appointment of Mr. Demetriou as our Non-Executive Chairperson of the Board, the Board of Directors determined that there is no current need to maintain the position of Deputy Chairperson and Lead Director. Mr. Demetriou, who is an independent director, chairs the Executive Sessions of the Board of Directors.

The Role of the Board in the Oversight of Risk Management

The Audit Committee’s charter provides that the Audit Committee has the responsibility to discuss guidelines and policies with respect to risk assessment and risk management and discuss with management our major financial and enterprise risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee reports regularly to the full Board of Directors, which also considers our risk profile. The Audit Committee and the Board of Directors focus on the most significant risks that we face and our general risk management strategy, and also ensure that risks undertaken by us are consistent with the view of the Board of Directors as to the appropriate level of risk in light of general business conditions. While the Board of Directors and the Audit Committee oversee the Company’s risk management, our management is responsible for day-to-day risk management processes. Management assists the Audit Committee and the Board of Directors in the discharge of their responsibilities with respect to risk management oversight, as described below.

We have a Project Risk Management Group, or PRMG, that plays an integral role in our risk management process, whereby senior management takes a direct and active approach to managing the risks facing our business. The Vice President of PRMG reports directly to the chief executive officer and the group is responsible for:

•	Setting risk management policy for proposal and contract operations in order to protect us from losses related to contracting operations;

•	Establishing risk management policies and reviewing risk management procedures at our operating units; and

•	Providing and encouraging industry best practices in operational risk management.

The PRMG must approve all bids exceeding certain risk thresholds and any departures from our contracting policy. In addition, departures from certain key contractual protections also require the approval of senior management. The chief executive officer reports to the Audit Committee and/or the Board of Directors on significant risks identified through the PRMG process as they arise.

Our senior management team, including our chief executive officer, chief financial officer, chief operating officer, chief legal officer, chief corporate compliance officer and Vice President of PRMG, is directly and actively involved in management of risks stemming from or relating to our business and has also assumed primary responsibility for reporting to the Audit Committee and/or the Board of Directors on a regular basis regarding material risks and our response to managing those risks. The Board of Directors has approved, based upon the recommendation of management, an enterprise risk management oversight program consisting of the following elements:

•

Risk management systems design—the Board will review the adequacy of the overall design of our risk management system on an annual basis and receives quarterly updates on the adoption of new corporate policies or material revisions to such policies;

•

Capabilities and adequacy of resources dedicated to risk management—in addition to reviewing the capabilities and adequacy of internal audit resources and resources dedicated to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 on a quarterly basis, the Audit Committee will review the capabilities and adequacy of resources dedicated to risk management, including the PRMG, on an annual basis;

•	Compliance with the risk management system—the Audit Committee receives quarterly reports on internal audit activities and compliance matters; and

•

Review of specific risks—the Board and Audit Committee receive reports on certain specified risks on a quarterly or annual basis. In addition, senior management also presents a comprehensive risk assessment to the Audit Committee on an annual basis and provides the Audit Committee with an update on key risks and mitigation actions taken in response to those risks on a quarterly basis.

Risks Related to Compensation Policies and Practices

Based upon a risk assessment of our compensation policies and practices conducted by management and reviewed by the Compensation Committee, the Compensation Committee does not believe there are any risks from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us. When making this determination, the Compensation Committee considered, among other things, that:

•	Base salaries and retirement benefits do not create material risks to us because they are not incentive-based;

•	We do not maintain any material commission-based compensation plans;

•

The Compensation Committee helps mitigate risks through its oversight of our compensation programs, including approval of targets and payouts under our short-term incentive plan and the design of our long-term incentive program;

•	The Compensation Committee approves all awards to Section 16 officers;

•	Our long-term incentive program does not include objectives or targets based on volume of work booked;

•	Payouts under the short-term incentive plan are capped at two times the award opportunity;

•	Awards under the long-term incentive program generally vest over a three-year period, thereby providing balance between annual and long-term incentives;

•

Our long-term incentive plan includes a provision that entitles us to recoup profits from sales in the six month period preceding a termination for cause, which includes gross negligence/willful misconduct and breach of fiduciary duty to us;

•

In order to reduce risk related to stock ownership by our employees, we maintain stock ownership guidelines that are applicable to certain of our officers (see “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Practices and Policies—Share Ownership Guidelines”) and an insider trading policy that is applicable to all employees and prohibits “short sales” of our securities and purchasing or selling put options and call options related to our securities; and

•	We maintain a rigorous process whereby:

•	The PRMG, which reports directly to the chief executive officer, categorizes all new business into three categories by risk;

•	All high risk bids are reviewed by the PRMG;

•	Departures from key contractual protections must be approved by the chief executive officer, chief operating officer, chief financial officer and chief legal officer; and

•	The status of projects is reviewed regularly with our senior executives.

Director Nominations and Director Independence

Our Governance and Nominating Committee identifies and recommends to our Board of Directors individuals to be nominated by our Board of Directors for election as directors. In addition, shareholders may nominate candidates for election as directors.

Independence Standards

Our Corporate Governance Guidelines provide that a majority of our Board of Directors shall consist of independent directors, who are directors that (1) are neither officers nor employees of us or our subsidiaries; (2) have no relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; and (3) are otherwise “independent” as that concept is defined in the applicable NASDAQ listing standards.

Our Board of Directors uses the following standards to assist it in determining director independence. A director will not be considered independent if, within the preceding three years: (1) such person was employed by us or by any of our subsidiaries, or had an immediate family member who was an executive officer of us or any of our subsidiaries; (2) such person, or an immediate family member, was a partner in or employed by our independent registered public accounting firm and worked on the audit of our consolidated financial statements or is currently a partner of our independent registered public accounting firm; (3) such person, or an immediate family member, was employed as an executive officer of another company where any of our present executive officers served on that company’s compensation committee; (4) such person is an executive officer or employee, or has an immediate family member who is an executive officer or controlling shareholder of, or a partner in, a company that made payments to, or received payments from, us in an annual amount exceeding the greater of (a) 5% of the recipient’s consolidated gross revenues for that year or (b) $200,000 other than payments arising solely from investments in our securities or payments under non-discretionary charitable contributions matching programs; or (5) such person, or an immediate family member, received compensation in excess of $120,000 during any period of twelve consecutive months from us, other than director and committee fees, pension or other forms of deferred compensation or compensation to an immediate family member who is a non-executive officer or employee of ours.

Our Board of Directors also annually reviews the relationships between directors and charitable organizations and determines whether any such relationships would create a conflict of interest that would interfere with a director’s independence, even though such relationships are not restricted by the foregoing standards. In making such a determination, the following relationships will not be considered by our Board of Directors as material relationships that would impair a director’s independence: the director, or an immediate family member, serves as an executive officer of a charitable organization and our discretionary charitable contributions to the organization during any of the past three fiscal years do not exceed the greater of (1) 5% of the charity’s revenues or (2) $200,000.

Based on these standards, our Board of Directors has determined that the following directors are independent: Messrs. Daley, Demetriou, Galante, Malcolm, Quarta and Reichstul and Mses. Newby and Tart-Bezer.

Other Criteria; Nomination Method

With respect to identifying and evaluating director candidates, we believe that our Board of Directors should be comprised of persons with the most beneficial mix of qualifications in areas that are important and relevant to our businesses. Each director should have in-depth experience in at least one area of importance to us, as described below. We also evaluate the skills and experience of a candidate for director in the context of evaluating the skills and experience of the incumbent board members, individually and as a group, with the objective of enhancing the skills, experience and effectiveness of our Board of Directors as a whole.

Our Governance and Nominating Committee has established a list of qualifications that the Committee will consider when evaluating director nominees. The qualifications consist principally of personal characteristics, such as intelligence, integrity and an ability to work collaboratively, and qualifications based on experience and knowledge. The experience and knowledge characteristics are:

•	A general understanding of energy related businesses, and specifically experience and/or an understanding of the oil, gas, and chemical sectors;

•	A general understanding of professional service businesses and specifically the engineering, procurement, and construction industry;

•	Regional expertise in areas of the world which are important to us;

•	Financial services and/or all aspects of corporate finance experience;

•	Specific legal experience and knowledge with a publicly traded company engaging in global business; and/or

•	Global government/public policy, communications and public affairs experience.

In addition, the Governance and Nominating Committee considers the following experiences highly desirable and additive to the characteristics described above:

•	Currently active or former chairman or chief executive officer or other relevant senior leadership experience;

•	Currently active or former chief financial officer or other relevant corporate financial management experience;

•	Experience in energy related businesses;

•	Currently active or retired from serving on other publicly traded corporate boards; and/or

•	Experience and understanding of corporate governance best practices.

Our Corporate Governance Guidelines provide that the Board of Directors “evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience, skills and perspectives in these various areas.” Consistent with the Corporate Governance Guidelines, when considering director nominations, the Board of Directors considers (i) the diversity of the experiences, skills and backgrounds of the members of the Board of Directors in the aggregate, and (ii) how the nominee will contribute to the aggregate experiences and skills of the Board of Directors. In addition, the Board of Directors is cognizant of ensuring that a diversity of perspectives is represented on the Board of Directors when considering director nominations.

Shareholders entitled to vote for the election of directors at an annual general meeting may nominate individuals for election to our Board of Directors. A shareholder’s notice to nominate an individual for election as a director must be received by the Corporate Secretary at our principal executive offices not less than 45 calendar days in advance of the anniversary of the date that we commenced the mailing of our proxy statement for the previous year’s annual general meeting. The shareholder’s notice must provide information about the nominee and other information required by our Articles of Association, which are filed as an exhibit to our Annual Report on Form 10-K. Alternatively, a copy of our Articles of Association can be obtained by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, NJ 08827-9000 or Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland. See “Deadline for Shareholder Proposals and Director Nominations for the 2013 Annual General Meeting”.

Our Governance and Nominating Committee will evaluate any director candidate nominated by shareholders according to the criteria discussed above and, based on the results of that evaluation, will determine whether to recommend the candidate in the proxy statement.

Executive Sessions of the Independent Directors

The independent members of our Board of Directors meet in Executive Session after each meeting of our Board of Directors. As described above under “Board Leadership Structure and Risk Oversight—Board Leadership Structure,” the Executive Sessions, in which only independent directors participate, were chaired through October 2011 by the Deputy Chairperson of our Board of Directors, who served as the Executive Session Presiding Director and our Lead Independent Director. Since November 2011, the Executive Sessions have been chaired by Mr. Demetriou, the Non-Executive Chairperson of the Board who is an independent director.

Attendance of Board Members at the Annual General Meeting of Shareholders

We have not adopted a policy regarding attendance of Board of Director members at the annual general meeting of shareholders. All of the then current members of our Board of Directors were in attendance at the annual general meeting held on May  3, 2011.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including the Chief Executive Officer, Chief Financial Officer and other senior finance organization employees. Any waiver of this Code of Business Conduct and Ethics for executive officers or directors may be made only by our Board of Directors or a committee of our Board of Directors and will be promptly disclosed to our shareholders. If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver, including an implicit waiver, from a provision of the Code of Business Conduct and Ethics to the Chief Executive Officer, Chief Financial Officer, Controller or any person performing similar functions, we will disclose the nature of such amendment or waiver on our website, or in a report on Form 8-K, as required by the rules promulgated by the SEC and the applicable NASDAQ listing standards. In fiscal 2011, our Board of Directors did not grant any waivers of our Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics is publicly available on our website at www.fwc.com/corpgov. A copy of our Code of Business Conduct and Ethics may also be obtained upon request, without charge, by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, NJ 08827-9000 or Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland.

Communicating with Directors

Shareholders and interested parties may communicate directly with Mr. Demetriou, the Non-Executive Chairperson of our Board of Directors, or the non-employee directors as a group by mailing such communications to Non-Executive Chairperson, c/o Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, NJ 08827-9000. Stakeholders may also contact our Board of Directors via the Internet at www.fw-stakeholder.com. Such communications may be confidential and/or anonymous.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are currently Mr. Galante, Chairperson, Mr. Daley, Mr. Quarta, Mr. Reichstul and Ms. Tart-Bezer. In 2011 and through February 22, 2012, the committee was comprised of Mr. Demetriou, Chairperson, Ms. Newby, Mr. Quarta and Ms. Tart-Bezer. In addition, Mr. Woods was a member of our Compensation Committee until July 31, 2011. None of the members of our Compensation Committee during fiscal 2011 are former or current officers or employees of us or any of our subsidiaries.

Director Compensation for Fiscal 2011

General. Our directors play a critical role in guiding our strategic direction and overseeing management. Recent developments in corporate governance and financial reporting have resulted in an increased demand for qualified public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload.

The Board establishes non-employee director compensation. The Compensation Committee, with the assistance of its compensation consultant, periodically reviews the amount and composition of non-employee director compensation and makes recommendations to the Board as needed with respect to changes in compensation form or amount. Employees who serve as directors do not receive additional compensation for their services as directors. We do not provide any perquisites to our non-employee directors.

Our non-employee directors must comply with share ownership guidelines which the Compensation Committee has adopted, described below under “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Practices and Policies—Share Ownership Guidelines.”

Mr. Milchovich, in addition to serving as our Non-Executive Chairperson of the Board of Directors through November 3, 2011, was a consultant to the Company through November 14, 2011 and was compensated in accordance with the terms of his consulting agreement described below. He did not receive any compensation under our non-employee director compensation program described below.

Review of Compensation for Fiscal 2011. In May 2010, Mercer Limited, which we refer to as Mercer, the Compensation Committee’s compensation consultant, prepared a study of director compensation practices at the

Compensation Committee’s request. The study included director compensation amounts for 2009 at the 25th, 50th and 75th percentile levels for the following proxy peer group of 12 engineering and construction companies, as disclosed in their respective proxy statements. These companies comprised our peer group for compensation purposes in May 2010, which peer group was recommended by Mercer and was developed to reflect potential competitors for talent, capital and customers.

AECOM Technology Corporation	FMC Technologies, Inc.
Chicago Bridge & Iron Company N.V.	Jacobs Engineering Group Inc.
Dresser-Rand Group, Inc.	KBR, Inc.
Exterran Holdings, Inc.	McDermott International, Inc.
Flowserve Corporation	Pall Corporation
Fluor Corporation	Weatherford International Ltd.

Total compensation for non-employee directors under our director compensation program was between the 50th and 75th percentile level for this proxy peer group. In light of this fact, the Compensation Committee recommended, and the Board of Directors approved, no changes in our non-employee director compensation program from the prior year, except for changes described below regarding meeting fees and compensation for the Non-Executive Chairperson and Deputy Chairperson of the Board. Until May 3, 2011, directors received meeting fees only for meetings of the Board of Directors attended in person in Switzerland. On May 3, 2011, the Board of Directors adopted the Compensation Committee’s recommendation and began awarding meeting fees for each meeting of the Board of Directors attended in person by a director regardless of the location of the meeting.

In addition, after Mr. Milchovich, our former Chairman of the Board, informed the Board of Directors that he would resign from the Board on November 3, 2011, Mercer, at the Compensation Committee’s request, prepared a study of non-executive chairman compensation practices. The study included non-executive chairman compensation amounts for 2010 at the 25th, 50th and 75th percentile levels for the following six companies from our proxy peer group of engineering and construction companies who have a non-executive chairman of the board, as disclosed in their respective proxy statements:

AECOM Technology Corporation	Exterran Holdings, Inc.
Chicago Bridge & Iron Company N.V.	Flowserve Corporation
Dresser-Rand Group, Inc.	McDermott International, Inc.

In August 2011, the Board approved the following additional compensation for a Non-Executive Chairperson of the Board, if and when such individual was appointed: an annual chairperson fee of $60,000 and annual equity awards, 50% in the form of stock options and 50% in the form of restricted share units, with an economic value of $60,000. When aggregated with our usual non-employee director compensation, the total compensation for a non-executive chairperson under our director compensation program was between the 50th and 75th percentile level for the non-executive chairperson proxy peer group described above. Steven J. Demetriou, who became our Non-Executive Chairperson of the Board of Directors effective November 4, 2011, received a prorated portion of this non-executive chairperson compensation in 2011 in recognition of his services as Non-Executive Chairperson beginning as of November 4, 2011.

Cash Compensation. Non-employee director cash compensation for fiscal 2011 was as follows:

•	an annual retainer of $80,000 for all non-employee directors;

•	a meeting fee of $2,500 for each meeting of the Board of Directors attended in person by a director in Switzerland through May 3, 2011 and at any location thereafter;

•	additional committee chairperson fees of $15,000 for the Audit Committee chair and $10,000 for each of the chairs of the Compensation Committee and Governance and Nominating Committee;

•

beginning in November 2011 with the appointment of Mr. Demetriou as our Non-Executive Chairperson of the Board, an additional Board chairperson fee of $60,000 for the Non-Executive Chairperson, provided, that in 2011 Mr. Demetriou received a prorated share of this additional fee; and

•

until October 2011, an additional fee of $20,000 for the Deputy Chairman, at which point this position was eliminated following Mr. Atkinson’s resignation from the Board and the appointment of Mr. Demetriou as our Non-Executive Chairperson of the Board.

Equity Compensation. For several years prior to fiscal 2010 we granted equity awards to our non-employee directors and management in November of each year as compensation for their services for the upcoming fiscal year. In fiscal 2010, the Compensation Committee decided to defer the granting of equity to management until March 2011 in order to align the timing of equity award decisions with annual performance reviews and other compensation decisions for management. The Board also agreed to defer the granting of equity awards to our non-employee directors until March 2011 in order to continue our practice of granting equity awards to our non-employee directors and management at the same time. Accordingly, no equity awards were made to non-employee directors in fiscal 2010. The equity awards granted to the non-employee directors in March 2011, as described below, were in the same form and amount as the equity awards granted to the non-employee directors in November 2009 as compensation for their services in fiscal 2010.

In March 2011, the non-employee directors were granted equity awards with an economic value of $80,000, 50% in the form of stock options and 50% in the form of restricted share units, as compensation for their services to be provided in fiscal 2011. Non-employee directors that were elected in August 2011 and November 2011 received prorated equity awards upon joining our Board. Upon his election as Non-Executive Chairperson of the Board, Mr. Demetriou received an equity award reflective of a prorated share of the additional equity compensation for that role.

Consulting Agreement for Raymond J. Milchovich. We entered into a consulting agreement with Mr. Milchovich pursuant to which he provided consulting services to us following the relinquishment of his responsibilities as our Chief Executive Officer on May 31, 2010 during his service as our Non-Executive Chairperson of the Board of Directors through November 3, 2011. The term of the consulting agreement commenced on June 1, 2010 and expired on November 14, 2011; however, Mr. Milchovich did not earn any compensation or remuneration, other than continued equity vesting, after November 3, 2011.

Beginning June 1, 2010, we paid Mr. Milchovich a monthly consulting fee equal to $104,466.67 as compensation for his business consulting services. In addition, pursuant to the consulting agreement, if we achieved our target objectives for fiscal 2011, Mr. Milchovich was entitled to an annual cash incentive fee for fiscal 2011 equal to the product of (i) his prorated consulting fee for 2011 and (ii) 130%. In light of our performance against our target objectives and Mr. Milchovich’s performance during fiscal 2011, the Compensation Committee recommended, and the Board of Directors approved, an annual cash incentive fee award for fiscal 2011 for Mr. Milchovich equal to 30% of the product of (i) the prorated consulting fee and (ii) 130%.

Fiscal 2011 Compensation. The table below sets forth the non-employee director compensation for the fiscal year ended December 31, 2011, calculated in accordance with SEC regulations. The awards, which vested on March 8, 2012, would have vested in full upon the director’s death or disability or proportionately over the vesting period if the director’s service was terminated other than for cause prior to March 8, 2012. The stock option awards have an exercise price equal to the closing price of our common stock on the grant date and expire on the seventh anniversary of the grant date.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Eugene D. Atkinson (3)(8)	$98,815	$39,987	$44,715	$—	$183,517
Clayton C. Daley, Jr. (3)	$102,500	$39,987	$44,715	$—	$187,202
Steven J. Demetriou (4)	$109,534	$50,334	$56,347	$—	$216,215
Edward G. Galante (3)	$91,699	$39,987	$44,715	$—	$176,401
John M. Malcolm (5)	$35,815	$24,097	$26,543	$70,000	$156,455
Raymond J. Milchovich (6)	$—	$—	$—	$1,472,139	$1,472,139
Stephanie S. Newby (3)	$90,000	$39,987	$44,715	$—	$174,702
Roberto Quarta (5)	$35,815	$24,097	$26,543	$70,000	$156,455
Henri Philippe Reichstul (7)	$13,370	$14,132	$15,875	$90,000	$133,377
Maureen B. Tart-Bezer (3)	$87,500	$39,987	$44,715	$—	$172,202
James D. Woods (3)(8)	$51,466	$39,987	$44,715	$—	$136,168

(1)	Represents all fees earned and paid during the fiscal year ended December 31, 2011.

(2)	Represents the grant date fair values of restricted share unit awards for the Stock Awards column and stock option awards for the Option Awards column for awards granted in fiscal 2011. Such awards have been valued in this table in accordance with accounting principles generally accepted in the United States. See “Executive Compensation—Compensation Discussion and Analysis” below for a description of the economic value of an equity award and how it differs from the grant date fair value of an equity award as determined in accordance with accounting principles generally accepted in the United States. The grant date fair value shown for restricted share units is based on the closing price of our shares on the date of grant, and the grant date fair value shown for stock option awards is determined using the Black-Scholes option-pricing model on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 11, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(3)	On March 8, 2011, each of Messrs. Atkinson, Daley, Galante and Woods and Mses. Newby and Tart-Bezer were awarded 1,136 restricted share units and 2,438 stock options under the LTI Plan, which had grant date fair values of $39,987 and $44,715, respectively. As of December 31, 2011, Messrs. Atkinson, Daley, Galante and Woods and Mses. Newby and Tart-Bezer had an aggregate of 0; 1,136; 1,136; 0; 1,136; and 1,136 restricted share unit awards outstanding, respectively. As of December 31, 2011, Messrs. Atkinson, Daley, Galante and Woods and Mses. Newby and Tart-Bezer had an aggregate of 0; 6,004; 12,188; 0; 12,112; and 11,503 stock option awards outstanding, respectively.

(4)	On March 8, 2011, Mr. Demetriou was awarded 1,136 restricted share units and 2,438 stock options under the LTI Plan, which had grant date fair values of $39,987 and $44,715, respectively.

On November 11, 2011, in recognition of his services as Non-Executive Chairperson as of November 4, 2011, Mr. Demetriou was awarded 503 restricted share units and 1,132 stock options under the LTI Plan, which had grant date fair values of $10,347 and $11,632, respectively. As of December 31, 2011, Mr. Demetriou had an aggregate of 1,639 restricted share unit awards outstanding and 13,320 stock option awards outstanding.

(5)	Dr. Malcolm and Mr. Quarta were elected directors by our shareholders at the extraordinary general meeting of shareholders held on August 2, 2011. On August 12, 2011, Dr. Malcolm and Mr. Quarta were each awarded 1,040 restricted share units and 2,278 stock options under the LTI Plan, which had grant date fair values of $24,097 and $26,543, respectively, in recognition of their services as a director from the date of their election on August 2, 2011. As of December 31, 2011, Dr. Malcolm and Mr. Quarta each had an aggregate of 1,040 restricted share unit awards outstanding and 2,278 stock option awards outstanding. In addition, during fiscal 2011 but prior to their election as directors, Dr. Malcolm and Mr. Quarta each provided consulting services to us for aggregate fees of $70,000.
(6)	Effective June 1, 2010, Mr. Milchovich relinquished his duties as our Chief Executive Officer. Mr. Milchovich became Non-Executive Chairperson of the Board of Directors and served as a consultant to the Company until November 14, 2011. Mr. Milchovich retired from the Board of Directors effective as of the end of the day on November 3, 2011. He received $1,060,939 for his consulting services during fiscal 2011. Mr. Milchovich did not receive any compensation under our non-employee director compensation program.
(7)	Mr. Reichstul was elected a director by our shareholders at the extraordinary general meeting of shareholders held on November 1, 2011. On November 11, 2011, Mr. Reichstul was awarded 687 restricted share units and 1,545 stock options under the LTI Plan, which had grant date fair values of $14,132 and $15,875, respectively, in recognition of his services as a director from the date of his election on November 1, 2011. As of December 31, 2011, Mr. Reichstul had an aggregate of 687 restricted share unit awards outstanding and 1,545 stock option awards outstanding. In addition, during fiscal 2011 but prior to his election as a director, Mr. Reichstul provided consulting services to us for aggregate fees of $90,000.
(8)	Mr. Atkinson resigned from the Board of Directors as of October 30, 2011 and Mr. Woods resigned from the Board of Directors as of July 31, 2011.

Indemnification of Directors and Executive Officers

Effective October 15, 2011, we renewed insurance policies for a term of one year in respect of indemnification of directors and executive officers. The scope of these policies is similar to coverage under the prior policies held by us.

In addition, we have entered into Indemnification Agreements with our directors and executive officers in order to provide them with specific contractual assurance that they will be indemnified to the fullest extent permitted by law. Our form of Indemnification Agreement was filed with the SEC as Exhibit 10.10 to our Current Report on Form 8-K filed on February 9, 2009.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of Foster Wheeler AG operates under a written charter most recently adopted and approved by the Company’s Board of Directors on August 2, 2011. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee is currently comprised of five directors, all of whom are “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable listing standards of The NASDAQ Stock Market LLC, which we refer to as NASDAQ.

Management and our Board of Directors are responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, which we refer to as PwC, is responsible for auditing the Company’s consolidated financial statements included in its Annual Report on Form 10-K and its internal control over financial reporting and expressing opinions thereon. The Company’s independent auditor, PricewaterhouseCoopers AG, Zurich, Switzerland, which we refer to as PwC AG, is responsible for auditing the Company’s consolidated financial statements and its Swiss statutory financial statements and expressing opinions thereon. The Audit Committee’s responsibilities include monitoring and reviewing financial reporting and related processes and procedures.

During fiscal 2011, the Audit Committee held four meetings. With regard to fiscal 2011, the Audit Committee, among other things:

(1)	reviewed and discussed with management, the internal auditors and PwC, the Company’s audited consolidated financial statements as well as its internal control over financial reporting as of and for the fiscal year ended December 31, 2011;

(2)	discussed with PwC all matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended;

(3)	obtained from PwC the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communication with the Audit Committee concerning independence, discussed with PwC its independence and satisfied itself as to PwC’s independence. The Audit Committee also considered whether the provision of non-audit services by PwC to the Company is compatible with PwC’s independence, and concluded that PwC is independent from the Company and its management. The Audit Committee also reviewed and approved the amount of fees paid to PwC for audit and non-audit services;

(4)	discussed with the internal auditors and PwC the overall scope and plans of their respective audits. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of its financial reporting;

(5)	recommended to the Board of Directors that the Company’s consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC based on the reviews and discussions referred to above and subject to the limitations on the Audit Committee’s role and responsibility described above and in the Audit Committee charter;

(6)	recommended that our Board of Directors propose the election of PwC AG as the Company’s independent auditor for the fiscal year ending December 31, 2012; and

(7)	appointed PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and recommended that the Company’s Board of Directors propose the ratification of such appointment to our shareholders.

The Audit Committee:

Clayton C. Daley, Jr., Chairperson

Edward G. Galante

John M. Malcolm

Stephanie S. Newby

Maureen B. Tart-Bezer

Audit Committee Financial Experts

Our Board of Directors has determined that Mr. Daley and Mses. Newby and Tart-Bezer are each an “Audit Committee Financial Expert,” as defined by the SEC. Our Board of Directors has also determined that each of these directors is “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable listing standards of NASDAQ, and that none of them has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Fees

The following table presents fees for audit services rendered by PwC and all member firms in its global network for the audit of our annual financial statements for the fiscal years ended December 31, 2011 and December 31, 2010 and fees for other services rendered by PwC and all member firms in its global network during those periods.

	Year Ended
	December 31, 2011	December 31, 2010
Audit fees (1)	$6,384,662	$5,951,700
Audit-related fees (2)	1,367,500	298,200
Tax fees (3)	2,071,000	2,834,900
All other fees (4)	11,100	91,100
Total	$9,834,262	$9,175,900

(1)	Audit fees consist of fees for the audit of our consolidated financial statements and fees for additional work, such as statutory audits and regulatory filings, including fees for the audits of the Swiss consolidated and statutory accounts. The audit fees include fees related to the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder.
(2)	Represents fees for consultations on accounting matters, audits of and consultations regarding certain employee benefit plans and audit or review services in connection with certain reports filed with regulatory agencies. In addition, the 2011 figure includes fees for financial due diligence and forensic audit services and the 2010 figure includes fees for a pre-implementation review of internal controls for new systems and an assessment of information technology security.
(3)	Represents fees for tax compliance and assistance with tax planning. Tax compliance fees were $1,129,700 and $1,405,200 in fiscal 2011 and 2010, respectively.
(4)	Represents fees for an accounting research software license and access to an online compensation benchmarking database. In addition, the 2010 figure includes fees for an assessment of our internal audit and information technology services organizations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Performed by Our Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing (subject to ratification by our shareholders), approving the compensation of, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. This policy provides for an annual budget, including a description of the nature of the proposed services to be performed, and any subsequent changes for both audit and non-audit services to be approved by our Audit Committee in advance, and our Audit Committee is provided with quarterly reporting on actual spending.

PROPOSAL 2—RE-ELECTION OF INDEPENDENT AUDITOR

Under Swiss law, our shareholders must elect an independent auditor (“Revisionsstelle”) to audit our consolidated financial statements as well as our statutory financial statements. Such independent auditor must be registered with the commercial register in Switzerland and admitted by the Federal Auditor Supervisory Board of Switzerland. Our Audit Committee has recommended that our Board of Directors propose, and our Board so proposes that PwC AG be re-elected as our independent auditors for the fiscal year ending December 31, 2012. PwC AG is the Swiss affiliate of PwC, which was appointed by our Audit Committee as our independent registered public accounting firm. A representative of PwC AG will attend the Annual General Meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.

If an independent auditor is not elected at the Annual General Meeting, our shareholders or creditors or the head of the commercial register of Zug, Switzerland may petition a court to determine appropriate measures for reinstating an independent auditor, including (i) ordering us to elect an independent auditor within a specified time period, (ii) allowing the court to appoint an independent auditor or (iii) if no auditor can be elected by us or appointed by the court, ordering the dissolution of Foster Wheeler AG.

Requisite Vote

Proposal 2 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the re-election of PwC AG as our independent auditor for the fiscal year ending December 31, 2012.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. PwC will conduct an integrated audit of the effectiveness of our internal control over financial reporting and of our consolidated financial statements, which will be included in our Annual Report on Form 10-K. Our Audit Committee has recommended that our Board of Directors propose, and our Board has so proposed, that the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2012 be ratified by our shareholders in a non-binding, advisory vote. A representative of PwC will attend the Annual General Meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment of PwC is not ratified by our shareholders, the Audit Committee may reconsider the appointment.

Requisite Vote

Proposal 3 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the (non-binding) ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

EXECUTIVE OFFICERS

Information regarding Mr. Masters, our Chief Executive Officer, and Mr. della Sala, our President and Chief Operating Officer, is provided earlier in this proxy statement, under the caption “Nominees for Re-Election at this Annual General Meeting.”

Franco Baseotto

Mr. Baseotto, who is 53 years old, has been employed by us for 21 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and the United States. Mr. Baseotto has served as our Executive Vice President and Chief Financial Officer since August 13, 2007. Mr. Baseotto was also elected our Treasurer on January 31, 2008. From July 2005 to August 2007, Mr. Baseotto served as the Financial Leader of our Global E&C Group and, from October 2003 to August 2007, as the Chief Financial Officer of Foster Wheeler Continental Europe S.r.l., an indirect, wholly-owned subsidiary within our Global E&C Group. From March 2003 to July 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Inc., an indirect, wholly-owned subsidiary domiciled in the United States and which we refer to as FWI. From June 1998 to February 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Continental Europe S.r.l.

Michelle K. Davies

Ms. Davies, who is 51 years old, was elected our Executive Vice President and General Counsel, effective November 1, 2011, and Corporate Secretary, effective April 7, 2011. She served as our Acting General Counsel from January 1, 2010 through October 31, 2011. From October 2008 until January 2010, Ms. Davies served as General Counsel for Foster Wheeler Energy Limited, our largest indirect, wholly-owned subsidiary. Prior to joining us, Ms. Davies was the Group Legal Director and Company Secretary and Member of the Executive Committee of English Welsh & Scottish Railway Limited from July 2001 until July 2008. From April 1997 to April 2001 she served as Head of Legal and Regulatory Affairs and Company Secretary for NIREX Limited. Ms. Davies has more than 26 years of experience in complex corporate legal matters.

Rakesh K. Jindal

Mr. Jindal, who is 53 years old, was elected our Vice President of Tax on January 25, 2005. From June 2000 until January 2005, Mr. Jindal served as Corporate Tax Director of FWI, and, from December 1996 until June 2000, he served as Assistant Director of Tax of FWI.

Gary T. Nedelka

Mr. Nedelka, who is 57 years old, has been employed by us for 31 years, serving us and our subsidiaries in various positions of increasing responsibility in commercial operations and engineering management. Mr. Nedelka was promoted to the position of Chief Executive Officer of our Global Power Group, effective January 1, 2009. Prior to his current position, Mr. Nedelka served as President and Chief Executive Officer of Foster Wheeler North America Corp., an indirect, wholly-owned subsidiary within our Global Power Group, since 2006. From 2000 to 2006, Mr. Nedelka served as President and General Manager of our operating companies in China. Mr. Nedelka also serves as a director of Cotton Holdings, Inc., a leading disaster services company providing restoration and disaster recovery services.

Jonathan C. Nield

Mr. Nield, who is 47 years old, has served as our Vice President, Project Risk Management since May 1, 2011. Mr. Nield has been employed by us for 25 years. He was a director of Foster Wheeler Energy Limited from September 2006 through February 2012 and he has served in various executive positions with that company, including as Director, Operations, from August 2006 to December 2009, and Director, Project Executive, from January 2010 to December 2010.

Peter D. Rose

Mr. Rose, who is 65 years old, was elected our Vice President and Chief Corporate Compliance Officer on January 31, 2008. From May 2007 to January 2008, Mr. Rose was our Vice President and Treasurer. Mr. Rose has been employed by us for 33 years. From March 2004 until May 2007, Mr. Rose served as Vice President, Internal Audit and Chief Corporate Compliance Officer of FWI and Foster Wheeler International Holdings, Inc., an indirect, wholly-owned subsidiary. From May 1987 until March 2004, he served as Assistant Treasurer of FWI and Foster Wheeler International Holdings, Inc., and as Vice President of Foster Wheeler Capital & Finance Corporation, an indirect, wholly-owned subsidiary.

Beth B. Sexton

Ms. Sexton, who is 55 years old, was elected our Executive Vice President of Human Resources on April 7, 2008. Prior to joining us, Ms. Sexton was Senior Vice President of Human Resources for IKON Office Solutions from March 1998 to February 2008 and Vice President of Human Resources for IKON Office Solutions from March 1996 to February 1998. Ms. Sexton also previously held a series of positions in human resource management with increasing responsibilities at CH2M Hill from April 1987 to March 1996.

Lisa Z. Wood

Ms. Wood, who is 45 years old, was elected our Vice President and Controller on June 21, 2007. Ms. Wood has been employed by us for 14 years. From March 2003 until June 2007, Ms. Wood served as Chief Accounting Officer of FWI, and from August 1997 until March 2003, she served in various financial positions at FWI.

Former Executive Officers Who Are Named Executive Officers for 2011

Michael S. Liebelson

Mr. Liebelson, who is 56 years old, was elected our Executive Vice President and Chief Development Officer on June 1, 2010. From 2008 to December 2009, Mr. Liebelson was employed as Chief Development Officer, Low-Carbon Technologies for NRG Energy, Inc. From 2006 to 2008, he was a consultant to NRG Energy, Inc. and LS Power Corporation. From 2002 to 2005, Mr. Liebelson was CEO of Zolaris Biosciences LLC, a company formed to commercialize peptide stabilization technology. From 1990 to 1998, Mr. Liebelson co-founded, co-managed and held a 50% ownership interest in LS Power Corporation, and since 1998 Mr. Liebelson has been a limited partner of several entities affiliated with the LS Power Group. Prior to 1990, Mr. Liebelson held various management positions with Commercial Union Energy Corporation, Ahlstrom-Pyropower and Air Products and Chemicals. He started his professional career as a chemical engineer at an Exxon refinery. Mr. Liebelson departed from the Company effective March 7, 2012 (see “Executive Compensation—Termination and Change of Control Provisions—Termination and Change of Control Payments—Mr. Liebelson’s Termination of Employment”).

W. Troy Roder

Mr. Roder, who is 45 years old, was employed by us for 22 years. Mr. Roder was promoted to the position of Chairman and Chief Executive Officer of Foster Wheeler Energy Limited on January 1, 2010. From March 2006 until December 2009, Mr. Roder served as President and Chief Executive Officer and was Senior Vice President from January 2004 until March 2006 of Foster Wheeler USA Corporation. Since joining us in 1989, Mr. Roder held various management and project execution positions of increasing responsibility in the chemical, petrochemical, oil & gas, refining and power industries. Mr. Roder departed from the Company effective December 31, 2011 (see “Executive Compensation—Termination and Change of Control Provisions—Termination and Change of Control Payments—Mr. Roder’s Termination of Employment”).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy with respect to our named executive officers, who we refer to as our NEOs, for fiscal 2011, and the compensation decisions made by the Compensation Committee and the Board. For fiscal 2011, we had the following NEOs:

•	J. Kent Masters, Chief Executive Officer (commencing October 1, 2011);

•	Umberto della Sala, Interim Chief Executive Officer (through September 30, 2011) and President and Chief Operating Officer;

•	Franco Baseotto, Executive Vice President, Chief Financial Officer and Treasurer; and

•	Our three other most highly compensated executive officers:

•	Michael S. Liebelson, Former Executive Vice President and Chief Development Officer;

•	W. Troy Roder, Former Chairman and Chief Executive Officer, Foster Wheeler Energy Limited; and

•	Beth B. Sexton, Executive Vice President of Human Resources.

Executive Summary

In 2011, our Compensation Committee continued its commitment to our compensation philosophy of ensuring market competitiveness for our executives while further aligning the interests of our executives with those of our shareholders by structuring a significant portion of our executive compensation as performance-based.

We operate within a cyclical business environment and 2011 continued to be a period of business challenges and significant change within our organization, most notably the CEO transition. Our compensation arrangements have, as appropriate, been responsive to these circumstances. Listed below are some of our more significant 2011 executive compensation policies and practices:

Annual Base Salaries

•	In 2011, base pay levels were frozen for all NEOs. This represents the second year in a row that we froze base pay levels for our NEOs.

Short-Term Incentive Compensation

•

Similar to 2010, the performance multiplier for meeting our 2011 performance targets under the Foster Wheeler Annual Executive Short-Term Incentive Plan, which we refer to as the STI Plan, was reduced by 50% because our financial performance goals were set well below the actual amounts achieved for the comparable measures for the past few years as a result of the difficult market environment.

•	Average STI awards paid to named executive officers in 2011 decreased by 52% as compared to 2010.

Long-Term Incentive Compensation

•

In 2011, the Compensation Committee granted restricted share units with performance goals, which we refer to as PRSUs, that vest based on objective three-year total shareholder return metrics and Foster Wheeler’s performance as compared to a peer group. These awards, granted to the majority of our NEOs under the Foster Wheeler AG Omnibus Incentive Plan, which we refer to as the LTI Plan, increased the performance-based portion of their annual equity awards to 60%.

Total Compensation

•	Average total compensation dollars paid to named executive officers in 2011 decreased by 21% as compared to 2010.

Chief Executive Officer Compensation

•

2011 was a year of CEO transition for us. In November 2010, Umberto della Sala was named Interim Chief Executive Officer. When setting his compensation as Interim Chief Executive Officer, compensation levels at the 25th percentile for comparable CEO positions in our proxy peer group (as described herein) were considered to properly reflect his level of experience.

•

With the arrival of our new Chief Executive Officer, Mr. della Sala’s base compensation as our Chief Operating Officer returned to the salary he received in 2010 as Chief Operating Officer. Mr. della Sala’s STI awards in 2011 were prorated to represent his different target levels for the periods in 2011 when he was in the CEO and COO roles.

•

Kent Masters assumed the role of our Chief Executive Officer as of October 1, 2011. Consistent with our compensation philosophy, his compensation package positioned his total direct compensation close to the market median level compared to our proxy peer group.

•

To align with evolving market practices, Mr. Masters’ employment agreement does not include excise gross up provisions. In addition, his unvested equity, other than his sign-on equity grant, will be forfeited for terminations without cause and resignations for good reason.

•

We awarded Mr. Masters a sign-on equity grant to incentivize him to join us and to directly (and solely) compensate him for the equity compensation he forfeited when he left his prior employer. In accordance with accepted market practice, his sign-on grant was valued to replace his forfeited equity. In order to reflect the fact that this grant was sign-on compensation, on November 1, 2011, our Board approved the immediate vesting of a portion of this award.

•

On joining our company, Mr. Masters also received a long-term equity incentive award immediately aligning him with other executive team members and shareholder interests. The award, which consists of 30% stock options, 40% restricted shares and 30% PRSUs, vests in accordance with our standard 3-year vesting schedule. His 2012 STI award was prorated to reflect that his employment commenced on October 1.

Consideration of 2011 Say-On-Pay Results

•

We held our first advisory shareholder vote on the compensation of our named executive officers, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, in May 2011. Our shareholders approved the say-on-pay vote at our 2011 Annual General Meeting of Shareholders. The Compensation Committee considered the outcome of the vote and continued to apply the same general compensation principles in determining the amount and types of executive compensation for 2011. In line with our compensation principles, a portion of long-term incentive compensation now vests based on achievement of performance goals and, after considering our business performance, base salaries for NEOs were frozen and the STI performance multiplier for meeting 2011 performance targets was reduced by 50%.

•

In May 2011 we also held our first advisory shareholder vote on the frequency of future say-on-pay votes and we recommended an annual frequency to our shareholders. Our shareholders supported holding a say-on-pay vote each year and we adopted an annual frequency policy.

•

Based on feedback from our shareholders, we determined to improve the clarity and overall transparency of this Compensation Discussion and Analysis. We also continued to work with Mercer to ensure that our compensation practices remain consistent with the ever-evolving market.

Compensation Philosophy and Objectives

We design our executive pay programs to be simple and easily understood and measured, and in a manner that is intended to align the interests of our executives with those of our shareholders.

We compensate our senior management through a mix of base salary, cash-based short-term incentive compensation and equity-based long-term incentive compensation, with an emphasis on performance compensation, and with a limited number of perquisites. We believe that long-term incentive compensation is best used to highly motivate, retain and reward a relatively small group of executives with the greatest ability to positively impact our business and, therefore, shareholder value. In addition, when we need to compensate newly-hired executive officers for forfeiture of incentive compensation (or other awards) from their prior employer when they join the Company, or to provide a minimum equity incentive award for an executive officer’s first year of employment before his or her efforts are fully reflected in Company performance, we can pay discretionary incentives and we may on occasion pay minimum incentives as per the terms of our agreement with the new executive officer.

We believe it is important to enter into employment arrangements that will help attract and retain high quality executives and protect our interests in the event of a separation of employment. Accordingly, we have implemented employment agreements, including severance, change of control and non-compete and non-solicit arrangements, with key executives. When making compensation decisions, we also consider the fact that we offer only limited retirement benefits.

Compensation Committee Process

The Board determines compensation for our chief executive officer based upon recommendations from the Compensation Committee. The Compensation Committee approves the compensation of the other NEOs. In making its decisions, the Compensation Committee considers the recommendations of our chief executive officer, the advice of its compensation consultant and relevant survey and peer group data, each as described below. In setting the compensation for each NEO, the Compensation Committee reviews the nature and scope of each NEO’s responsibilities, as well as their effectiveness in supporting our short- and long-term goals.

Role of Executive Officers in the Compensation Process

The chief executive officer provides the Compensation Committee with his evaluations of the senior executives, including the other NEOs. He makes compensation recommendations for the other NEOs with respect to base salary, cash-based short-term incentive compensation and equity-based long-term incentive compensation. His recommendations are the basis of discussion with the Compensation Committee; however, the Compensation Committee has final decision-making authority.

Meetings of the Compensation Committee are regularly attended by the chief executive officer, the corporate secretary and the executive vice president of human resources. The chief financial officer attends the meetings of the Compensation Committee as necessary.

Role and Duties of Compensation Consultants

For fiscal 2011, the Compensation Committee directly engaged Mercer as its compensation consultant. Mercer attended half of the Compensation Committee meetings held in 2011 and assisted us with compensation data. In addition, when we enter into a new or amended employment agreement with a NEO, Mercer generally advises the Compensation Committee with regard to the market competitiveness of the terms and conditions of the agreement. In 2011, Mercer also advised us regarding the terms of our compensation package for our new Non-Executive Chairperson of the Board of Directors, described in “Director Compensation for Fiscal 2011” above.

Fees Incurred for Compensation Consultants

The aggregate fees incurred in fiscal 2011 for services provided by Mercer, the Compensation Committee’s compensation consultant during fiscal 2011, with regard to determining or recommending the amount or form of executive and director compensation was approximately $479,000. The aggregate fees incurred in fiscal 2011 for non-executive compensation consulting services provided by Mercer affiliates was approximately $2,113,000 for insurance services provided by Marsh Limited and approximately $2,359,000 for other consulting services provided by Marsh USA Inc.

The decision to engage Mercer to provide the non-executive compensation consulting services was made by management and was not approved by the Board of Directors. The Compensation Committee believes that Mercer provides candid, direct and objective advice that is independent of management, to the Compensation Committee, which is not influenced by any other economic relationship that it or its affiliates might have with us. To ensure ongoing independence and objectivity of advice, our compensation consultant:

•	is engaged by and reports directly to our Compensation Committee and its Chairperson;

•	can only be terminated by the Compensation Committee or its Chairperson;

•	meets as needed with the Compensation Committee in executive sessions that are not attended by any of our officers;

•	has direct access to all members of the Compensation Committee during and between meetings;

•	receives no incentive or other compensation based on the fees charged to us for other services provided by Mercer or any of its affiliates;

•	is not responsible for selling other Mercer or affiliate services to us; and

•

cannot directly, or indirectly through a member of the non-executive compensation consulting team, participate in any activities related to other consulting services provided by Mercer or its affiliates to us.

Elements of Executive Compensation

We use the following compensation elements in our executive compensation program:

Compensation Element	Description	Objectives
Base salary	• Fixed component of pay which varies depending on individual’s position, experience and performance	• Compensate executives for their level of responsibility and sustained individual performance • Attract and retain highly qualified leaders

Short-term incentives	• Performance-based component of pay • Payout earned based on Company/individual performance	• Motivate and reward executives for achievement of our annual business objectives • Vary compensation based on individual and business group performance

Long-term incentives

•   Equity awards based on individual’s level of responsibility driven by the market for similar positions

•   Equity awards are made in the form of options, restricted share units, and PRSUs to ensure the alignment of the executives’ and shareholders’ long-term interests

• Align executive and shareholder interests • Reward achievement of increases in the value of our common stock over the long term • Vesting over time facilitates retention

We refer to these three elements, collectively, as the “total direct compensation” of an executive. The Compensation Committee believes that a significant portion of each NEO’s total direct compensation should be at risk and tied to performance, but the Committee does not set a specific target allocation among the compensation elements. We consider stock options, PRSUs and STI awards to be compensation which is at risk.

Use of Compensation Surveys and Peer Group Data

In February 2011, to assist us in making compensation decisions regarding the NEOs for fiscal 2011, Mercer provided the Compensation Committee with compensation survey data and/or advised the Compensation Committee with respect to the development of compensation data for our NEOs and other senior managers related to the elements of compensation listed above, total direct compensation and total cash compensation (defined as base salary plus short-term incentive at target). Mercer provided this data at the 25th, 50th and 75th percentile based on the following sources:

•	Published compensation surveys, using both industry-specific and general industry data:

•

Published compensation surveys reporting base salary and incentive data for companies in the engineering and construction, manufacturing and energy industries with annual revenues approximating our revenues. Mercer compiled this data from its own proprietary data base and that of other survey providers, and we refer to this data collectively as the industry compensation survey;

•

Published compensation surveys reporting base salary and annual incentive data for general industry companies with annual revenues approximating our revenue, which Mercer compiled from its own proprietary database and that of other survey providers. We refer to this as the general compensation survey; and

•	For long-term incentive data, Mercer provided information as a percent of base salary from Mercer’s proprietary database for public companies in general industry with revenues greater than $5 billion;

•

Compensation data for the following proxy peer group of 12 engineering and construction companies which are listed for trading in the United States and whose business is substantially global, as disclosed in their respective proxy statements. These companies comprise our peer group for compensation purposes and we refer to this as the proxy peer group.

AECOM Technology Corporation	FMC Technologies, Inc.
Chicago Bridge & Iron Company N.V.	Jacobs Engineering Group Inc.
Dresser-Rand Group, Inc.	KBR, Inc.
Exterran Holdings, Inc.	McDermott International, Inc.
Flowserve Corporation	Pall Corporation
Fluor Corporation	Weatherford International Ltd.

The proxy peer group was recommended by Mercer and was developed to reflect potential competitors for talent, capital and customers. Mercer identified engineering and construction companies with revenues of a comparable size to Foster Wheeler who receive at least 30% of their total revenues from international operations. The resulting group had a median 2009 revenue of $5.44 billion, which placed Foster Wheeler at the 47th percentile.

Depending upon the executive positions disclosed by the companies comprising the proxy peer group, compensation data from such peer group may not be available for certain of our executive positions, including certain of our NEOs. Accordingly, the Committee uses the industry and/or general compensation survey data for those positions that are not included in the proxy peer group.

Target Total Direct Compensation

For NEOs who are established and performing well in their current positions, and depending on each executive’s experience and performance, the Compensation Committee targets total direct compensation in the range of the 50th to 75th percentile for comparable positions reflected in the survey and peer group data which we receive from our compensation consultant. The Compensation Committee may set compensation for an NEO above or below this range to account for other factors, including the individual performance and experience of the executive and contractual obligations to the executive pursuant to the executive’s employment agreement. The Compensation Committee also considers compensation data in the 25th percentile for NEOs who are new to their positions, as a result of either an internal promotion or a new hire.

2011 Total Direct Compensation

The following table, which assumes that each NEO held the position which he or she held as of December 31, 2011 for all of 2011, shows the target total direct compensation and actual total direct compensation for the NEOs in 2011. It demonstrates that the actual total direct compensation was lower than the target total direct compensation, which is consistent with our business performance for the year. Actual total direct compensation for each of the NEOs, as reported in the following table, was within or below the range of the 50th to 75th percentile for comparable positions reflected in the survey and peer group data. This was primarily due to the fact that awards under our 2011 STI Plan were lower than each NEO’s target award. In addition, Mr. della Sala, who received equity awards in December 2010 and August 2011 in connection with his appointment as Interim Chief Executive Officer, did not receive an annual long-term incentive award in March 2011.

This table is not a substitute for the Summary Compensation Table, as it does not include all items covered in the Summary Compensation Table, and it uses a different valuation method for equity awards. See “Summary Compensation Table for Fiscal 2011” for actual compensation paid in 2011 disclosed in accordance with SEC rules. Long-term incentive awards are reflected at target economic value at the date of grant. The value, if any, ultimately received by the NEOs for the equity awards will depend on company performance.

Total Direct Compensation as of December 31, 2011

Named Executive Officer	Annual Base Salary		Target Annual STI Award (% of Salary) (1)		Target Annual STI Award	Economic Value of Actual Long-Term Incentive Awards for 2011 (2)		Target Total Direct Compensation (3)	Actual STI Award for 2011	Actual Total Direct Compensation for 2011 (3)
J. Kent Masters (4)	$1,050,000		110%		$1,155,000	$4,300,000	(5)	$6,505,000	$346,500	$5,696,500
Umberto della Sala (6)	$758,811	(7)	80	%(7)	$607,049	$—	(8)	$1,365,860	$182,115	$940,926
Franco Baseotto	$550,000		75%		$412,500	$1,050,000		$2,012,500	$123,800	$1,723,800
Michael S. Liebelson	$529,000		65%		$343,850	$550,000		$1,422,850	$82,500	$1,161,500
W. Troy Roder	$510,408		80%		$408,326	$562,500		$1,481,234	$81,500	$1,154,408
Beth B. Sexton	$388,360		65%		$252,434	$400,000		$1,040,794	$75,700	$864,060

(1)	Since our market generally targets annual incentive compensation on a percentage-of-salary basis, the Compensation Committee considers the dollar value of this element but typically awards it as a percentage of annual base salary. These target percentages are generally set forth in the NEOs’ employment agreements.
(2)	For a description of how economic value differs from grant date fair value, see “Executive Compensation—Compensation Discussion and Analysis—Economic Value of LTI Awards.”
(3)

Excludes Mr. Masters’ sign-on equity grant of restricted stock units that was made to offset equity compensation he forfeited when he left his prior employer to join us; Mr. della Sala’s equity grants that were made in connection with the extension of his term as Interim Chief Executive Officer from July 22, 2011 to September 30, 2011; a retention bonus paid to Ms. Sexton in connection with her assignment in Switzerland; settling-in allowances and monthly housing and living allowances paid to certain executives in connection with their positions in Geneva or the United Kingdom; and other perquisites which are provided to executives.
(4)	Assumes Mr. Masters, who became our Chief Executive Officer on October 1, 2011, was Chief Executive Officer from January 1, 2011 through December 31, 2011. See “Summary Compensation Table for Fiscal 2011” for actual compensation paid to Mr. Masters in 2011.
(5)	Excludes Mr. Masters’ sign-on equity grant of restricted stock units that was made to offset equity compensation he forfeited when he left his prior employer to join us.
(6)	Assumes Mr. della Sala, who served as our Interim Chief Executive Officer from January 1, 2011 through September 30, 2011, was Chief Operating Officer from January 1, 2011 through December 31, 2011. See “Summary Compensation Table for Fiscal 2011” for actual compensation paid to Mr. della Sala in 2011. Conversion to U.S. dollars from euros is calculated using the exchange rate as of December 30, 2011.
(7)	Mr. della Sala receives €195,000 of his annual base salary pursuant to an employment agreement, which we refer to as the Italian Contract, with Foster Wheeler Global E&C S.r.l., our Italian subsidiary, and the remaining €391,000 of his annual base salary is paid pursuant to an agreement with FWI. His target award opportunity is 120% of his base salary payable pursuant to his agreement with FWI, or 80% of the base salary that is listed in this table.
(8)	Excludes Mr. della Sala’s equity grants that were made in connection with the extension of his term as Interim Chief Executive Officer from July 22, 2011 to September 30, 2011.

Base Salaries

The base salaries we provide to executive officers are designed to provide a competitive level of secure cash compensation. Salaries are reviewed in January or February of each year. In addition, we review base salaries during the course of the year if an executive assumes additional job responsibilities. In reviewing base salaries, the Compensation Committee considers individual performance, the level of experience and responsibility of the executive and the compensation survey data described above.

2011 Base Salaries

Mr. Masters. In determining Mr. Masters’ annual base salary in connection with his appointment as our Chief Executive Officer, the Board considered Mr. Masters’ experience and market data for the proxy peer group.

Mr. della Sala. In November 2010, the Compensation Committee recommended, and the Board approved, an increase in Mr. della Sala’s annual base salary from €586,000 to €675,000, effective October 22, 2010, as compensation for the period during which he served as our Interim Chief Executive Officer. In making this determination, the Compensation Committee and the Board considered compensation at the 25th percentile level for chief executive officers based on the proxy peer group data. This increase in Mr. della Sala’s annual base salary applied only for the period in 2010 and 2011 during which he served as our Interim Chief Executive Officer. Mr. della Sala receives a portion of his annual base salary pursuant to the Italian Contract and the remainder of his annual base salary is paid pursuant to an agreement with FWI.

Other Named Executive Officers. In February 2011, the Compensation Committee reviewed and approved the annual base salaries for fiscal 2011 for Messrs. Baseotto, Liebelson and Roder and Ms. Sexton. As part of its review, the Compensation Committee considered, as applicable, market data for the proxy peer group and from the industry compensation survey, and the executive’s contributions to our performance and experience in his or her position. Due to our declining revenues and the weak business environment, the Compensation Committee did not approve any increases in annual base salary for Messrs. Baseotto, Liebelson and Roder and Ms. Sexton for fiscal 2011.

The Compensation Committee (and the full Board in the case of Mr. Masters’ base salary as of December 31, 2011 and Mr. della Sala’s base salary as of December 31, 2010), approved base salaries as follows:

	Annual Base Salary as of December 31, 2010	Annual Base Salary as of December 31, 2011	% Change
J. Kent Masters	n/a	$1,050,000	n/a
Umberto della Sala (1)	€675,000	€586,000	-13%
Franco Baseotto	$550,000	$550,000	0%
Michael S. Liebelson	$529,000	$529,000	0%
W. Troy Roder	$510,408	$510,408	0%
Beth B. Sexton	$388,360	$388,360	0%

(1)	Mr. della Sala’s annual base salary for the period January 1, 2011 to September 30, 2011, when he was serving as our Interim Chief Executive Officer, was €675,000 and for the period October 1, 2011 to December 31, 2011, when he was no longer serving as Interim Chief Executive Officer, was €586,000. When converted to U.S. dollars using the exchange rate on December 31, 2010 and December 31, 2011, respectively, his annual base salary was $902,700 and $758,000, respectively.

Short-Term Incentive Compensation

General. The NEOs are eligible for short-term incentive compensation awards under the STI Plan.

At the beginning of each year, the Compensation Committee establishes performance targets and key initiatives for the STI Plan. The individual target award opportunity (expressed as a percentage of salary) for each NEO is generally set in an employment agreement. After the end of the year, the Compensation Committee evaluates our performance as compared to the performance targets and the key initiatives and, after considering the recommendations of the chief executive officer for the other NEOs, determines the STI awards for each of the NEOs.

Fiscal 2011 STI Plan Target Award Opportunity. The Compensation Committee (or the full Board, in the case of Mr. Masters and Mr. della Sala while he served as Interim Chief Executive Officer), reviewed the target award opportunity set forth in the employment agreements, considered if any revisions were appropriate to such percentages in light of our philosophy of setting total direct compensation within the 50th and 75th percentiles of the market data. New or revised targets were set for Messrs. Masters and della Sala for 2011. The other NEOs’ 2011 target opportunities did not change from 2010. The following were the annual target award opportunities for each NEO for 2011:

NEO	STI Target Award Opportunity (% of base salary)
Mr. Masters	110% (1)
Mr. della Sala	107% and 80% (2)
Mr. Baseotto	75%
Mr. Liebelson	65%
Mr. Roder	80%
Ms. Sexton	65%

(1)	In determining Mr. Masters’ target award opportunity in connection with his appointment as our Chief Executive Officer, the Board considered the target award opportunity for Mr. Masters’ position in the proxy peer group, Mr. Masters’ experience and his target award opportunity at his prior employer. Because Mr. Masters became our Chief Executive Officer on October 1, 2011, he was eligible to receive a prorated STI award for 2011.
(2)

Mr. della Sala’s target award opportunity was 107% of his aggregate annual base salary (i.e., 150% of his annual base salary payable pursuant to his agreement with FWI), for the period January 1, 2011 to September 30, 2011, when he was serving as our Interim Chief Executive Officer, and 80% of his aggregate annual base salary (i.e., 120% of his annual base salary payable pursuant to his agreement with FWI), for the period October 1, 2011 to December 31, 2011, when he was no longer serving as Interim Chief Executive Officer. In November 2010, after consideration of compensation at the 25th percentile level for chief executive officers based on the proxy peer group data, the Compensation Committee recommended, and the Board approved, the increase in Mr. della Sala’s target award opportunity from 120% to 150% for when he served as our Interim Chief Executive Officer.

Fiscal 2011 STI Plan Performance Targets. For fiscal 2011, the Compensation Committee approved the following STI Plan financial performance targets and key initiative performance targets, which together comprise the STI performance multiplier, for the NEOs’ operating groups:

Performance Targets	Operating Group of Messrs. Masters, della Sala, Baseotto and Liebelson and Ms. Sexton		Operating Group of Mr. Roder
Financial	70% of performance multiplier based on achievement of targeted consolidated net earnings, as adjusted for certain operating and non-operating items and exclusions, as follows:		70% of performance multiplier based on achievement of targeted EBITDA, as adjusted for certain operating and non-operating items and exclusions, for the Global Engineering and Construction Group (“E&C”), as follows:
	Target Net Earnings	Percent of Target Award	Target EBITDA	Percent of Target Award
	$154.6 million	0%	$207.6 million	0%
	$193.4 million*	50%	$239.9 million*	50%
	$229.2 million	100%	$270.3 million	100%
	$262.4 million	200%	$299.9 million	200%
Key initiatives	30% of performance multiplier tied to achievement of, or progress toward, key initiatives related to, among other things, strategic initiatives, mergers and acquisitions and talent management		30% of performance multiplier tied to achievement of, or progress toward, key initiatives for E&C related to, among other things, safety processes, client satisfaction, served markets, project execution and talent management

*	Represents our 2011 financial performance targets.

Because difficult market conditions caused our financial performance goals for 2011 to be set well below the actual amounts achieved for the comparable measures for the past few years, the Compensation Committee determined that achievement in 2011 of our targeted consolidated net earnings of $193.4 million and $239.9 million in EBITDA for E&C would, as indicated above, result in an award equal to 50% of the individual target award opportunity (expressed as a percentage of salary), subject to adjustment as permitted in the discretion of the Compensation Committee. This made it substantially more difficult for our executives to achieve in 2011 the level of STI compensation received over the past few years.

Therefore, 2011 STI awards were calculated using the following formula:

Annual Base Salary	X	Target Award Opportunity	X	Performance Multiplier

where “Performance Multiplier” = (70% of A) + (30% of B);

“A” = the multiplier corresponding to the ratio of actual achievement vs. targeted financial performance; and

“B” = the multiplier corresponding to the ratio of actual achievement vs. targeted key initiative performance.

The STI plan permits individual awards to be adjusted up or down in the discretion of the Compensation Committee. However, no award may exceed a maximum amount of two times the individual target award opportunity. The Compensation Committee did not use its discretion to adjust upward any 2011 award for the NEOs.

Fiscal 2011 STI Plan Actual Results and Awards.

The table below summarizes achievement levels and actual STI award amounts for 2011:

NEO	Achievements Towards Financial Performance	Comparison to Financial Performance (1)	Performance Multiplier Components
			Financial Performance (2)	Key Initiatives (3)	Performance Multiplier	Actual STI Award
Mr. Masters	$166.9 million consolidated adjusted net earnings(4)	$26.5 million under the $193.4 million target	19%	55%	30%	$87,300	(5)
Mr. della Sala						$260,867	(6)
Mr. Baseotto						$123,800
Mr. Liebelson						$82,500	(7)
Ms. Sexton						$75,700
Mr. Roder	$212.2 million EBITDA for E&C(8)	$27.7 million under the $239.9 million target	13%	85%	35%	$81,500	(7)

(1)	As described above under “Fiscal 2011 STI Plan Performance Targets,” achievement of our 2011 performance targets would result in an award equal to 50% of the individual target award opportunity, subject to adjustment as permitted in the discretion of the Compensation Committee.
(2)	Represents 70% of the performance multiplier.
(3)	Represents 30% of the performance multiplier.
(4)	For STI measurement purposes for fiscal 2011, the Compensation Committee excluded from consolidated net earnings certain charges and gains. The Compensation Committee believes the adjusted results better reflect our operating performance. The adjustments for fiscal 2011 included the impact, whether positive or negative, of foreign currency fluctuations, tariff rates set by third parties, certain legacy projects and asbestos settlements and charges. The net effect of these adjustments was to increase our reported consolidated net earnings of $162.4 million by $4.5 million.
(5)	Because Mr. Masters became our Chief Executive Officer on October 1, 2011, he received a prorated STI award for 2011.
(6)	This figure was converted to U.S. dollars using the exchange rate on the date this STI award was approved by the Compensation Committee as the payment to Mr. della Sala was made subsequent to the filing of the proxy statement with the SEC.
(7)	The Compensation Committee utilized its discretion, as provided under the STI Plan, to adjust these award amounts.

(8)	For STI measurement purposes for fiscal 2011, the Compensation Committee excluded certain charges and gains from E&C’s EBITDA. The Compensation Committee believes the adjusted results better reflect our operating performance. The adjustments for fiscal 2011 included the impact, whether positive or negative, of foreign currency fluctuations, tariff rates set by third parties and certain legacy projects. The net effect of these adjustments was to increase E&C’s reported EBITDA of $210.5 million by $1.7 million.

Sign-On and Retention Bonuses in 2011. In connection with his appointment as our chief executive officer, in October 2011, Mr. Masters received a sign-on equity award of restricted stock units in November 2011 with an economic value of approximately $4,500,000. This award was made solely and directly to offset compensation which he forfeited when he left his prior employer to join us. In order to reflect the fact that this grant was sign-on compensation, on November 1, 2011, our Board approved the immediate vesting of a portion of this award.

In addition, during 2011, we paid a retention bonus to Ms. Sexton equal to 175% of her base salary. We agreed to make retention bonuses to certain key corporate executives, including Ms. Sexton, following relocation of our corporate office from the United States to Geneva. The bonus was paid, as provided under her employment agreement, in connection with the execution of an addendum to her agreement providing for her long-term assignment in Geneva. The bonus must be repaid by Ms. Sexton if her employment terminates under certain circumstances prior to June 30, 2012.

Long-Term Incentive Compensation

General. Our long-term incentives are equity-based and are provided under the LTI Plan, which was approved by our shareholders in fiscal 2006. The LTI Plan provides for a number of different types of equity-based awards: stock options, stock appreciation rights, restricted stock or units and performance shares or units.

The Compensation Committee identified the following factors to consider in making equity compensation grants under the LTI Plan:

•	key corporate goals/business strategies as presented by management and reviewed by our Board of Directors;

•	external market trends;

•	maintaining conceptual consistency in design from prior years where appropriate; and

•	a bias towards simplicity and focus.

In addition, as part of the 2006 shareholder approval process for the LTI Plan, we made certain commitments to Institutional Shareholder Services, a provider of risk management and corporate governance products. One of these commitments was to manage the approved share pool under the LTI Plan so that the average annual burn rate (over a three-year period) of awards granted under the LTI Plan would not exceed 5.37% of the number of shares outstanding as of the end of each of the three fiscal years. The Compensation Committee makes awards under the LTI Plan consistent with this commitment.

Mix of Equity. In determining which types of awards to grant as long-term incentives during 2011, the Compensation Committee chose a combination of stock options, restricted share units, which we refer to as RSUs, and PRSUs that would provide the appropriate balance of incentives to management. The table below shows the rationale for each award and the split among the different award types.

Form of Long-Term Incentive Award	Primary Rationale for Award	Percentage of Long-Term Incentive Awards (based on total economic value)
Stock options	Promote alignment with shareholder value creation; at risk element because value is realized only if our stock price rises	30%

Restricted share units (RSUs)	Shareholder alignment and retention	40%

Restricted share units with performance goals (PRSUs)	Performance-based incentive and retention; at risk element because award is earned only if we meet performance goals related to total shareholder return	30%

We began granting PRSUs to certain executives, including most of our NEOs, in 2011 to increase the percentage of awards which are at risk and tied to performance. As a result, 60% of the long-term incentives awarded as annual awards in 2011 are at risk and in alignment with shareholder value.

Description of PRSUs. PRSUs represent restricted share units that are earned when certain pre-determined objective performance goals have been met. The Compensation Committee determines if, when and to the extent that the performance goals have been met. After such determination is made, the PRSUs vest on the later of the date of the Compensation Committee’s determination that the performance goals have been met and the third anniversary of the grant date. The performance goals are based on our cumulative 3-year total shareholder return (TSR) as calculated by Standard & Poor’s, relative to the TSRs of a group of our peers. The Compensation Committee calculates TSR as follows:

TSR =	Monthly average share price in December of Year 3 + reinvested dividend value
Monthly average share price in December of Year 0 + reinvested dividend value

The performance goals for 75% of the PRSUs awarded to Mr. Masters in 2011 will be measured by TSRs that compare December 2011 to December 2014, while the remainder of his PRSUs granted in 2011, and the PRSUs granted to Messrs. Baseotto, Liebelson and Roder and Ms. Sexton in March 2011, will use TSRs that compare December 2010 to December 2013. Mr. Masters’ PRSU allocation was designed to recognize that he did not join us until October 2011.

For the PRSUs awarded in 2011, the following 13 companies comprise the peer group for PRSU purposes:

AECOM	The Shaw Group
Chicago Bridge & Iron Co.	SNC-Lavalin Group Inc.
Fluor Corporation	Tutor Perini Corporation
Granite Construction Incorporated	Technip
Jacobs Engineering Group Inc.	URS Corporation
KBR Inc.	WorleyParsons Limited
McDermott International, Inc.

This peer group and our proxy peer group, both of which consist of engineering and construction companies whose business is substantially global, overlap but differ. The Compensation Committee believes that the TSR peer group, which we use to measure our performance, better reflects our potential competitors for business, while the proxy peer group, which we use to measure our compensation, better reflects our potential competitors for talent.

The TSR of all companies will be computed at the end of the applicable performance period (December 31, 2013 or December 31, 2014). The percentile ranking of our TSR as compared to the TSR peer group will be determined. Our ranking as compared to the peer group will be compared against the performance levels shown below to determine the number of shares to be delivered.

TSR Percentile Rank of the Company	Corresponding Payout Percentage of Economic Value on Grant Date(1)
At or above 75th	200%
At 50th	90%
At 25th	25%
Below 25th	0%

(1)

This percentage represents the economic value of the shares awarded on the vesting date if the performance goals are met. Assuming our share price remains constant, a ranking at or above the 75th percentile on the vesting date will result in the award of shares whose market value will be double the economic value of the award on the grant date.

Any ranking below the 25th percentile will result in zero shares being paid out and 200% is the maximum economic value of the payout even if our TSR is above the 75th percentile. Rankings in between the performance levels will result in linear interpolation of the payout percentage earned. As shown above, a TSR ranking at the 50th percentile will result in a payout with an economic value of 90%.

Fiscal 2011 Equity Awards. We made the following grants to our NEOs in fiscal 2011, which, in accordance with our equity grant practices described below, were awarded during open trading windows based on the closing price of our shares on NASDAQ on the date of grant. The economic value of the equity awards and corresponding number of stock options, RSUs and PRSUs granted to the NEOs during fiscal 2011 were as follows:

	Date of Award	Total Economic Value of All Awards	Economic Value of Option Award	Number of Stock Options	Exercise Price of Stock Options	Economic Value of RSU Award	Number of RSUs	Economic Value of PRSU Award	Number of PRSUs (1)
J. Kent Masters (2)	11/11/11	$4,500,000	$—	—	$—	$4,500,000	218,765	$—	—
J. Kent Masters (3)	11/11/11	$4,300,000	$1,290,000	141,046	$20.570	$1,720,000	83,616	$1,290,000	125,425
Umberto della Sala (4)	8/12/11	$454,000	$227,000	21,456	$23.170	$227,000	9,797	$—	—
Franco Baseotto (5)	3/8/11	$1,050,000	$315,000	19,203	$35.200	$420,000	11,931	$315,000	17,897
Michael S. Liebelson (5)	3/8/11	$550,000	$165,000	10,058	$35.200	$220,000	6,250	$165,000	9,375
W. Troy Roder (5)(6)	3/8/11	$562,500	$168,750	10,287	$35.200	$225,000	6,392	$168,750	9,588
Beth B. Sexton (5)	3/8/11	$400,000	$120,000	7,315	$35.200	$160,000	4,545	$120,000	6,818

(1)	Reflects maximum number of shares which may be received on the vesting date if the performance goals are met. On the vesting date, the market value of such shares, assuming our share price remains constant, will be double the economic value shown in this table.
(2)	Sign-on award in connection with his appointment as Chief Executive Officer, effective October 1, 2011.
(3)	Granted in connection with his appointment as Chief Executive Officer, effective October 1, 2011.
(4)	Granted in connection with the extension of his term as Interim Chief Executive Officer from July 22, 2011 to September 30, 2011.
(5)	Annual grant for 2011.

(6)	Granted in accordance with the terms of Mr. Roder’s employment agreement, which provided that his 2011 annual grant would not be less than 75% of the award he received in November 2009.

For additional information about each of the grants made during fiscal 2011, including the grant date fair value of each of the awards for financial reporting purposes, see the “Grants of Plan Based Awards for Fiscal 2011” table that follows this Compensation Discussion and Analysis. For a description of how economic value differs from grant date fair value, see below.

Economic Value of LTI Awards. Our practice is for the Compensation Committee to approve the economic value (that is, currency-denominated value) of equity compensation of each award to be granted to our executive officers. The economic value is then converted, as of the grant date, into an award of an absolute number of stock options, RSUs and PRSUs based upon a methodology suggested by Mercer and approved by the Compensation Committee. We refer to this methodology as the compensation methodology.

In making awards during fiscal 2011:

•

The stock option value for compensation purposes was derived using a Black-Scholes formula based upon, among other input assumptions, an expected term computed using the average period between a three-year cliff vesting award and the full contractual term of the option and expected volatility based on the daily change in share price over the 36 months preceding the grant date, capped at 50%. The stock option value for financial reporting purposes, which may differ from this value for compensation purposes, was derived using a Black-Scholes formula based upon, among other input assumptions, an expected term less than the full contractual term of the option and expected volatility based on the daily change in share price over the period commensurate with the expected term.

•	The RSU value for compensation purposes and financial reporting purposes was derived using the closing share price on the grant date.

•

The PRSU maximum payout value for compensation purposes was derived using 50% of the closing share price on the grant date. The PRSU value for financial reporting purposes was derived using a Monte Carlo simulation. A Monte Carlo exercise simulates a distribution of stock prices for Foster Wheeler AG and for the comparison firms to yield an expected distribution of stock prices at the end of the performance period. The simulations are repeated many times in order to derive a probabilistic assessment of our performance relative to the comparison group.

Timing of Awards. We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information in a way that would be to our executives’ advantage. Our practice is for the Compensation Committee to approve the equity awards to be granted during the next open trading window for the applicable period. This practice ensures that equity awards are granted at the time that all material information has been disclosed. On the grant date, the number and strike price for the option awards and the number of RSUs and PRSUs are determined based on the closing price of our shares on NASDAQ on that date. We do not backdate or re-price equity awards.

Prior to fiscal 2010, the Compensation Committee had for several years made annual grants in November of each year to compensate participants for services to be provided in the following year. In fiscal 2010, the Compensation Committee decided to alter this practice in order to align the timing of equity award decisions with annual performance review and other compensation decisions for our NEOs and other senior officers and approve annual grants to participants in February of the following year. Accordingly, no annual grants were made to our NEOs or other participants in the LTI Plan in fiscal 2010 and our Compensation Committee awarded annual grants in March 2011 for services to be provided in the 2011 fiscal year.

In addition, grants may be made during the year in the Compensation Committee’s discretion, generally in the case of a promotion, the addition of job responsibilities or the hiring of a new employee. As described above, such grants were made in fiscal 2011 to Messrs. Masters and della Sala.

Employment Agreements

We have entered into written employment agreements with our NEOs. These agreements specify a number of the elements of each NEO’s compensation, such as their initial base salary and initial target short-term award opportunity. The agreements also include provisions that address termination and change of control payments, which are more fully described in the section of this proxy entitled “Termination and Change of Control Provisions.” We believe that entering into employment agreements with our NEOs helps us attract and retain high quality executives and the change of control provisions in the agreements protect our shareholders’ interest by helping to assure management continuity and focus on shareholder value through and beyond any change of control.

Post-Employment Benefits

We provide severance benefits and change of control benefits to our NEOs. For a detailed description of these benefits and a quantification of potential payments as of December 31, 2011, see “Termination and Change of Control Provisions” and “Potential Post-Employment Payments Table” below. We also provide limited U.S. retirement benefits and/or certain retirement benefits as required by Italian law to certain of our NEOs.

Severance Benefits

We believe that it is appropriate to provide reasonable severance benefits to senior management, reflecting the fact that it may be difficult for executives to find comparable employment within a short period of time. Severance arrangements also permit us to make timely decisions with respect to changes in management and disentangle us from the former employee as soon as practicable. We generally have agreed to provide our NEOs with severance in the amount of one and one-half to two times base salary and short-term incentive awards, as well as continuation of health and welfare benefits for one and one-half to two years and immediate vesting of all outstanding equity awards for certain NEOs with employment agreements executed prior to 2010. In structuring these severance agreements, we strive for internal consistency among the members of senior management while also considering prevailing market practice. In addition, the employment agreements with our NEOs include provisions that prohibit the executive from competing with us or soliciting our employees or customers for a specified period.

Change of Control Benefits

We believe that the interests of shareholders are best served if the interests of our senior management are aligned with them, and that the change of control arrangements for our NEOs create incentives for our executive team to build shareholder value and to obtain the highest value possible should there be a possibility of our being acquired in the future, despite the risk that the acquisition could result in the executives losing their jobs. The change of control arrangements are also intended to attract and retain qualified executives who otherwise might view as more attractive other employers at a lower risk of being acquired.

The cash components of any change of control benefits are based upon a multiple (ranging from 1.5 to 3) of annual base salary and short-term incentive compensation. In the event of a change of control, we also continue health and other insurance benefits for one and one-half to five years and immediately vest all equity compensation. We believe these levels of benefits are consistent with the general practice among our peers. Because of the so called “parachute” excise taxes imposed by Internal Revenue Code Section 280G, in the employment agreements with Messrs. della Sala, Baseotto and Roder and Ms. Sexton entered into prior to 2010, we have agreed to reimburse them for any excise taxes imposed as a result of their receipt of change of control benefits. During 2010, we implemented a “modified cap” in our agreements with new executives by which the executive receives the greater of (a) the total parachute payments net of all income and excise taxes, or (b) the total parachute payment reduced to the amount that would result in the payment of no excise taxes, net of income taxes. As a result, our employment agreements with Messrs. Masters and Liebelson include such a “modified cap” provision.

Retirement Plans and Retiree Medical

Until May 31, 2003, we maintained a qualified defined benefit pension plan in the United States. Since that time, no new participants were added to the U.S. plan and the benefits under the plan for participants were frozen. We replaced the U.S. defined benefit pension plan with enhancements to our 401(k) plan, pursuant to which we match employee contributions up to approximately $14,700 per employee. Of the NEOs, only Mr. Roder is eligible to receive benefits under the frozen U.S. defined benefit pension plan. Messrs. Masters, Baseotto, Liebelson and Roder and Ms. Sexton participate in our 401(k) plan on the same terms as other employees. We do not offer supplemental retirement benefits.

Upon retirement, Messrs. della Sala and Baseotto will be entitled to receive certain retirement benefits under Italian law and the national collective bargaining agreement that covers and/or covered them.

We also maintain a program to provide health benefits to certain employees who retire from active service. Employees who were age 40 or older as of May 31, 2003 may retire with subsidized post-retirement medical benefits. The level of the subsidy is based on a participant’s defined benefit pension plan service as of May 31, 2003, subject to an overall limit. None of the NEOs are eligible to receive retiree health benefits.

Perquisites

The perquisites we provide are not a material part of the executives’ compensation packages. We reimburse certain senior management for fees associated with tax preparation, financial and estate planning services, an annual physical examination, home office equipment and tax gross-ups on certain of these benefits. In lieu of receiving a company-furnished vehicle, Messrs. Masters and Baseotto and Ms. Sexton receive, and Messrs. Liebelson and Roder received, a car or transportation allowance. In addition, Ms. Sexton received a U.S. vehicle allowance through June 30, 2011.

Other Benefits

In 2011 we paid a settling-in allowance to Mr. Masters and a monthly housing allowance to Mr. Roder. We also paid, and continue to pay, monthly housing allowances to Messrs. Masters and Baseotto and Ms. Sexton, all in connection with their positions in Geneva and in line with the market practice for foreign executives living in Switzerland. Recognizing differences in the cost of living in the United States as compared to Switzerland or the United Kingdom, as applicable, and to assist our relocated executives maintain a standard of living similar to what they had in the United States, we also paid to Mr. Roder and continue to pay to Mr. Baseotto and Ms. Sexton, monthly living allowances in connection with the relocation of their positions outside of the United States. We also provide tax equalization benefits to Messrs. Masters and Baseotto and Ms. Sexton and we did provide tax equalization to Mr. Liebelson and Mr. Roder. To the extent the provision of certain of these assignment benefits results in taxable income to the NEOs, we have agreed to pay to them an amount necessary to satisfy their tax obligations. We believe “grossing up” these payments is appropriate in order to reimburse our NEOs in full for the costs they incur solely as a result of the location or relocation of their positions. The Board and/or Compensation Committee approved the reimbursement of these expenses and the payment of these allowances based in part on the advice of Mercer, who provided information regarding market practice for executives in Europe.

Health and Welfare Benefits

We maintain a number of health and welfare programs to provide life, health and disability benefits to employees of the company. The NEOs participate in these plans on the same terms as other employees.

Tax Considerations

In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the company and to our executive officers, including the potential impact of

Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction by any publicly held corporation for individual compensation exceeding $1 million in any taxable year for its chief executive officer and certain other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the company and that meets certain other technical requirements. The Compensation Committee also believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives. For these reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not always limit compensation to those levels or types of compensation that will be deductible. As a result of our tax position in recent years, any lack of deductibility of compensation has not negatively impacted our tax position. The Compensation Committee does consider alternative forms of compensation consistent with its compensation goals, which preserve deductibility.

Other Compensation Practices and Policies

Share Ownership Guidelines

We desire to promote the retention and motivation of our executive officers and non-employee directors and to align their interests with those of our shareholders. Equity ownership plays a key role in aligning these interests. As a result, the Compensation Committee has adopted share ownership guidelines for our non-employee directors and certain executive officers, including each of our NEOs.

The following table sets forth the target ownership levels in our shares that are expected for our NEOs and non-employee directors. The target ownership levels are expressed in terms of the market value of share holdings as a multiple of the executive’s base salary (as adjusted from time to time) or the non-employee director’s annual retainer (as adjusted from time to time). The total market value of the participant’s share holdings should equal or exceed the specified target ownership level.

Participant	Target Ownership Level
Mr. Masters	5 x base salary
Mr. della Sala	3 x base salary
Mr. Baseotto	3 x base salary
Mr. Liebelson	3 x base salary
Mr. Roder	3 x base salary
Ms. Sexton	2 x base salary
Non-employee directors	5 x annual retainer

Actual levels of the market value of share ownership can fluctuate over time based on a change in pay rates and the value of the underlying shares. The target ownership levels set forth above are meant as targets to be achieved and maintained over time. The guidelines apply to shares awarded to an NEO or non-employee director on or after the later of (i) November 6, 2006 and (ii) the date the share ownership guidelines first applied to that individual. Securities that count toward satisfaction of these targets are:

•	Shares of our stock which are directly or beneficially owned;

•	Vested and unvested restricted stock or restricted stock units; and

•	Vested “in-the-money” options.

Prior to attaining the target ownership levels, we believe a participant’s sale of shares obtained through our compensation programs should be reasonably limited. We require that at least 50% of shares which are (i) subject to the guidelines and (ii) acquired through our equity compensation programs, after the payment of any applicable taxes, should be retained until the participant meets the relevant target ownership level. If a participant wishes to sell shares in excess of the allowable amount and is under the relevant target ownership level, the individual may request that the chief executive officer approve an exception prior to the sale. The chief executive officer has discretion in making this determination. Any exception granted will be reported by the chief executive officer to the Compensation Committee. Any request for an exception made by the chief executive officer for himself must be approved by the Compensation Committee, which has discretion in making this determination. No such exceptions were requested or granted in fiscal 2011. These limitations on sales in the guidelines are applicable to all equity grants made on or after the later of November 2006 or the date the guidelines are first made applicable to a particular participant.

During 2011, each of our NEOs and non-employee directors complied with the share ownership guidelines either by attaining the required target ownership level or by complying with the provisions of the share ownership guidelines applicable to sales of shares prior to attaining the required targeted ownership level.

Derivatives. Our insider trading policy prohibits all directors, officers and employees from engaging in “short sales” or trading in derivative securities, such as puts, calls and warrants related to our securities. Additionally, directors, officers and employees are prohibiting from day trading in our securities.

Clawback. Under the LTI Plan, following a termination of employment for cause (as defined in the plan), all awards, whether vested or not, are immediately forfeited.

Compensation Committee Report on Executive Compensation

The Compensation Committee of Foster Wheeler AG administers the Company’s executive compensation program and (i) reviews and approves the salaries, short-term incentive compensation, equity-based compensation to, and other compensation to be paid to, the Company’s executive officers other than the chief executive officer and (ii) reviews and recommends to the Company’s Board of Directors the salary, short-term incentive compensation, equity-based compensation and other compensation to be paid to its chief executive officer. The Compensation Committee is comprised of non-employee directors who meet the independence requirements of The NASDAQ Stock Market LLC. The Compensation Committee retains the services of independent consultants and other experts as it deems necessary or appropriate to assist in fulfilling its responsibilities.

The Compensation Committee reviewed and discussed with management the information included in the Company’s Compensation Discussion and Analysis for the 2011 fiscal year. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2012 annual general meeting of shareholders and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Compensation Committee:*

Steven J. Demetriou, Chairperson

Stephanie S. Newby

Roberto Quarta

Maureen B. Tart-Bezer

* On February 22, 2012, the Compensation Committee members that were serving on that date, as listed above, reviewed and discussed with management the information included in the Compensation Discussion and Analysis for the 2011 fiscal year. Effective February 23, 2012, (i) Mr. Demetriou and Ms. Newby stepped down from the Compensation Committee and (ii) the following directors (the “New Members”) joined the Compensation Committee: Edward G. Galante, Chairperson, Clayton C. Daley, Jr. and Henri Philippe Reichstul. The New Members did not participate in the review and discussion with management of the Compensation Discussion and Analysis for the 2011 fiscal year.

Summary Compensation Table for Fiscal 2011

The following table sets forth the compensation paid or accrued by us during the years ended December 31, 2011, December 31, 2010 and December 31, 2009 for our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)		Non-Equity Incentive Compensation ($) (2)	Change in Pension Value ($) (3)	All Other Compensation ($)		Total ($)
J. Kent Masters (4) Chief Executive Officer	2011	$220,096	$—		$7,818,985		$1,532,710		$87,300	$—	$249,541	(5)	$9,908,632

Umberto della Sala (6) President, Chief Operating Officer and former Interim Chief Executive Officer	2011	$913,107	$—		$226,996	(7)	$255,797		$260,867	$—	$27,135	(5)	$1,683,902
	2010	$794,479	$—		$2,923,896	(8)	$3,572,176		$356,695	$—	$25,648		$7,672,894
	2009	$817,111	$—		$—		$—		$635,719	$—	$27,179		$1,480,009

Franco Baseotto	2011	$550,000	$—		$868,738		$360,292		$123,800	$—	$721,766	(5)	$2,624,596
Executive Vice President, Chief Financial Officer and Treasurer	2010	$550,000	$962,500	(9)	$2,499,982	(10)	$—		$206,300	$—	$640,916		$4,859,698
	2009	$550,000	$—		$524,975		$629,812		$495,000	$—	$93,792		$2,293,579

Michael S. Liebelson (11)	2011	$529,000	$—		$455,078		$188,711		$82,500	$—	$1,496,451	(5)	$2,751,740
Former Executive Vice President and Chief Development Officer	2010	$291,713	$500,000	(12)	$749,996	(13)	$897,927		$100,800	$—	$54,759		$2,595,195

W. Troy Roder (14)	2011	$510,408	$—		$465,418	(15)	$193,008	(15)	$81,500	$32,577	$564,793	(5)	$1,847,704
Former Chairman and Chief ExecutiveOfficer, Foster Wheeler Energy Limited

Beth B. Sexton	2011	$388,360	$679,630	(16)	$330,945		$137,246		$75,700	$—	$552,840	(5)	$2,164,721
Executive Vice President of Human Resources	2010	$388,360	$—		$1,249,977	(17)	$—		$126,200	$—	$478,647		$2,243,184

(1)	Represents the grant date fair values of restricted share unit awards and performance-based restricted share unit awards for the Stock Awards column and stock option awards for the Option Awards column. Such awards have been valued in this table in accordance with accounting principles generally accepted in the United States. The grant date fair value shown for restricted share units is based on the closing price of our shares on the date of grant, and the grant date fair value shown for stock option awards is determined using the Black-Scholes option-pricing model on the date of grant. The value shown for performance-based restricted share unit awards is based on the probability of achieving the performance condition using a Monte Carlo simulation as of the grant date for the award, and reflects the maximum number of shares that can be awarded. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 11, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures, pursuant to SEC rules.
(2)	Represents short-term incentive compensation amounts earned in accordance with the Foster Wheeler Annual Executive Short-term Incentive Plan. The basis for determining short-term incentive compensation for fiscal 2011 is discussed in greater detail above under “Compensation Discussion and Analysis—Short-Term Incentive Compensation.”
(3)	Represents the aggregate change in the actuarial present value of the benefits payable under the U.S. defined benefit pension plan. Only Mr. Roder is eligible to participate. Under the U.S. pension plan, retirement benefits are primarily a function of both years of service and level of compensation. The U.S. pension plan is frozen to new entrants and additional benefit accruals, and is noncontributory. See “Pension Benefits for Fiscal 2011” for more information.
(4)	Mr. Masters was appointed Chief Executive Officer effective October 1, 2011.
(5)	All other compensation for the NEOs in 2011 consisted of the following:

NEO	Contributions to Pension Account	Car/ Transportation Allowance	401(k) Match	Allowances (i)	Tax-Gross Ups and Tax Equilization	Vacation Payout	Payments Upon Termination		Total
Mr. Masters	$—	$10,295	$8,481	$127,399	$103,366	$—	$—		$249,541
Mr. della Sala	$27,135	$—	$—	$—	$—	$—	$—		$27,135
Mr. Baseotto	$—	$30,335	$14,700	$333,112	$343,619	$—	$—		$721,766
Mr. Liebelson	$—	$20,415	$14,700	$—	$90,801	$—	$1,370,535	(ii)	$1,496,451
Mr. Roder	$—	$15,705	$14,700	$38,248	$447,346	$48,794	$—		$564,793
Ms. Sexton	$—	$47,941	$14,700	$265,968	$224,231	$—	$—		$552,840

i.	Includes housing, living, settling-in and other allowances.
ii.	On December 8, 2011, notice was provided that Mr. Liebelson’s employment with us would end on March 7, 2012. The payment upon termination figure represents the amount accrued in 2011 but expected to be paid after March 7, 2012. See “Executive Compensation—Termination and Change of Control Provisions—Termination and Change of Control Payments—Mr. Liebelson’s Termination of Employment” for a description of what he is entitled to receive.

(6)	Mr. della Sala lives in Italy and, therefore, his compensation is paid in euros. The figures in the Salary and All Other Compensation columns were converted to U.S. dollars using the exchange rate on the dates of payment. The figures in the Non-Equity Incentive Compensation column were converted to U.S. dollars using the exchange rate on the date the short-term incentive compensation grant was approved by the Compensation Committee.
(7)	Mr. della Sala received equity awards in August 2011 in connection with the extension of his term as Interim Chief Executive Officer from July 22, 2011 to September 30, 2011.
(8)	Mr. della Sala received equity awards in February and December 2010 in connection with the extension of his employment agreement and his appointment as our Interim Chief Executive Officer, respectively.
(9)	Mr. Baseotto received a retention bonus in accordance with the terms of his amended employment agreement, dated May 4, 2010. This bonus must be repaid to us if, prior to June 30, 2012, Mr. Baseotto provides us with an advance written notice of termination of employment such that the resulting termination date is prior to June 30, 2012, is less than thirty (30) days after the notice for termination due to a catastrophic event, or is less than ninety (90) days after a notice for termination that is not due to a catastrophic event.
(10)	Mr. Baseotto received an equity award to compensate him for waiving his right to resign with good reason under his employment agreement as a result of his relocation to Geneva.
(11)	Mr. Liebelson was appointed Executive Vice President and Chief Development Officer effective June 1, 2010 and his employment with the Company ended on March 7, 2012.
(12)	Mr. Liebelson received a sign-on bonus in accordance with the terms of his employment agreement, dated May 28, 2010.
(13)	Mr. Liebelson received equity awards in connection with his appointment as our Executive Vice President and Chief Development Officer.
(14)	Mr. Roder’s employment with the Company ended on December 31, 2011.
(15)	Granted in accordance with the terms of Mr. Roder’s employment agreement, which provided that his 2011 annual grant would not be less than 75% of the award he received in November 2009.
(16)	Ms. Sexton received a retention bonus in accordance with the terms of her amended employment agreement, dated May 4, 2010. She must repay this bonus to us if, prior to June 30, 2012, she provides us with an advance written notice of termination of employment such that the resulting termination date is prior to June 30, 2012, is less than 30 days after the notice for termination due to a catastrophic event, or is less than 90 days after a notice for termination that is not due to a catastrophic event.
(17)	Ms. Sexton received an equity award to compensate her for waiving her right to resign with good reason under her employment agreement as a result of her relocation to Geneva.

Grants of Plan-Based Awards for Fiscal 2011

The following table sets forth the plan-based awards granted to our NEOs during the year ended December 31, 2011. All equity awards were granted under the LTI Plan.

Name	Grant Date	Board or Compen- sation Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
J. Kent Masters	—	—	$203,786	$291,123	$582,247
	11/11/11	11/1/11				3,920	(5)	14,110	(5)	31,356	(5)						$213,042
	11/11/11	11/1/11				11,759	(6)	42,331	(6)	94,069	(6)						$1,385,966
	11/11/11	11/1/11										218,765	(7)				$4,499,996
	11/11/11	11/1/11										83,616	(8)				$1,719,981
	11/11/11	11/1/11												141,046	(9)	$20.570	$1,532,710
Umberto della Sala	—	—	$594,686	$849,551	$1,699,102
	8/12/11	7/20/11										9,797	(10)				$226,996
	8/12/11	7/20/11												21,456	(11)	$23.170	$255,797
Franco Baseotto	—	—	$288,750	$412,500	$825,000
	3/8/11	2/24/11				2,237	(12)	8,054	(12)	17,897	(12)						$448,767
	3/8/11	2/24/11										11,931	(13)				$419,971
	3/8/11	2/24/11												19,203	(14)	$35.200	$360,292
Michael S. Liebelson	—	—	$240,695	$343,850	$687,700
	3/8/11	2/24/11				1,172	(12)(15)	4,219	(12)(15)	9,375	(12)(15)						$235,078
	3/8/11	2/24/11										6,250	(13)(15)				$220,000
	3/8/11	2/24/11												10,058	(14)(15)	$35.200	$188,711
W. Troy Roder	—	—	$285,828	$408,326	$816,653
	3/8/11	2/24/11				1,199	(12)(16)	4,315	(12)(16)	9,588	(12)(16)						$240,419
	3/8/11	2/24/11										6,392	(13)(16)				$224,998
	3/8/11	2/24/11												10,287	(14)(16)	$35.200	$193,008
Beth B. Sexton	—	—	$176,704	$252,434	$504,868
	3/8/11	2/24/11				852	(12)	3,068	(12)	6,818	(12)						$170,961
	3/8/11	2/24/11										4,545	(13)				$159,984
	3/8/11	2/24/11												7,315	(14)	$35.200	$137,246

(1)	Represents the possible payout for each NEO under the STI Plan for fiscal 2011 if the threshold, target or maximum goals were satisfied, as further described under “Compensation Discussion and Analysis—Short-Term Incentive Compensation—Fiscal 2011 STI Plan Actual Results and Awards.” This table reflects (a) the possible prorated payouts which Mr. Masters, who became our Chief Executive Officer on October 1, 2011, was eligible to receive and (b) Mr. della Sala’s possible payouts which were calculated using a target award opportunity of (i) 107% of his aggregate base salary for the period from January 1, 2011 to September 30, 2011 and (ii) 80% of his aggregate base salary for the period October 1, 2011 to December 31, 2011.
(2)	Represents restricted share units that, after the Compensation Committee determines if, when and to the extent that the pre-determined performance goals have been met, vest on the later of the third anniversary of the grant date or the date of the Compensation Committee’s determination that the performance goals have been met. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average share price in December in a specified year to the Company’s monthly average share price in December three years later, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. For a description of the terms of the awards, see “Description of PRSUs” above.
(3)	The exercise price of the stock options was determined using the closing price on NASDAQ on the grant date.
(4)	Represents the grant date fair value of awards of restricted share units, performance-based restricted share units or stock options granted under the LTI Plan. Such awards have been valued in this table in accordance with accounting principles generally accepted in the United States. The value shown for restricted share units is based on the closing price of our shares on the date of grant, and for stock options is based on the fair value determined using the Black-Scholes option-pricing model on the date of grant. The value shown for performance-based restricted share unit awards is based on the probability of achieving the performance condition using a Monte Carlo simulation as of the grant date for the award, and reflects the maximum number of shares that can be awarded. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 11, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures, pursuant to SEC rules.
(5)	Represents restricted share units with performance goals granted on November 11, 2011. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average share price in December 2010 to monthly average share price in December 2013, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2013). If the Compensation Committee determines that the applicable performance criteria have been met, the award vests on the later of September 30, 2014 or the date the applicable performance criteria are certified to have been met by the Compensation Committee. The restricted share units with performance goals do not have voting or dividend rights until they vest and are settled in shares.

(6)	Represents restricted share units with performance goals granted on November 11, 2011. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average share price in December 2011 to monthly average share price in December 2014, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2014). If the Compensation Committee determines that the applicable performance criteria have been met, the award vests on the later of September 30, 2014 or the date the applicable performance criteria are certified to have been met by the Compensation Committee. The restricted share units with performance goals do not have voting or dividend rights until they vest and are settled in shares.
(7)	Represents restricted share units granted on November 11, 2011. One-third of award vested on November 11, 2011, one-third vests on September 30, 2012 and the remaining one-third vests on September 30, 2013. Pursuant to the Board of Directors’ November 1, 2011 approval, this award was changed from one-third vesting on the first, second and third anniversaries of the grant date to vest as reported in the prior sentence. The restricted share units do not have voting or dividend rights until they vest and are settled in shares.
(8)	Represents restricted share units granted on November 11, 2011. One-third of award vests on September 30, 2012, one-third vests on September 30, 2013 and the remaining one-third vests on September 30, 2014. The restricted share units do not have voting or dividend rights until they vest and are settled in shares.
(9)	Represents non-statutory stock options to purchase shares granted on November 11, 2011. The stock options expire on November 11, 2018. One-third of award vests on September 30, 2012, one-third vests on September 30, 2013 and the remaining one-third vests on September 30, 2014.
(10)	Represents restricted share units granted on August 12, 2011. The award vests on December 31, 2012. The restricted share units do not have voting or dividend rights until they vest and are settled in shares.
(11)	Represents non-statutory stock options to purchase shares granted on August 12, 2011. The stock options expire on August 12, 2018. The award vests on December 31, 2012.
(12)	Represents restricted share units with performance goals granted on March 8, 2011. The performance goals are based on Foster Wheeler AG’s cumulative 3-year TSR (calculated by comparing monthly average share price in December 2010 to monthly average share price in December 2013, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2013). If the Compensation Committee determines that the applicable performance criteria have been met, the award vests on the later of March 8, 2014 or the date the applicable performance criteria are certified to have been met by the Compensation Committee. The restricted share units with performance goals do not have voting or dividend rights until they vest and are settled in shares.
(13)	Represents restricted share units granted on March 8, 2011. One-third of the award vested on March 8, 2012, one-third vests on March 8, 2013 and the remaining one-third vests on March 8, 2014. The restricted share units do not have voting or dividend rights until they vest and are settled in shares.
(14)	Represents non-statutory stock options to purchase shares granted on March 8, 2011. The stock options expire on March 8, 2018. One-third of the award vested on March 8, 2012, one-third vests on March 8, 2013 and the remaining one-third vests on March 8, 2014.
(15)	When Mr. Liebelson’s employment with us ended on March 7, 2012, these awards were forfeited.
(16)	When Mr. Roder’s employment with us ended on December 31, 2011, these awards were forfeited.

Outstanding Equity Awards as of Fiscal Year End 2011

The following table sets forth the outstanding equity awards for each of our NEOs as of December 31, 2011. All awards were granted under our LTI Plan.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
J. Kent Masters	—		141,046	(2)	$20.570	11/11/2018	—		$—	—		$—
	—		—		$—	—	145,843	(3)	$2,791,435	—		$—
	—		—		$—	—	83,616	(2)	$1,600,410	—		$—
	—		—		$—	—	—		$—	31,356	(4)	$600,154
	—		—		$—	—	—		$—	94,069	(5)	$1,800,481
Umberto della Sala	194,431	(6)	—		$65.620	3/4/2013	—		$—	—		$—
	—		183,664	(7)	$26.070	3/6/2015	—		$—	—		$—
	22,794	(8)	45,588	(9)	$29.240	12/1/2017	—		$—	—		$—
	—		21,456	(10)	$23.170	8/12/2018	—		$—	—		$—
	—		—		$—	—	77,634	(7)	$1,485,915	—		$—
	—		—		$—	—	20,519	(9)	$392,734	—		$—
	—		—		$—	—	9,797	(10)	$187,515	—		$—
Franco Baseotto	9,478	(11)	—		$70.950	12/31/2012	—		$—	—		$—
	4,019	(12)	—		$48.100	8/13/2013	—		$—	—		$—
	65,590	(13)	—		$21.430	12/31/2013	—		$—	—		$—
	25,807	(14)	12,903	(15)	$31.960	12/31/2014	—		$—	—		$—
	—		19,203	(16)	$35.200	3/8/2018	—		$—	—		$—
	—		—		$—	—	5,475	(15)	$104,792	—		$—
	—		—		$—	—	59,059	(17)	$1,130,389	—		$—
	—		—		$—	—	11,931	(16)	$228,359	—		$—
	—		—		$—	—	—		$—	17,897	(18)	$342,549
Michael S. Liebelson	24,594	(19)	49,188	(20)	$24.080	5/13/2015	—		$—	—		$—
	—		10,058	(16)(21)	$35.200	3/8/2018	—		$—	—		$—
	—		—		$—	—	20,764	(20)	$397,423	—		$—
	—		—		$—	—	6,250	(16)(21)	$119,625	—		$—
	—		—		$—	—	—		$—	9,375	(18)(21)	$179,438
W. Troy Roder	3,152	(11)	—		$70.950	12/31/2012	—		$—	—		$—
	5,962	(13)	—		$21.430	12/31/2012	—		$—	—		$—
	16,822	(22)	—		$14.520	12/31/2012	—		$—	—		$—
	18,434	(14)	—		$31.960	12/31/2012	—		$—	—		$—
Beth B. Sexton	7,553	(23)	—		$78.630	5/14/2013	—		$—	—		$—
	8,944	(13)	—		$21.430	12/31/2013	—		$—	—		$—
	10,568	(14)	5,284	(15)	$31.960	12/31/2014	—		$—	—		$—
	—		7,315	(16)	$35.200	3/8/2018	—		$—	—		$—
	—		—		$—	—	2,242	(15)	$42,912	—		$—
	—		—		$—	—	29,529	(17)	$565,185	—		$—
	—		—		$—	—	4,545	(16)	$86,991	—		$—
	—		—		$—	—	—		$—	6,818	(18)	$130,497

(1)	Calculated using our closing share price of $19.14 on December 30, 2011.

(2)	Granted on November 11, 2011; one-third vests on September 30, 2012, one-third vests on September 30, 2013 and one-third vests on September 30, 2014.
(3)	Granted on November 11, 2011; one-half vests on September 30, 2012 and one-half vests on September 30, 2013.
(4)	Represents restricted share units with performance goals granted on November 11, 2011. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average share price in December 2010 to monthly average share price in December 2013, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2013). If the Compensation Committee determines that the applicable performance criteria have been met, the award vests on the later of September 30, 2014 or the date the applicable performance criteria are certified to have been met by the Compensation Committee.
(5)	Represents restricted share units with performance goals granted on November 11, 2011. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average share price in December 2011 to monthly average share price in December 2014, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2014). If the Compensation Committee determines that the applicable performance criteria have been met, the award vests on the later of September 30, 2014 or the date the applicable performance criteria are certified to have been met by the Compensation Committee.
(6)	Granted on March 5, 2008.
(7)	Granted on March 8, 2010; vests on December 31, 2012. Pursuant to an amendment to Mr. della Sala’s employment agreement, the vesting of these awards was changed from one-half vesting on December 31, 2012 and one-half vesting on December 31, 2013 to the entire award vesting on December 31, 2012.
(8)	Granted on December 1, 2010.
(9)	Granted on December 1, 2010; one-third vested on December 1, 2011, one-third vests on December 1, 2012 and one-third vests on December 31, 2012. Pursuant to an amendment to Mr. della Sala’s employment agreement, the vesting of the final third of this award was changed from December 1, 2013 to December 31, 2012.
(10)	Granted on August 12, 2011; vests on December 31, 2012.
(11)	Granted on November 15, 2007.
(12)	Granted on August 14, 2008.
(13)	Granted on November 13, 2008.
(14)	Granted on November 12, 2009.
(15)	Granted on November 12, 2009; vests on December 31, 2012.
(16)	Granted on March 8, 2011; one-third vested on March 8, 2012, one-third vests on March 8, 2013 and one-third vests on March 8, 2014.
(17)	Granted on May 13, 2010; one-half vests on May 13, 2012 and one-half vests on May 13, 2013.
(18)	Represents restricted share units with performance goals granted on March 8, 2011. The performance goals are based on our cumulative 3-year TSR (calculated by comparing monthly average share price in December 2010 to monthly average share price in December 2013, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (December 31, 2013). If the Compensation Committee determines that the applicable performance criteria have been met, the award vests on the later of March 8, 2014 or the date the applicable performance criteria are certified to have been met by the Compensation Committee.
(19)	Granted on June 2, 2010.
(20)	Granted on June 2, 2010; one-half was to vest on May 13, 2012 and one-half was to vest on May 13, 2013. When Mr. Liebelson’s employment with us ended on March 7, 2012, these awards were forfeited.
(21)	When Mr. Liebelson’s employment with us ended on March 7, 2012, these awards were forfeited.
(22)	Granted on March 4, 2009.
(23)	Granted on May 15, 2008.

Option Exercises and Stock Vested for Fiscal 2011

The following table sets forth the aggregate number of stock options exercised and restricted share/restricted share unit awards that vested for each of our NEOs during the year ended December 31, 2011. The table also sets forth the value realized on the exercise of stock options (the difference between our closing market share price on the date of exercise and the option exercise price) and the vesting of restricted shares or restricted share units (our closing market share price on the date of vesting). The stock options and restricted shares/restricted share units that were exercised or vested were granted under our LTI Plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Kent Masters	—	$—	72,922	$1,469,240
Umberto della Sala	11,794	$112,102	30,322	$582,837
Franco Baseotto	6,988	$68,364	44,673	$1,330,293
Michael S. Liebelson	—	$—	10,382	$363,426
W. Troy Roder	—	$—	13,681	$268,105
Beth B. Sexton	17,888	$268,919	20,962	$638,226

Pension Benefits for Fiscal 2011

The only NEO eligible to participate in a defined benefit pension plan is Mr. Roder. The Foster Wheeler Inc. Salaried Employees Pension Plan provides for benefits determined under either a final average pay formula or a cash balance accrual. Employees as of December 31, 1998 made a one-time election to either continue under the final average pay plan that existed at such time or retain their final average pay accrued benefit as of December 31, 1998 and accrue benefits under the new cash balance formula. Employees hired after December 31, 1998 are covered under the cash balance formula only. On May 31, 2003, the Foster Wheeler Inc. Salaried Employees Pension Plan was frozen and no further benefit accruals occurred after that date.

The following table sets forth the service and the value of the pension benefits payable at normal retirement for Mr. Roder.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)		Payments During Last Fiscal Year ($)
W. Troy Roder	Foster Wheeler Inc. Salaried Employees Pension Plan	13	$111,417	(2)	$—

(1)	Determined using the same actuarial assumptions (except using an assumed retirement age of 65) used in the preparation of our consolidated financial statements. For more information, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 8, “Pensions and Other Postretirement Benefits” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.”
(2)	The accumulated benefit is determined under a non-contributory cash balance benefit formula. The cash balance account is based on the annual pay credit equal to percentages disclosed in the chart below and interest credited each year is the 12-month average of the 30-year Treasury bond rate for the preceding year. The interest credit rate in fiscal 2011 was 5.25%. The cash balance benefit is the actuarial equivalent of the cash balance account at retirement.

Cash balance is based on annual pay credit equal to:

Age Last Birthday as of End of Plan Year	Percentage of Plan Earnings
Under 25	1.5%
25 - 29	2.0%
30 - 34	2.5%
35 - 39	3.0%
40 - 44	4.0%
45 - 49	5.0%
50+	6.0%

Termination and Change of Control Provisions

For ease of presentation in this section of our proxy statement, references to “our NEO employment agreements” means all of the NEO employment agreements that we have entered into with our NEOs, with the exception of Mr. della Sala’s Italian Contract with our Italian subsidiary, Foster Wheeler Global E&C S.r.l., which is described below under “Termination Payments to Mr. della Sala pursuant to the Italian Contract and Italian Law.”

Upon any termination of employment, each NEO is generally entitled to receive the following amounts:

•	Annual base salary earned through the date of termination;

•	A balance of any awarded (i.e., fully approved) but unpaid annual short-term incentive compensation;

•	Accrued but unpaid vacation pay;

•	Any vested but not forfeited benefits to the date of termination under our employee benefit plans; and

•	Continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

The executive must, upon a termination without cause or a resignation for good reason, execute and deliver to us a waiver and release agreement. Our NEO employment agreements also provide for certain payments and benefits upon a termination without cause, a resignation for good reason, a termination as a result of disability, death, retirement or a change of control.

Termination for Cause. Our NEO employment agreements generally define cause as any felony, use of illegal drugs or any act of theft, embezzlement or moral turpitude, an uncured material breach of the employment agreement or breach of a fiduciary duty to us, gross negligence or willful misconduct in the performance of the executive’s duties or refusal to perform his or her duties, or a material violation of our Code of Business Conduct and Ethics.

Resignation for Good Reason. Our NEO employment agreements provide for certain payments to the NEO upon the executive’s resignation for good reason (as defined in each employment agreement), provided that the executive must notify us within 90 days of the event which caused a material negative change in the employment relationship and the executive must provide us with 30 days to cure such event. Our NEO employment agreements generally define good reason as a material diminution in the executive’s title, duties, responsibilities or authority, a reduction of the executive’s base salary and benefits except for across-the-board changes for senior executives at the Company, exclusion from executive benefit or compensation plans, a material change in the geographic location of the executive’s principal office or a material breach of the agreement by the Company.

Definition of Change of Control

Our NEO employment agreements generally define a change of control as:

•	A person acquires 20% or more of the combined voting power of our outstanding securities, subject to certain exceptions;

•	A majority of the individuals that make up our Board changes after the date of the agreement (unless the new directors were elected or nominated for election by a majority of the Board members);

•	A reorganization, merger or consolidation or sale or disposition of all or substantially all of our assets, subject to certain exceptions; or

•	Shareholders approve our dissolution or liquidation.

Restrictions on NEOs Upon Termination

In order to protect our and our shareholders’ interests, our employment agreements with our NEOs include confidentiality, non-compete and non-solicitation restrictions that apply to our executives following the termination of employment, which are summarized below.

Named Executive Officer	Term of Non-Compete Restriction	Term of Non-Solicitation Restriction
Mr. Masters	• 24 months following termination	• 24 months following termination

Mr. della Sala and Mr. Baseotto	• 12 months following termination	• 24 months following termination

Mr. Liebelson	• 18 months following termination	• 18 months following termination

Mr. Roder	• 30 months following a termination without cause or a resignation for good reason if either occurs within 24 months of a change of control • 18 months following any other termination	• 30 months following a termination without cause or a resignation for good reason if either occurs within 24 months of a change of control • 18 months following any other termination

Ms. Sexton	• 30 months following a termination without cause or a resignation for good reason if either occurs within 13 months of a change of control • 18 months following any other termination	• 30 months following a termination without cause or a resignation for good reason if either occurs within 13 months of a change of control • 18 months following any other termination

Termination and Change of Control Payments

Description of Certain Payments for each NEO

The table below summarizes the amounts that are generally payable to Messrs. Masters, della Sala and Baseotto and Ms. Sexton following a termination without cause, a resignation for good reason or upon certain terminations following a change of control. See “Executive Compensation—Termination and Change of Control Provisions—Termination and Change of Control Payments—Mr. Liebelson’s Termination of Employment” and “Executive Compensation—Termination and Change of Control Provisions—Termination and Change of Control Payments—Mr. Roder’s Termination of Employment” for a description of what Messrs. Liebelson and Roder are each entitled to receive following their respective terminations of employment. The potential payments to our NEOs under these and other various termination scenarios, assuming a termination of employment as of December 31, 2011, are quantified in the “Potential Post-Employment Payments Table” which begins on page 66.

NEO	Payments Upon Termination Without Cause or Resignation for Good Reason	Payments Upon Change of Control
Mr. Masters

In addition to the benefits and amounts that he will receive upon any termination, he will receive:

•    base salary for 24 months paid over time when senior executives of the Company are normally paid;

•    a lump sum payment of his target STI award in the first year after termination of employment;

•    a second lump sum payment of his target STI award in the second year after termination of employment;

•    24 months of health and welfare benefits;

•    transition services not to exceed $8,000; and

•    full vesting of any unvested restricted stock units which he received as a sign-on equity grant.

In addition, if he is terminated without cause, we will pay reasonable costs associated with his repatriation to the United States.

If a change of control occurs and within 24 months we terminate his employment without cause or he resigns for good reason, he is entitled to (in addition to the benefits and amounts that he will receive upon a termination without cause or resignation for good reason at any time):

•    have all of his outstanding equity vest in full; and

•    a lump sum payment which shall be a pro rata STI payment at his target level through the date of his termination of employment (to the extent not otherwise paid).

NEO	Payments Upon Termination Without Cause or Resignation for Good Reason	Payments Upon Change of Control
Mr. della Sala

In addition to the benefits and amounts that he will receive upon any termination, he will receive:

•    a lump sum payment equal to 24 months of base salary;

•    a lump sum payment equal to 200% of his STI target award;

•    24 months of health and welfare benefits;

•    removal of restrictions from restricted stock;

•    full vesting of all outstanding equity;

•    transition services, not to exceed $8,000; and

•    two years additional age and service credit under any of his pension plans.

If a change of control occurs and within 13 months we terminate his employment without cause or he resigns for good reason, he is entitled to receive (in addition to the benefits and amounts that he will receive upon any termination):

•    a lump sum payment of his target STI award prorated through his termination of employment (to the extent not already paid);

•    a lump sum payment equal to three times the sum of (i) his base salary under his employment agreement with FWI, (ii) €195,000 and (iii) his highest annual STI award, provided that part of this payment is conditioned upon the formalization of a settlement agreement which waives and/or releases any entitlements he may receive under the Italian Contract and Italian law;

•    60 months of health and welfare benefits;

•    a lump sum payment equal to the actuarial value of service credit under his qualified retirement plans as if he remained employed for three additional years;

•    outplacement services; and

•    the ability to tender shares of restricted stock—whether vested or not—to the Company for cash.

For the purpose of determining a resignation for good reason during the 13 months following a change of control, good reason shall also include a termination by Mr. della Sala of his employment agreement for any reason within the 30 days immediately following the first anniversary of a change of control.

NEO	Payments Upon Termination Without Cause or Resignation for Good Reason	Payments Upon Change of Control
Mr. Baseotto

In addition to the benefits and amounts that he will receive upon any termination, he will receive:

•    a lump sum payment equal to 24 months of base salary;

•    a lump sum payment equal to 200% of his target STI award;

•    24 months of health and welfare benefits;

•    removal of restrictions from restricted stock;

•    full vesting of all outstanding equity;

•    transition services, not to exceed $8,000;

•    two years additional age and service credit under any of his pension plans; and

•    his options shall remain exercisable for one year following termination of employment.

If a change of control occurs and within 13 months we terminate his employment without cause or he resigns for good reason, he is entitled to receive (in addition to the benefits and amounts that he will receive upon any termination):

•    a lump sum payment of his target STI award prorated through the date of his termination (to the extent not already paid);

•    a lump sum payment equal to three times the sum of (i) his base salary plus (ii) his highest annual STI award;

•    60 months of health and welfare benefits;

•    a lump sum payment equal to the actuarial value of service credit under his qualified retirement plans as if he remained employed for three additional years;

•    outplacement services; and

•    the ability to tender shares of restricted stock—whether vested or not—to the Company for cash.

For the purpose of determining a resignation for good reason during the 13 months following a change of control (as defined below), good reason shall also include a termination by Mr. Baseotto of his employment agreement for any reason within the 30 days immediately following the first anniversary of a change of control.

Ms. Sexton

In addition to the benefits and amounts that she will receive upon any termination, she will receive:

•    a lump sum payment equal to 18 months of base salary;

•    a lump sum payment equal to 150% of her target STI award;

•    18 months of health and welfare benefits;

•    removal of restrictions from restricted stock;

•    full vesting of all outstanding equity; and

•    transition services, not to exceed $8,000.

If a change of control occurs and within 13 months we terminate her employment without cause or she resigns for good reason, she is entitled to receive (in addition to the benefits and amounts that she will receive upon any termination):

•    a lump sum payment of her target STI award prorated through the date of her termination of employment (to the extent not already paid);

•    a lump sum payment equal to 2.5 times the sum of (i) her base salary plus (ii) her highest annual STI award;

•    30 months of health and welfare benefits;

•    outplacement services; and

•    the ability to tender shares of restricted stock—whether vested or not—to the Company for cash.

Termination Payments to Mr. della Sala pursuant to the Italian Contract and Italian Law

Pursuant to Italian law, Mr. della Sala is entitled to receive mandatory indemnity compensation based on seniority if the Italian Contract expires by its own terms on July 31, 2013 or if there is a termination for cause under the Italian Contract. Cause would include events such as theft, certain criminal convictions and serious insubordination. In addition, if Mr. della Sala’s employment under the Italian Contract is terminated without cause, an Italian court could award him damages equal to the compensation that would have been earned through the natural expiration of the contract term, in addition to mandatory severance indemnity compensation.

Furthermore, in consideration of the non-competition and non-solicitation provisions in the Italian Contract, which are described above, and as necessary to satisfy Italian law, Mr. della Sala will be paid 30% of his Italian base salary following his termination of employment and 10% of his Italian base salary on the first anniversary date of such payment.

Mr. Roder’s Termination of Employment

Under our employment agreement with Mr. Roder, he was to serve as the Chief Executive Officer of our United Kingdom subsidiary from January 1, 2010 through December 31, 2011, which we refer to as the UK Assignment Period. The agreement provided for a process by which prior to the expiration of the UK Assignment Period we and Mr. Roder would attempt to reach mutual agreement as to the position he would fill after that period. In the absence of our mutual agreement, Mr. Roder would have the right to resign and elect whether such resignation would be deemed to have been:

•

for good reason , in which case he would receive certain payments pursuant to his employment agreement (as detailed below in the “Potential Post-Employment Payments Table”) and be bound by the post-termination restrictions in his employment agreement (as detailed above under “Restrictions on NEOs Upon Termination”); or

•

without good reason, in which case he would receive only the amounts he would receive based on any termination and he would be restricted for 18 months following his termination date from directly or indirectly providing services to any other person in connection with any of our project proposals active as of his termination date that we identify to him or soliciting any of our employees or customers.

Either termination of employment would be effective as of December 31, 2011.

We and Mr. Roder were unable to agree upon a mutually agreeable position for him to fill at the expiration of the UK Assignment Period, and Mr. Roder notified us of his intention to be deemed to have resigned without good reason on December 31, 2011, receive only the amounts he would receive based on a voluntary termination other than for good reason, and be restricted from directly or indirectly soliciting any of our employees or customers for 18 months and from providing services to any other person in connection with any of our project proposals that were active as of the date of his termination and that we identified to him. On September 26, 2011, we agreed to separation arrangements with Mr. Roder incorporating the foregoing and pursuant to which his last day of employment with us was December 31, 2011. As provided under his employment agreement, his outstanding, vested stock options will remain exercisable for one year.

Mr. Liebelson’s Termination of Employment

Mr. Liebelson’s employment with us ended on March 7, 2012. As provided under his employment agreement, he is entitled to receive (i) his annual base salary in effect on March 7, 2012 and continuing for 18 months thereafter, payable at the same intervals at which active employees of Mr. Liebelson’s level are paid; (ii) a balance of any awarded but unpaid as of March 7, 2012 annual short-term incentive compensation; (iii) payment for reasonable expenses associated with moving his personal belongings and furnishings to a new residence; (iv) payment of reasonable expenses, if any, incurred for terminating the lease for his Geneva residence; (v) two lump sum payments, the first in an amount equal to 100% of his annual short-term incentive compensation at target and the second in an amount equal to 50% of his annual short-term incentive compensation at target, the first of such payments being payable in the first year following the termination date at the same time the Company pays annual cash incentive bonuses to its active employees and the second being payable at the same time in the second year following the termination date; (vi) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for 18 months; and (vii) career transition services not to exceed $8,000. In order to receive some of the foregoing, he must execute and deliver to us a waiver and release agreement. For 18 months following his termination date, Mr. Liebelson is restricted from directly or indirectly providing services to our competitors or soliciting any of our employees or customers.

Change of Control Vesting Under LTI Plan

Under the LTI Plan following a change of control (as defined in the plan), unless otherwise specifically prohibited under applicable law, or by rules and regulations of any governing governmental agencies or national securities exchanges: (i) all stock options granted will become immediately vested and exercisable, (ii) any period of restriction and other restrictions imposed on restricted stock or restricted share units will lapse and such awards shall become fully vested, and (iii) unless otherwise specified in an award agreement, the target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been earned as of the effective date of the change of control, and payout shall be based on assumed achievement of the target payout level and the length of the performance period that has elapsed before the change of control occurs. Pursuant to the terms of the award agreements governing the PRSUs which have been granted to date, upon a change of control, payout on outstanding PRSUs shall be based on assumed achievement of the performance goals at the median level.

Potential Post-Employment Payments Table

The table below sets forth the potential payments to our NEOs under various termination scenarios including termination without cause, resignation for good reason, termination for cause, voluntary termination, termination as a result of death or disability, termination as a result of retirement and termination in connection with a change of control of Foster Wheeler.

The potential payments represent the value transfer as a result of the termination event, which we have assumed to occur as of the last day of our fiscal year (December 31, 2011). The table excludes base salary earned but unpaid as of December 31, 2011, short-term incentive compensation for fiscal year 2011, accrued but unpaid vacation as of December 31, 2011, which is available to all salaried employees, and the continuation of certain employee benefits pursuant to the terms of our employee benefit plans, which is available to all salaried employees. The value estimated to be realized upon the acceleration of unvested restricted share awards (including those with performance goals) and stock options assumes a share price of $19.14, which was the closing market price of our stock on December 30, 2011.

Potential Post-Employment Payments	J. Kent Masters		Umberto della Sala (1)		Franco Baseotto (2)		Michael S. Liebelson (3)		W. Troy Roder (4)		Beth B. Sexton (5)
Total assuming terminated without cause or resigned for good reason:
Annual base salary	$2,100,000	(6)	$1,513,414	(15)	$1,100,000	(6)	$793,500	(24)	$765,612	(24)	$582,540	(24)
Annual incentive bonus	2,310,000	(7)	1,215,134	(16)	825,000	(21)	515,775	(25)	612,490	(28)	378,651	(25)
Continuing health and welfare benefits	58,260	(8)	58,260	(8)	30,838	(8)	35,454	(26)	30,903	(26)	33,938	(26)
Executive career assistance	8,000	(9)	8,000	(9)	8,000	(9)	8,000	(9)	8,000	(9)	8,000	(9)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2011	2,791,435	(10)	2,066,163	(12)	1,806,089	(12)	—		—		825,585	(12)

Total	$7,267,695		$4,860,971		$3,769,927		$1,352,729		$1,417,005		$1,828,714

Terminated for cause or voluntarily terminated other than for good reason	$—		$—		$—		$—		$—		$—

Terminated as a result of disability:
Annual base salary	$—	(11)	$—	(17)	$—	(11)	$—		$—	(11)	$—	(11)
Annual incentive bonus	—		—		—		—		—		—
Continuing health and welfare benefits	—	(11)	—		—	(11)	—		—	(11)	—	(11)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2011	5,472,131	(12)	2,066,163	(12)	1,806,089	(12)	597,795	(12)	—		825,585	(12)

Total	$5,472,131		$2,066,163		$1,806,089		$597,795		$—		$825,585

Terminated as a result of death:
Annual base salary	$—		$—		$—		$—		$—		$—
Annual incentive bonus	—		—		—		—		—		—
Continuing health and welfare benefits	—		—		—		—		—		—
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2011	5,472,131	(12)	2,066,163	(12)	1,806,089	(12)	597,795	(12)	—		825,585	(12)

Total	$5,472,131		$2,066,163		$1,806,089		$597,795		$—		$825,585

Terminated as a result of retirement:
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2011	$—	(13)	$—	(13)	$—	(13)	$—	(13)	$—	(13)	$—	(13)

Total	$—		$—		$—		$—		$—		$—

Terminated in connection with a change of control:
Annual base salary	$2,100,000	(6)	$2,019,720	(18)	$1,650,000	(22)	$793,500	(24)	$1,276,020	(29)	$970,900	(29)
Annual incentive bonus	3,465,000	(14)	3,645,402	(19)	2,475,000	(19)	859,625	(27)	1,020,816	(30)	1,262,170	(32)
Continuing health and welfare benefits	58,260	(8)	145,650	(20)	77,095	(20)	35,454	(26)	51,505	(31)	56,563	(31)
Executive career assistance	8,000	(9)	8,000	(9)	8,000	(9)	8,000	(9)	8,000	(9)	8,000	(9)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2011	5,472,131	(12)	2,066,163	(12)	1,806,089	(12)	597,795	(12)	—		825,585	(12)
Gross up payment for excise taxes paid	—		—		1,620,407	(23)	—		—		—

Total	$11,103,391		$7,884,935		$7,636,591		$2,294,374		$2,356,341		$3,123,218

(1)	Conversion to U.S. dollars from euros is calculated using the exchange rate as of December 30, 2011.
(2)	If Mr. Baseotto had terminated his employment with us as of December 31, 2011, he would have forfeited the bonus he received in 2010.
(3)	Mr. Liebelson’s employment with us ended on March 7, 2012 and the payments he will receive in connection with such termination are shown in the Summary Compensation Table.

(4)	In connection with Mr. Roder’s termination of employment with us as of December 31, 2011, he forfeited and repaid a portion of the bonus he received in 2009. Mr. Roder resigned without good reason, effective December 31, 2011, and he did not receive any of the potential post-employment payments reflected in this table.
(5)	If Ms. Sexton had terminated her employment with us as of December 31, 2011, she would have forfeited the bonus she received in 2011.
(6)	Represents two years of annual base salary.
(7)	Represents two years of annual short-term incentive compensation, at stated target of 110% of annual base salary.
(8)	Represents two years of continuing health and welfare benefits.
(9)	Represents the cost of executive career assistance.
(10)	Represents the value estimated to be realized had the vesting of restricted share unit awards which Mr. Masters received as a sign-on grant been accelerated to December 31, 2011. The value of restricted share unit awards was estimated by multiplying the number of accelerated restricted share awards by a share price of $19.14, the closing market price on December 30, 2011.
(11)	The NEO has elected to participate in our long-term disability insurance program, which is available to all eligible employees. The disability insurance premiums are paid solely by the NEO to an unrelated third-party insurance carrier. In the event of a NEO’s disability, the insurer would be responsible for disability payments to him/her. Upon a termination based on disability, we allow eligible employees, including the NEO, to continue participation in our health benefits coverage at employee cost, which is subsidized by us.
(12)	Represents the value estimated to be realized had the vesting of restricted share unit awards (including restricted share unit awards with performance goals) and stock options been accelerated to December 31, 2011. The value of restricted share unit awards (including restricted share unit awards with performance goals) was estimated by multiplying the number of accelerated restricted share awards by a share price of $19.14, the closing market price on December 30, 2011. The value of stock options was estimated by multiplying the number of accelerated “in-the-money” stock options by the difference between a share price of $19.14 and the stated exercise price of the stock option.
(13)	NEO was not eligible to retire due to his or her age as of December 31, 2011 under the terms of the plan and the award agreements.
(14)	Represents three years of annual short-term incentive compensation, at stated target of 110% of annual base salary.
(15)	Represents two years of his annual base salary under his agreement with FWI, the amount of Italian base salary that Mr. della Sala would have earned through the natural expiration of the term of the Italian Contract and the consideration payable to him in consideration of the non-competition and non-solicitation provisions in his Italian agreement.
(16)	Represents two years of annual short-term incentive compensation, at stated target of 120% of annual base salary under his agreement with FWI.
(17)	In the case of disability, Mr. della Sala might claim under certain circumstances that he is entitled to seek to be awarded damages equal to his Italian base salary that would have been earned from the date of termination through the natural expiration of the term of the Italian Contract.
(18)	Represents three years of his annual base salary under his agreement with FWI, the amount of Italian base salary that Mr. della Sala would have earned through the natural expiration of the term of the Italian Contract and the consideration payable to him in consideration of the non-competition and non-solicitation provisions in the Italian Contract.
(19)	Represents three times the highest annual short-term incentive compensation awarded over the prior three years.
(20)	Represents five years of continuing health and welfare benefits.
(21)	Represents two years of annual short-term incentive compensation, at stated target of 75% of annual base salary.
(22)	Represents three years of annual base salary.
(23)	Represents the gross up payment for excise taxes estimated to be incurred in accordance with Internal Revenue Code Section 280G and Internal Revenue Code Section 4999. The gross up payment was estimated using a 20% excise tax, 35% federal income tax, 8.97% state income tax and 1.45% Medicare tax. Internal Revenue Code Section 280G provides that “employment agreements” entered into within one year of the date of a change of control are presumed to have been “contingent” on the change of control, absent clear and convincing evidence to the contrary. If the presumption is not rebutted, the full value of the payments made under the employment agreements, as opposed to the lower, modified value otherwise permitted under the Internal Revenue Code Section 280G, would be deemed to be change of control payments. For the purpose of these calculations, we have assumed that we would be able to rebut the presumption and that therefore only the lower, modified value would be deemed to be part of the change of control payments. A contrary assumption could under certain circumstances result in higher taxes and therefore an increase in termination payments being made upon a change of control.
(24)	Represents 18 months of annual base salary.
(25)	Represents 18 months of annual short-term incentive compensation, at stated target of 65% of annual base salary.
(26)	Represents 18 months of continuing health and welfare benefits.
(27)	Represents two and one half years of annual short-term incentive compensation, at stated target of 65% of annual base salary.
(28)	Represents 18 months of annual short-term incentive compensation, at stated target of 80% of annual base salary.
(29)	Represents two and one half years of annual base salary.
(30)	Represents two and one half years of annual short-term incentive compensation, at stated target of 80% of annual base salary.
(31)	Represents 30 months of continuing health and welfare benefits.
(32)	Represents two and one half times the highest annual short-term incentive compensation.

PROPOSAL 4—ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our shareowners are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the Dodd-Frank Act, shareholders have the opportunity to vote, on an advisory, or non-binding, basis, on the compensation of our NEOs. This is often referred to as a “say-on-pay”, and provides you, as a shareholder, with the ability to cast a vote with respect to our 2011 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement. As a result, we are proposing the following resolution for approval by our shareholders:

“RESOLVED, that the shareholders hereby approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative discussion in this proxy statement.”

Listed below are some of our more significant 2011 executive compensation policies and practices:

Annual Base Salaries

•	In 2011, base pay levels were frozen for all NEOs. This represents the second year in a row that we froze base pay levels for our NEOs.

Short-Term Incentive Compensation

•

Similar to 2010, the performance multiplier for meeting our 2011 performance targets under the STI Plan was reduced by 50% because our financial performance goals were set well below the actual amounts achieved for the comparable measures for the past few years as a result of the difficult market environment.

•	Average STI awards paid to named executive officers in 2011 decreased by 52% as compared to 2010.

Long-Term Incentive Compensation

•

In 2011, the Compensation Committee granted PRSUs that vest based on objective three-year total shareholder return metrics and Foster Wheeler’s performance as compared to a peer group. These awards, granted to the majority of our NEOs under the LTI Plan, increased the performance-based portion of their annual equity awards to 60%.

Total Compensation

•	Average total compensation dollars paid to named executive officers in 2011 decreased by 21% as compared to 2010.

Chief Executive Officer Compensation

•

2011 was a year of CEO transition for us. In November 2010, Umberto della Sala was named Interim Chief Executive Officer. When setting his compensation as Interim Chief Executive Officer, compensation levels at the 25th percentile for comparable CEO positions in our proxy peer group were considered to properly reflect his level of experience.

•

With the arrival of our new Chief Executive Officer, Mr. della Sala’s base compensation as our Chief Operating Officer returned to the salary he received in 2010 as Chief Operating Officer. Mr. della Sala’s STI awards in 2011 were prorated to represent his different target levels for the periods in 2011 when he was in the CEO and COO roles.

•

Kent Masters assumed the role of our Chief Executive Officer as of October 1, 2011. Consistent with our compensation philosophy, his compensation package positioned his total direct compensation close to the market median level compared to our proxy peer group.

•

To align with evolving market practices, Mr. Masters’ employment agreement does not include excise gross up provisions. In addition, his unvested equity, other than his sign-on equity grant, will be forfeited for terminations without cause and resignations for good reason.

•

We awarded Mr. Masters a sign-on equity grant to incentivize him to join us and to directly (and solely) compensate him for the equity compensation he forfeited when he left his prior employer. In accordance with accepted market practice, his sign-on grant was valued to replace his forfeited equity. In order to reflect the fact that this grant was sign-on compensation, on November 1, 2011, our Board approved the immediate vesting of a portion of this award.

•

On joining our company, Mr. Masters also received a long-term equity incentive award immediately aligning him with other executive team members and shareholder interests. The award, which consists of 30% stock options, 40% restricted shares and 30% PRSUs, vests in accordance with our standard 3-year vesting schedule. His 2012 STI award was prorated to reflect that his employment commenced on October 1.

Consideration of 2011 Say-On-Pay Results

•

We held our first advisory shareholder vote on the compensation of our named executive officers, as required by the Dodd-Frank Act, in May 2011. Our shareholders approved the say-on-pay vote at our 2011 Annual General Meeting of Shareholders. The Compensation Committee considered the outcome of the vote and continued to apply the same general compensation principles in determining the amount and types of executive compensation for 2011. In line with our compensation principles, a portion of long-term incentive compensation now vests based on achievement of performance goals and, after considering our business performance, base salaries for NEOs were frozen and the STI performance multiplier for meeting 2011 performance targets was reduced by 50%.

•

In May 2011 we also held our first advisory shareholder vote on the frequency of future say-on-pay votes and we recommended an annual frequency to our shareholders. Our shareholders supported holding a say-on-pay vote each year and we adopted an annual frequency policy.

•

Based on feedback from our shareholders, we determined to improve the clarity and overall transparency of this Compensation Discussion and Analysis. We also continued to work with Mercer to ensure that our compensation practices remain consistent with the ever-evolving market.

Although the vote is non-binding, the Compensation Committee will consider the voting results in making decisions about future compensation arrangements for our NEOs.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board and will not be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

Requisite Vote

Proposal 4 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions and broker non-votes will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” advisory (non-binding) approval of the compensation of our NEOs as described in the Compensation Discussion and Analysis section, the compensation tables and accompanying narrative discussion in this proxy statement.

OTHER PROPOSALS

PROPOSAL 5—APPROVAL OF THE 2011 SWISS ANNUAL REPORT (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS OF FOSTER WHEELER AG FOR FISCAL YEAR 2011) AND THE STATUTORY FINANCIAL STATEMENTS OF FOSTER WHEELER AG FOR FISCAL YEAR 2011

The 2011 Swiss Annual Report (including the audited consolidated financial statements of Foster Wheeler AG for fiscal year 2011), and the Swiss audited statutory financial statements for fiscal year 2011 and the auditor’s reports thereon will be available for physical inspection at our registered office at Lindenstrasse 10, 6340 Baar, Switzerland, beginning no later than April 10, 2012, and will also be available at the Annual General Meeting and any postponements of the meeting. The 2011 Swiss Annual Report also contains the report of PwC AG, our independent auditors, pursuant to the Swiss Code of Obligations, and information on our business activities and our business and financial situation.

Under Swiss law, the Swiss Annual Report (including the consolidated financial statements), the Swiss statutory financial statements and the disposition of the balance sheet profit, if any, must be submitted to shareholders for approval at each annual general meeting. On a standalone, unconsolidated basis, Foster Wheeler AG recorded a net loss of approximately CHF 1.4 billion for the fiscal year ended December 31, 2011, which will be carried forward.

If the shareholders do not approve this proposal, the Board of Directors may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Requisite Vote

Proposal 5 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the approval of the 2011 Swiss Annual Report (including the Consolidated Financial Statements of Foster Wheeler AG for Fiscal Year 2011) and the Statutory Financial Statements of Foster Wheeler AG for Fiscal Year 2011.

PROPOSAL 6—GRANT OF DISCHARGE FROM LIABILITY TO THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS FOR ACTIVITIES DURING FISCAL YEAR 2011

As is customary for Swiss corporations and in accordance with article 698, paragraph 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge from liability all the individuals who served as members of the Board of Directors or as an executive officer of our Company during fiscal year 2011 for their activities during such fiscal year that have been disclosed, or are otherwise known, to the shareholders. The release binds only Foster Wheeler AG and the shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge of this resolution.

Under Swiss law, the right of shareholders who do not vote in favor of this proposal to bring an action against the directors and/or executive officers with respect to the matters discharged is extinguished within six months after approval of this proposal by the shareholders.

Requisite Vote

Proposal 6 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the proposal to grant discharge from liability to the members of the Board of Directors and our executive officers for activities during fiscal year 2011.

PROPOSAL 7—APPROVAL OF CAPITAL REDUCTION THROUGH CANCELLATION OF SHARES REPURCHASED UNDER OUR SHARE REPURCHASE PROGRAM AND AN ASSOCIATED AMENDMENT TO OUR ARTICLES OF ASSOCIATION TO REDUCE OUR SHARE CAPITAL IN THE AMOUNT OF CHF 51,721,260

Under Swiss law, the cancellation of the shares repurchased under our share repurchase program and the corresponding amendment of the Articles of Association must be approved by our shareholders, and repurchased shares remain as treasury shares on our balance sheet until cancellation.

On September 12, 2008, we announced a share repurchase program pursuant to which our Board of Directors authorized the repurchase of up to $750,000,000 of our outstanding shares and the designation of the repurchased shares for cancellation. In connection with our redomestication to Switzerland in February 2009, Foster Wheeler AG adopted a share repurchase program pursuant to which we are authorized to repurchase up to $264,773,284 of our outstanding shares and designate the repurchased shares for cancellation. The $264,773,284 originally authorized for repurchase of registered shares under the Foster Wheeler AG program is equal to the amount that remained available for repurchase under the Foster Wheeler-Bermuda program as of February 9, 2009, the date of the completion of the redomestication.

At an extraordinary general meeting of shareholders held on February 24, 2011, our shareholders approved an increase of $335,000,000 to our share repurchase program. Between February 9, 2009 and December 31, 2011, we repurchased an aggregate of 21,553,130 shares at a total cost of $508,227,408, reducing the remaining amount authorized to repurchase shares to $91,545,876.

Prior to the Annual General Meeting, PwC AG will issue a special audit report to the Board of Directors that we expect will confirm that the claims of creditors are fully covered even after the reduction in capital and that the liquidity of the Company is assured.

The Board of Directors proposes a capital reduction of CHF 51,721,260 through the cancellation of 17,240,420 shares, each with a nominal value of CHF 3, which we repurchased in the period from January 1, 2011 to December 31, 2011, and to amend our Articles of Association accordingly. As a result, we are proposing:

a)	to reduce our share capital by CHF 51,721,260, from CHF 376,588,269 to CHF 324,867,009 by way of cancellation of 17,240,420 shares, each with a nominal value of CHF 3, which we repurchased under the share repurchase program in the period from January 1, 2011 to December 31, 2011;

b)	that it be acknowledged that, according to the special report of PwC AG, the Company’s obligees’ claims are fully covered even after the share capital reduction as required by Art. 732 para. 2 of the Swiss Code of Obligations; and

c)	that as of the date of the entry of the capital reduction in the Commercial Register, Art. 4 of the Articles of Association be amended as follows:

Existing Version (English)	Proposed New Version (English)
“Art. 4 Shares	“Art. 4 Shares

(1) The Company’s share capital is CHF 376’588’269. It is divided into 125’529’423 registered shares of CHF 3 par value each.	(1) The Company’s share capital is CHF 324’867’009. It is divided into 108’289’003 registered shares of CHF 3 par value each.
(2) The share capital is fully paid up.”	(2) The share capital is fully paid up.”

Existing Version (German)	Proposed New Version (German)
“Art. 4 Aktien	“Art. 4 Aktien

(1) Das Aktienkapital der Gesellschaft beträgt CHF 376’588’269. Es ist eingeteilt in 125’529’423 Namenaktien mit einem Nennwert von CHF 3.- je Aktie.	(1) Das Aktienkapital der Gesellschaft beträgt CHF 324’867’009. Es ist eingeteilt in 108’289’003 Namenaktien mit einem Nennwert von CHF 3.- je Aktie.
(2) Das Aktienkapital ist voll liberiert.”	(2) Das Aktienkapital ist voll liberiert.”

Requisite Vote

Proposal 7 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” approval of the cancellation of shares repurchased under our share repurchase program and the associated amendment to our Articles of Association to reduce our share capital.

PROPOSAL 8— APPROVAL OF A $419,397,748 MILLION INCREASE TO OUR SHARE REPURCHASE PROGRAM AND DESIGNATION OF THE REPURCHASED SHARES FOR CANCELLATION

Between February 9, 2009 and December 31, 2011, we repurchased 21,553,130 shares for a total cost of $508,227,408 under our share repurchase program, which is described more fully under Proposal 7. In January 2012, we repurchased an additional 564,100 shares for $10,943,624 under our share repurchase program. Therefore, we currently are authorized to repurchase up to $80,602,252 of our outstanding shares under our share repurchase authorization and program and designate such shares for cancellation. On February 22, 2012, our Board of Directors proposed an increase to our share repurchase program of $419,397,748, which, when combined with the remaining capacity under our existing authorization of $80,602,252 and assuming no further repurchases of shares between March 6, 2012 and the Annual General Meeting, would bring the total remaining capacity under our share repurchase program to $500,000,000 if this proposal is approved by our shareholders at the Annual General Meeting.

Under Swiss law, a company limited by shares can generally purchase up to 10% of its own shares for any purpose and without shareholder approval. However, this limitation does not apply if the shareholders approve the repurchase of shares for cancellation. Prior to shareholder approval of the proposed increase in the share repurchase program, we may only repurchase (i) shares in the amount of $80,602,252 under the existing share repurchase authorization plus (ii) an amount of shares equal to 10% of our share capital, or approximately 12.6 million shares; provided, that if our shareholders approve Proposal 7 at the Annual General Meeting, the amount of shares equal to 10% of our share capital will be approximately 10.8 million shares. Upon shareholder approval of the $419,397,748 increase in the share repurchase program, shares we repurchase under such increase will not be subject to the 10% of share capital limitation and we may repurchase shares for cancellation up to the full amount of the $419,397,748 share repurchase program increase in addition to (i) the $80,602,252 under the existing share repurchase authorization and (ii) the 10% of our share capital which can be repurchased upon resolution by the Board of Directors without shareholders’ approval.

The Board of Directors proposes that the increase of $419,397,748 to our share repurchase program be approved, and that the shares that are repurchased under this authorization are designated for cancellation, with our share capital to be reduced accordingly.

At a future general meeting we will seek specific shareholder approval to cancel the shares repurchased and amend our Articles of Association to reduce our share capital, similar to Proposal 7 at this Annual General Meeting. This two-step procedure, with the shareholders voting on the share repurchase authorization at this Annual General Meeting and approving the definitive cancellation of the shares at a future general meeting, has the advantage that, by obtaining shareholders’ approval for the future cancellation of a maximum number of shares, these shares no longer fall within the statutory limit of Swiss Company Law which prohibits companies from holding more than 10% of their own shares.

Requisite Vote

Proposal 8 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the approval of a $419,397,748 increase to our share repurchase program and designation of the repurchased shares for cancellation.

OTHER MATTERS

Ownership of Shares by Directors, Director Nominees and Executive Officers

The following table sets forth, as of March 6, 2012, beneficial ownership of our shares by each director or director nominee, by each executive officer named in the Summary Compensation Table in this proxy statement and by all directors and executive officers as a group. As of March 6, 2012, there were 107,755,934 shares outstanding.

Name of Beneficial Owner	Shares Held (1)	Shares Subject to Options (2)	Share Units (3)	Total Shares Beneficially Held	Percent of Class (4)
Clayton C. Daley, Jr.	1,457	6,004	1,136	8,597	*
Umberto della Sala	59,289	217,225	—	276,514	*
Steven J. Demetriou	4,517	13,320	1,639	19,476	*
Edward G. Galante	6,772	12,188	1,136	20,096	*
John M. Malcolm	—	2,278	1,040	3,318	*
J. Kent Masters	39,606	—	—	39,606	*
Stephanie S. Newby	13,354	12,112	1,136	26,602	*
Roberto Quarta	—	2,278	1,040	3,318	*
Henri Philippe Reichstul	—	1,545	687	2,232	*
Maureen B. Tart-Bezer	3,282	11,503	1,136	15,921	*
Franco Baseotto	29,230	111,295	3,977	144,502	*
Michael S. Liebelson (5)	—	27,947	2,083	30,030	*
W. Troy Roder	—	21,586	—	21,586	*
Beth B. Sexton	15,057	29,503	1,515	46,075	*
All directors and executive officersas a group (20 persons)	198,975	566,824	21,841	787,640	*

(1)	The number of shares indicated as being held by each person listed in this table (including each person comprising the group of all of our directors and executive officers) includes shares that are individually or jointly owned, as well as shares over which such person has either sole or shared investment or voting authority.
(2)	Represents shares that may be acquired currently or within 60 days after March 6, 2012 through the exercise of stock options to purchase our shares.
(3)	Includes restricted share units issued to directors and executive officers under the LTI Plan which may be acquired or converted into shares currently or within 60 days after March 6, 2012 due to vesting rights. Share units do not have any voting or dividend rights.
(4)	The percentages for each person and the group are calculated based on (A)(i) the number of shares held by such person or group, as the case may be, plus (ii) the number of shares that may be acquired currently or within 60 days after March 6, 2012 by such person or group, as the case may be, divided by (B)(i) the number of our outstanding shares as of March 6, 2012, plus (ii) the number of shares that may be acquired currently or within 60 days after March 6, 2012 by such person or group, as the case may be.
(5)	When Mr. Liebelson’s employment with us ended on March 7, 2012, 3,353 shares subject to options and 2,083 share units were forfeited which otherwise would have vested within 60 days after March 6, 2012, resulting in a revised total beneficial ownership of 24,594 shares within 60 days after March 6, 2012.
*	Less than 1%.

Other Beneficial Owners

Based upon our review of Schedule 13G or Schedule 13D filings with the SEC through March 6, 2012 and other publicly available information, the following entities are known to our management to be beneficial owners of more than five percent of our outstanding shares, as indicated.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Registered Shares, par value CHF 3.00 per share	FMR LLC 82 Devonshire Street Boston, MA 02109	15,152,698	(1)	14.1%

Registered Shares, par value CHF 3.00 per share	Invesco Ltd. 1555 Peachtree Street NE Atlanta, GA 30309	8,653,651	(2)	8.0%

Registered Shares, par value CHF 3.00 per share	Platinum Investment Management Limited Level 8 7 Macquarie Place Sydney NSW 2000 Australia	7,494,711	(3)	7.0%

Registered Shares, par value CHF 3.00 per share	Altrinsic Global Advisors, LLC 8 Sound Shore Drive Greenwich, CT 06830	6,885,805	(4)	6.4%

(1)	FMR LLC (“FMR”) reported on an Amendment to Schedule 13G, filed with the SEC on February 14, 2012, that it held 15,152,698 registered shares as of December 31, 2011.

FMR reported that 1,487,199 of the indicated shares were subject to sole voting power and all of the indicated shares were subject to sole dispositive power. FMR disclosed in the Schedule 13G Amendment that certain of its subsidiaries beneficially own the shares as a result of their role as an investment manager or investment advisor to various investors.

On February 27, 2012, FMR sent us a letter which referred to Article 663c of the Swiss Code of Obligations, which requires Swiss public companies to disclose significant shareholders and their shareholdings in the subject company. In that letter, they disclosed to us that they hold 17,313,679 registered shares, or 16.07% of our share capital.

(2)	Invesco Ltd. (“Invesco”) reported on a Schedule 13G, filed with the SEC on February 13, 2012, that it held 8,653,651 shares as of December 31, 2011.

Invesco reported that all of the indicated shares were subject to sole voting power and 8,653,451 of the indicated shares were subject to sole dispositive power. Invesco disclosed in the Schedule 13G that certain of its subsidiaries beneficially own the shares as a result of their role as investment advisers.

(3)	Platinum Investment Management Limited (“Platinum”) reported on Schedule 13G, filed with the SEC on February 15, 2012, that it held 7,494,711 registered shares as of December 31, 2011.

Platinum reported that 6,149,048 of the indicated shares were subject to sole voting power and all of the indicated shares were subject to sole dispositive power.

(4)	Altrinsic Global Advisors, LLC (“Altrinsic”) reported on a Schedule 13G, filed with the SEC on February 14, 2012, that it held 6,885,805 shares as of December 31, 2011.

Altrinsic reported that it is an investment adviser and it has shared voting power and shared dispositive power for all of the indicated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, requires our directors and executive officers and any persons who own more than 10% of our outstanding shares to file reports of holdings and transactions in our shares with the SEC. Based on our records and other information, including our review of Forms 3 and 4 filed with the SEC, we believe all filings required under Section 16(a) of the Exchange Act for our directors and executive officers with respect to our shares were timely filed in fiscal 2011.

Transactions with Related Persons, Promoters and Certain Control Persons

Our Board of Directors has adopted a written policy and procedures under which our Audit Committee evaluates and considers for approval and/or ratification transactions, arrangements and relationships that may occur or exist between us, on the one hand, and directors, certain of our officers and certain persons or entities associated with such persons on the other hand. Under the policy, any transaction involving more than $120,000, including any financial transaction, arrangement, relationship, indebtedness or guarantee between us and any related party, including, without limitation, any transaction that is required to be disclosed by us in any of our filed periodic reports or proxy statements, will be deemed to be a related party transaction. However, the following will not be considered related party transactions: (1) executive compensation arising from a relationship or transaction that is otherwise required to be reported by us such as salary, bonuses and equity grants; (2) compensation that would have been required to be reported had such person been an executive officer provided that such compensation was approved or recommended to our Board of Directors for approval by our Compensation Committee; (3) a transaction, relationship or arrangement where the applicable rates and charges were determined by competitive bids; (4) a transaction, relationship or arrangement involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and (5) interests arising solely from the ownership of a class of our equity securities, where all holders of that class of our equity securities received the same benefit on a pro rata basis. Additionally, any relationship, transaction or arrangement that any director has with us or any other person (directly or as a partner, shareholder, director or officer of any entity or organization) which such director believes could interfere with such director’s exercise of independent judgment in carrying out his or her responsibilities as a director will also be subject to the policy.

To the extent practicable, related party transactions are presented to our Audit Committee prior to their consummation. When reviewing and evaluating a related party transaction, our Audit Committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third-party and the nature of any director’s or officer’s involvement in the transaction. Our management will notify our Audit Committee not less frequently than annually of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions. We have adopted procedures to implement the foregoing policies.

Since January 1, 2011, there have been no reportable transactions between us and any related person.

Deadline for Shareholder Proposals and Director Nominations for the 2013 Annual General Meeting

Under Swiss law and our Articles of Association, any shareholder of record can request in writing for an item to be put on the agenda for a shareholders’ meeting, provided that we receive such requests by the date that is 45 calendar days in advance of the anniversary of the date that we filed our proxy statement for the previous year’s annual general meeting with the SEC. Your written request with respect to items for the 2013 Annual General Meeting must be received by February 11, 2013 and specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as set forth in our Articles of Association and as would be required to be included in a proxy statement pursuant to the rules of the SEC. We will use our reasonable best efforts to include in our proxy statement all proposals and nominations received by February 11, 2013, however any such requests received after November 28, 2012 may not be eligible for inclusion.

If you want a proposal to be eligible for inclusion in our proxy statement and form of proxy for the 2013 Annual General Meeting in accordance with SEC Rule 14a-8, we must receive your proposal no later than November 28, 2012 (120 days prior to the first anniversary of the date this proxy statement is distributed) and your proposal must comply with the requirements of Rule 14a-8.

To submit a nomination or proposal for our 2013 Annual General Meeting, or to obtain additional information as to the proper form of a nomination or proposal, contact the Secretary in writing at Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000.

Notwithstanding the foregoing, under Swiss law, at a general meeting shareholders registered with voting rights in the share register may raise counterproposals related to any item on the agenda.

Other Matters

Our Board of Directors is not aware of any matters that are expected to come before the 2012 Annual General Meeting other than those described in this proxy statement and the Notice of and Invitation to Attend the 2012 Annual General Meeting of Shareholders. If other matters should properly come before the meeting, the persons named in the proxy intend to vote the proxies in accordance with the instructions received. In the absence of instructions, the members of management appointed as proxy agent by the Board of Directors will vote in accordance with the recommendations of the Board of Directors and the independent proxy will not be entitled to vote.

By Order of the Board of Directors

MICHELLE K. DAVIES

Corporate Secretary

March 28, 2012

FOSTER WHEELER AG

PROXY

2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD MAY 1, 2012

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7 and 8

Proposal 1.	Re-Election of four Directors, for terms expiring in 2015. Nominees:
		FOR	AGAINST	ABSTAIN
	01 Umberto della Sala	☐	☐	☐
	02 J. Kent Masters	☐	☐	☐
	03 Roberto Quarta	☐	☐	☐
	04 Maureen B. Tart-Bezer	☐	☐	☐
Proposal 2.	Re-Election of PricewaterhouseCoopers AG, Switzerland, as our independent auditor (“Revisionsstelle”) for fiscal year 2012.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
Proposal 3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012 (advisory, non-binding vote).	FOR	AGAINST	ABSTAIN
		☐	☐	☐

Proposal 4.	Advisory approval of named executive officer compensation.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
Proposal 5.	Approval of our 2011 Swiss Annual Report and our Statutory Financial Statements for fiscal year 2011.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
Proposal 6.	Discharge from liability of our directors and executive officers for fiscal year 2011.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
Proposal 7.	Approval of capital reduction through cancellation of shares repurchased under our share repurchase program and an associated amendment to our Articles of Association to reduce our share capital in the amount of CHF 51,721,260.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

Proposal 8.	Approval of a $419,397,748 increase to our share repurchase program and designation of the shares repurchased for cancellation.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

In the event counterproposals, alterations or amendments of the agenda items or other matters are raised at the Annual General Meeting, I instruct the appointed proxies to vote as follows:	FOR the recommendation of the Board of Directors	ABSTAIN
	☐	☐

Please mark this box ☐ if you plan to attend the Annual General Meeting in Switzerland	Please mark this box ☐ if you wish to appoint the independent proxy as your proxy.

Please Mark Here ☐ For Address Change SEE REVERSE SIDE

SIGNATURE	SIGNATURE	DATE

NOTE: Please sign your name exactly as it appears above.

Joint owners should each sign.

When signing as an executor, administrator, personal representative, trustee, etc., please give full title as such.

In case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated.

By signing above, I agree to the statements on the reverse side of this proxy.

ADMISSION TICKET

If you choose to attend the Foster Wheeler AG Annual General Meeting of Shareholders on May 1, 2012 at 1:00 p.m., Central European Time, at the offices of Foster Wheeler AG located at Lindenstrasse 10, 6340 Baar, Switzerland, in person, please mark the appropriate box on the proxy card, sign and date the proxy card and return it in the enclosed postage pre-paid envelope arriving no later than prior to the start of the Annual General Meeting. In addition, present this admission ticket, together with proof of identification, for admission to the meeting. If you have several admission tickets, please present all of them for validation at the meeting.

You must Separate This Admission Ticket Before Returning the Proxy Card in the Enclosed Envelope

THIS TICKET IS NOT TRANSFERABLE

v FOLD AND DETACH HERE v

FOSTER WHEELER AG

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 1, 2012, 1:00 P.M. CENTRAL EUROPEAN TIME, AT THE OFFICES OF

FOSTER WHEELER AG, LINDENSTRASSE 10, 6340 BAAR, SWITZERLAND

Unless the undersigned has marked the box on the reverse of this card labeled “Please mark this box if you wish to appoint the independent proxy as your proxy,” the undersigned hereby appoints Steven J. Demetriou, Michelle K. Davies, John A. Doyle, Jr. and Sara R. Bucholtz, each with power to act without the other and with full power of substitution, as proxies to represent all registered shares of Foster Wheeler AG registered in the name of the undersigned, excluding Proposal 6 for which John A. Doyle, Jr. and Sara R. Bucholtz, each with power to act without the other and with full power of substitution, shall be the proxies, at the Annual General Meeting of Shareholders to be held at the above indicated place and time or any postponements thereof.

By marking the box on the reverse side of the card labeled “Please mark this box if you wish to appoint the independent proxy as your proxy,” the undersigned hereby appoints Sandro Tobler, attorney-at-law and notary public, Reichlin & Hess, Hofstrasse 1a, 6300 Zug as independent proxy according to article 689c Swiss Code of Obligations, with full power of substitution, as proxy to represent all registered shares of Foster Wheeler AG registered in the name of the undersigned at the Annual General Meeting of Shareholders to be held at the above indicated place and time or any postponements thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no specific instruction is given, the shares represented by this proxy will be voted “FOR” proposals 1 through 8, and “FOR” the recommendations of the Board of Directors with regard to counterproposals, alterations or amendments of the agenda items or other matters that may be raised at the Annual General Meeting. This Proxy Card, once duly signed, remains valid until revoked by the undersigned. It remains valid for any postponements of the Annual General Meeting or any agenda items thereof.

Address Change/Comments

(Mark the corresponding box on the reverse side)

(Continued, and to be marked, signed and dated on the other side)

(This page has been left blank intentionally.)